Exhibit 2.1

STRICTLY CONFIDENTIAL

EXECUTION VERSION

EQUITY AND ASSET PURCHASE AGREEMENT

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

EQUITY AND ASSET PURCHASE AGREEMENT

dated as of February 25, 2019

by and between

GENERAL ELECTRIC COMPANY, as Seller,

and

DANAHER CORPORATION, as Buyer

i

EXHIBITS

Exhibit A	Definitions
Exhibit B	Intellectual Property Cross License Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Non-Competition
Exhibit E	Employee Matters
Exhibit F	Transaction Accounting Principles
Exhibit G	Transitional Trademark License Agreement

v

This EQUITY AND ASSET PURCHASE AGREEMENT, dated as of February 25, 2019 (the “Agreement Date”), is made by and between General Electric Company, a New York corporation (“Seller” and, together with the Seller Designees permitted pursuant to this Agreement, the “Seller Parties”), and Danaher Corporation, a Delaware corporation (“Buyer” and, together with Seller, the “Parties”).

PRELIMINARY STATEMENTS

A. Seller owns or controls, directly or indirectly, each of the other Seller Parties.

B. The Seller Parties are engaged in, or hold assets or liabilities relating to, the Business.

C. The Seller Parties desire to sell to Buyer, and Buyer (itself or through its designated Affiliates) desires to purchase from the Seller Parties, all of the Transferred Assets (as hereafter defined), and Buyer (itself or through its designated Affiliates) desires to assume all of the Assumed Liabilities (as hereafter defined), either directly or indirectly through the transfer of the Transferred Entities (as hereafter defined), in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01. Purchase and Sale of Transferred Assets.

(a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and the Local Transfer Agreements and subject to the exclusions set forth in Section 2.01(b) and to Section 2.02, at the Closing, Seller shall, and shall cause each of its applicable Subsidiaries to, sell, convey, assign, transfer and deliver to Buyer or one or more of Buyer’s Affiliates designated by Buyer in writing, and Buyer shall, or shall cause one of such Affiliates to, purchase, acquire and accept from Seller and such Subsidiaries, all of Seller’s and its Subsidiaries’ right, title and interest in, to and under the following assets, properties and rights, as the same shall exist immediately prior to the Closing, free and clear of any Liens (other than Permitted Liens) (collectively, the “Transferred Assets”), whether directly or through the transfer of a Transferred Entity as contemplated by Section 2.06:

(i) (A) the owned real property that is Related to the Business (the “Transferred Owned Real Property”), together with all improvements, fixtures, easements and other rights and interests appurtenant thereto, and (B) the leasehold, subleasehold or license interests of Seller and its Subsidiaries under the real property leases, subleases or licenses which cover premises that are Related to the Business (the “Transferred Leased Real Property”);

(ii) all rights under (A) contracts or agreements Related to the Business to which Seller or any of its Subsidiaries is a party (subject to Section 2.02, excluding any Shared Contracts), (B) the real property leases, subleases and licenses referred to in Section 2.01(a)(i) above (the “Transferred Real Property Leases”) and (C) those contracts or agreements, the principal purpose of which is to receive licenses from third parties of Intellectual Property that are Related to the Business, and such other contracts or agreements with respect to Company Intellectual Property (clauses (A) through (C) collectively, the “Assumed Contracts”);

(iii) all accounts and other receivables Related to the Business, including the Factored Receivables;

(iv) all expenses or deposits Related to the Business that have been prepaid or made by Seller or its Subsidiaries, including lease and rental payments or deposits Related to the Business;

(v) all Claims and Actions against third parties Related to the Business, including any insurance proceeds or other recoveries received under any insurance policy since January 1, 2019 in respect of damages or casualty to a Transferred Asset (to the extent not applied against such damage or casualty) and, subject to Section 7.04, any Claims in relation to the Transferred Assets under any insurance policy;

(vi) all Company Intellectual Property and Company Technology, together with any and all rights to (A) collect royalties, income and proceeds in connection therewith, (B) sue for past, present and future infringement, misappropriation, dilution or violation thereof or other conflict therewith, and (C) to recover damages or lost profits in connection therewith;

(vii) all transferable or assignable Permits, including Environmental Permits, that are Related to the Business;

(viii) the Transferred Books and Records and the Business Employee Records;

(ix) all assets, rights and properties expressly to be transferred pursuant to Exhibit E hereof (including assets of any Dedicated Pension Plans);

(x) all tangible personal property and interests therein, including machinery, equipment, furniture, furnishings, inventory, office equipment, communications equipment and vehicles, Related to the Business (including rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person), and tangible embodiments of the Company Intellectual Property and Company Technology (without limiting Seller’s rights to retain copies thereof in connection with exercising rights under the Intellectual Property Cross-License Agreement and this Agreement);

(xi) the Transferred Equity Interests;

(xii) all assets reflected on the Final Closing Statement (without duplication of the other items set forth in this Section 2.01(a));

(xiii) the JV Interests; and

(xiv) other than any Excluded Assets, all other assets, properties, rights, goodwill, contracts or agreements or Claims of every kind and description, wherever located and whether or not in possession of Seller or any of its Subsidiaries, whether real, personal or mixed, tangible or intangible, of Seller or any of its Subsidiaries that are Related to the Business.

(b) Excluded Assets. Notwithstanding anything to the contrary herein, the following assets and properties of or in the possession of Seller or any of its Subsidiaries (the “Excluded Assets”) shall be retained by Seller or such Subsidiaries and shall be excluded from the Transferred Assets and, if applicable, shall be transferred out of the Transferred Entities (if held by a Transferred Entity) prior to the Closing notwithstanding any other provision of this Agreement:

(i) all cash and cash equivalents (except to the extent reflected in the Final Closing Statement or as set forth in Section 2.01(a)(iv) (with respect to deposits) or Section 2.01(a)(v) (with respect to insurance proceeds)); provided that Seller shall use its reasonable efforts to remove all such cash and cash equivalents from the Transferred Entities prior to the Closing;

(ii) all rights to the Seller Names and Seller Marks, together with any contracts, agreements or understandings granting rights to use the same (without limiting the rights granted to Buyer pursuant to the Transitional Trademark License Agreement);

(iii) all of Seller’s and its Subsidiaries’ right, title and interest in the Retained Real Property;

(iv) other than any loans or advances from one Transferred Entity to another Transferred Entity, all loans or advances among Seller and its Subsidiaries (including advances made in connection with the Trade Payables Program);

(v) all Tax Returns (other than Tax Returns exclusively of a Transferred Entity), and all refunds of or credits relating to any Tax of Seller or any of its Subsidiaries for taxable periods (or portions thereof) ending on or prior to the Closing Date (which refunds or credits, for the avoidance of doubt, shall be subject to Section 9.05);

(vi) the Employee Plans as expressly provided in Exhibit E;

(vii) without limiting and subject to Buyer’s rights expressly provided under Section 7.04 and except as set forth in Section 2.01(a)(v), all policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates) (collectively, “Insurance Policies”) and all rights of any nature with respect to any Insurance Policy, including any recoveries thereunder and any rights to assert Claims seeking any such recoveries;

(viii) any assets, rights or properties held on the Agreement Date, or acquired after the Agreement Date, and sold or otherwise disposed of prior to the Closing in accordance with this Agreement;

(ix) all causes of action (including counterclaims) and defenses (A) against third parties to the extent relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto or (B) relating to any period prior to or through the Closing to the extent that the assertion of such cause of action or defense is necessary or useful in defending any claim that is an Excluded Liability and may be asserted against Seller or any of its Subsidiaries or for which indemnification may be sought by any of the Buyer Indemnified Parties pursuant to Article XII;

(x) all Seller Intellectual Property and Seller Technology (without limiting the rights granted to Buyer pursuant to the Intellectual Property Cross License Agreement and Transition Services Agreement);

(xi) assets of any pension plans of Seller or its Subsidiaries other than the Dedicated Pension Plans;

(xii) all assets, rights and properties expressly excluded pursuant to Exhibit E to this Agreement;

(xiii) all nontransferable or nonassignable Permits, including nontransferable Environmental Permits, and any Permits held by Seller or any of its Subsidiaries that are not Related to the Business;

(xiv) all rights of Seller or any of its Subsidiaries (other than the Transferred Entities) under the Transaction Agreements;

(xv) all personnel and employment records for employees and former employees of Seller or any of its Subsidiaries (other than the Transferred Books and Records and the Business Employee Records);

(xvi) any other assets, properties, rights, agreements, contracts, instruments and claims of Seller or any of its Subsidiaries not Related to the Business, wherever located, whether tangible or intangible, real, personal or mixed, except to the extent set forth in Section 2.01(a);

(xvii) other than (A) any accounts receivable exclusively between or among the Transferred Entities and (B) any Factored Receivables, any other accounts receivable (including trade accounts receivable) owing from Seller or any of its Subsidiaries, which accounts receivable shall be terminated without further payment or performance and shall cease to have further force or effect at the Closing;

(xviii) (A) all corporate minute books (and other similar corporate records) and stock records of Seller or any of its Subsidiaries (other than the Transferred Books and Records), (B) any books and records to the extent relating to the Excluded Assets, (C) copies of any books and records or other materials (or portions thereof, if applicable) solely to the extent that (x) Seller or any of its Subsidiaries are required by Law to retain (copies of which, to the extent Related to the Business and as permitted by Law, will be made available to Buyer ), (y) Seller or any of its Subsidiaries (other than the Transferred Entities) reasonably believes are necessary to enable Seller or such Subsidiaries (other than the Transferred Entities) to prepare and/or file Tax Returns (copies of which, to the extent Related to the Business and as permitted by Law, will be made available to Buyer) or (z) Seller or any of its Subsidiaries are prohibited by Law from delivering to Buyer (including by transfer of equity of the Transferred Entities), including any books and records, reports, information or other materials (or portions thereof, if applicable) solely to the extent that disclose in any manner the contents of any other books and records, reports, information or other materials that Seller or any of its Subsidiaries (including the Transferred Entities) is prohibited by Law from delivering to Buyer (including by transfer of equity of the Transferred Entities) or (D) any copies of any books and records that Seller and its Subsidiaries retain pursuant to Section 7.01(b);

(xix) (A) all records and reports prepared or received by Seller or any of its Subsidiaries in connection with the sale of the Business or the transactions contemplated hereby, including all analyses relating to the Business or Buyer so prepared or received, (B) all bids and expressions of interest received from third parties with respect to prospective purchasers of the Business or any portion thereof and (C) all privileged communications described in Section 13.20 and all privileged materials, documents and records that are not Related to the Business;

(xx) subject to Section 2.02, all Shared Contracts other than those set forth on Schedule 2.01(a)(ii);

(xxi) all Hedging Contracts; and

(xxii) all of the assets set forth on Schedule 2.01(b)(xxii).

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Local Transfer Agreements and subject to the exclusions set forth in Section 2.01(d), Buyer shall assume or shall cause to be assumed, effective at the time of the Closing (whether directly or through the transfer of a Transferred Entity as contemplated by Section 2.06) and thereafter timely pay, discharge and perform in accordance with their terms (or, in the case of a Transferred Entity, cause to be so paid, discharged and performed), all Liabilities of Seller and its Subsidiaries to the extent arising from or related to the Transferred Assets or the Business, as the same shall exist on or after the Closing Date and, except as set forth in Section 2.01(c)(iii), irrespective of whether the same shall arise prior to, on or following the Closing Date (the “Assumed Liabilities”). Without limiting the generality of the foregoing, subject to Section 2.01(d), the Assumed Liabilities shall include the following Liabilities of any of Seller and its Subsidiaries, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished:

(i) all Liabilities reflected on the Final Closing Statement (including any such Liabilities of Seller and its Subsidiaries for advances made under the Trade Payables Program);

(ii) all Liabilities arising under any of the Assumed Contracts;

(iii) all Liabilities for Taxes imposed in respect of Transferred Assets for any taxable period (or portion thereof) beginning after the Closing Date;

(iv) all Liabilities as and to the extent arising from the Business (including all Liabilities with respect to the Transferred Assets), whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, except, in each case, as set forth in Section 2.01(c)(iii);

(v) all Liabilities, whether accruing before, on or after the Closing Date, (A) under Environmental Laws to the extent relating to a Transferred Asset or the Business (excluding any Legacy Liability), including those relating in any way to the environment or Hazardous Materials, or (B) relating to the use, application, malfunction, defect, design, operation, performance or suitability of any product sold or distributed prior to the Closing by, or service rendered prior to the Closing by or on behalf of, Seller or any of its Subsidiaries to any Person (including any products for which a current or future owner or operator of the Transferred Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise), in each case in this clause (B), in the conduct of the Business;

(vi) all Liabilities under the Dedicated Pension Plans; and

(vii) all Liabilities expressly transferred pursuant to Exhibit E hereof.

(d) Excluded Liabilities. Buyer is not assuming or agreeing to pay or discharge any of the following Liabilities of Seller or any of its Subsidiaries, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished (the “Excluded Liabilities”), notwithstanding any other provision of this Agreement:

(i) all Debt (except to the extent reflected in the Final Closing Statement; provided that Seller shall use its reasonable efforts to remove all Debt of a type described in clause (a) of the definition thereof from the Transferred Entities prior to the Closing);

(ii) any Liability to the extent arising out of or relating to any Excluded Asset or the business conducted by Seller or any of its Subsidiaries (other than the Business), in each case of this Section 2.01(d)(ii) whether the same shall arise prior to, on or following the Closing Date and except, in each case, as otherwise set forth in Section 2.01(d)(iii);

(iii) any Liability for Taxes for any taxable period (or portion thereof) ending on or before the Closing Date; provided that for purposes of this Section 2.01(d)(iii), Liability for Taxes shall be calculated without taking into account any net operating loss, tax credit, or other tax attribute of the Swedish Transferred Entities otherwise available to reduce, offset or eliminate such Taxes;

(iv) any Liability expressly retained by Seller or any of its Subsidiaries pursuant to Exhibit E hereof (including with respect to any Parent Plans and any pension plans of Seller or any of its Subsidiaries other than the Dedicated Pension Plans);

(v) other than (A) accounts payable exclusively between or among the Transferred Entities and (B) Liabilities of Seller or any of its Subsidiaries for advances made under the Trade Payables Program, any Liability for any accounts payable (including trade accounts payable) to, or any other Liability to, Seller or any of its Subsidiaries, which accounts payable or Liability shall be terminated without further payment or performance and shall cease to have further force or effect at the Closing;

(vi) any Legacy Liability; and

(vii) any Cardiff Liability.

In addition, Buyer is not assuming or agreeing to pay or discharge any Section 75 Liability arising out of the Transaction, whether the same shall arise prior to, on or following the Closing Date, which Section 75 Liability shall constitute Excluded Liabilities for all purposes of this Agreement.

Section 2.02. Assignment of Certain Transferred Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Government Authority), would constitute a breach or other contravention thereof or a violation of Law. Subject to Section 6.04 and Section 6.05, Seller shall, and shall cause each of the other Seller Parties to, use its reasonable best efforts to obtain any consent necessary for the transfer or assignment of any such Transferred Asset, claim, right or benefit to Buyer. Notwithstanding anything to the contrary herein, no Seller Party, nor any of their Subsidiaries, shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to indemnify, remain secondarily liable or contingently liable for any Assumed Liability) to any third party in connection with the Seller Parties’ obligations under this Section 2.02(a), in each case other than payment obligations that are borne by Buyer. If, on the Closing Date, any such consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, the Seller Parties and Buyer shall, subject to Section 6.04 and Section 6.05, enter into a mutually agreeable arrangement (i) under which Buyer will, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, claim, right or benefit in accordance with this

Agreement, including subcontracting, sublicensing or subleasing to Buyer or (ii) under which the Seller Parties will enforce for the benefit (and at the expense) of Buyer any and all of the rights of Seller and its Subsidiaries against a third party associated with such Transferred Asset, claim, right or benefit, and the Seller Parties would promptly pay to Buyer when received all monies or other benefits received by them under any such Transferred Asset, claim, right or benefit (net of the Seller Parties’ expenses incurred in connection with any assignment contemplated by this Section 2.02).

(b) Seller shall use reasonable best efforts prior to the Closing to cause the counterparty to each Specified Shared Contract to consent to the partial assignment of those rights of the applicable Seller Party under such Specified Shared Contract related to the Business, and otherwise reasonably cooperate with Buyer in good faith in respect of Buyer’s efforts to enter into a new contract or agreement with the counterparty to any Specified Shared Contract providing goods or services from or to the Business on substantially the same terms as exist under such Specified Shared Contract as of the Closing (and in such case, such new contract or agreement shall constitute a Transferred Asset hereunder); provided, however, that nothing in this Section 2.02(b) shall require any of the Seller Parties or any of their Affiliates to make any payment or other concession to such counterparty, or commence or participate in any Action, in each case, in connection with this Section 2.02(b), in each case, other than payment obligations that are borne by Buyer. Any Specified Shared Contract for which the arrangements described in this Section 2.02(b) could not be entered into prior to the Closing shall be subject to Section 2.02(a) and, with respect to any other Shared Contract, (i) Seller and Buyer shall work in good faith to determine the feasibility of separating such Shared Contract and (ii) if, notwithstanding such good-faith efforts, the parties are unable to agree on a mutually satisfactory plan for separating any such Shared Contract, Buyer and Seller will negotiate in good faith appropriate means for Buyer to obtain the benefits and assume the obligations associated with the portion of such Shared Contract relating to the Business for a transitional period. As used herein, “Specified Shared Contract” shall mean any Shared Contract primarily relating to the Business.

Section 2.03. Closing. The closing of the sale and purchase of the Transferred Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, at 9:00 a.m. (New York City time) on the later of (i) the first Business Day of the first calendar month that commences after the month in which all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with Article X (other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or (ii) the first Business Day of the calendar month that commences following the expiration of sixty (60) days after the delivery of the Audited Financial Statements, or on such other date or at such other time or place as the Parties may agree in writing (or such earlier date as may be specified by Buyer on no less than five (5) Business Days prior written notice to Seller; provided, that such earlier date is the first Business Day of a calendar month). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each other Transaction Agreement, (a) all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

Section 2.04. Withholding. In the event Buyer determines that any portion of the purchase price or any amount otherwise payable under this Agreement would be subject to withholding or deduction under applicable Law, Buyer and its Affiliates shall be entitled to deduct and withhold such amounts from such payments to the extent required under applicable Law; provided that Buyer shall (i) use commercially reasonable efforts to promptly notify Seller of such determination and (ii) shall cooperate with Seller Parties in good faith to reduce or mitigate any such withholding or deduction (including through the provision of forms or other relevant documentation by the Seller Parties). If Buyer withholds on any portion of the purchase price pursuant to the terms of this Section 2.04 and pays over such withheld amount to the appropriate Taxing Authority, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the applicable recipient of such amount otherwise payable.

Section 2.05. Deferred Transfers; Specified Assets.

(a) If all of the conditions to Closing specified in Section 10.01 and Section 10.02 are satisfied or have been waived (other than those which, by their nature, are to be satisfied at the Closing, but subject to such satisfaction), the Parties shall not at the Closing effect the transfer of the Transferred Assets and Transferred Equity Interests and assumption of the Assumed Liabilities in any jurisdiction where such transfer or assumption would give rise to a material violation of any Legal Restraint (each such portion of the Business that is not transferred at Closing, a “Deferred Business”) but, the Closing shall nevertheless occur with respect to the Business (other than any Deferred Business) and, from and after the Closing, each of Buyer and Seller shall use reasonable best efforts to cause such material violation of such Legal Restraint in such jurisdiction to cease to exist with respect to such transfer and assumption as promptly as practicable after the Closing Date, and immediately following such time as the transfer of the applicable Deferred Business can be consummated without giving rise to a material violation of such Legal Restraint, such transfer of the applicable Deferred Business shall be consummated. The Parties will act in good faith to minimize the costs of the transfer of the Deferred Business. The Parties also agree that until the consummation of the transfer of the applicable Deferred Business, the Deferred Business shall be held, managed and operated by Seller (or its Subsidiaries) in the manner provided in Schedule 2.05. For the avoidance of doubt, the Purchase Price paid by Buyer at the Closing shall not be reduced or otherwise adjusted in connection with the delayed transfer of a Deferred Business.

(b) In connection with the matters contemplated by Section 2.05(a) and Schedule 2.05, Seller (or its Subsidiaries) and Buyer shall prepare and negotiate in good faith to enter into on or prior to the Closing (or, if not feasible, as promptly as practicable after the Closing) such supplemental agreements as are reasonably necessary to place the Parties and their Affiliates in the same financial position with respect to the Deferred Business as would have obtained if the Deferred Business were transferred at the Closing; provided, that the execution and delivery of such agreements shall not be a condition to the Closing.

(c) In the event that the failure of the Transferred Assets to include a Specified Asset (as a result of the inclusion of the word “primarily” in clause (c) of the definition of “Related to the Business”) would cause a breach of the representation and warranty set forth in Section 4.18(a), following the request of Buyer delivered within one year following the Closing Date, Seller shall cooperate in good faith with Buyer to remedy such breach, either through the transfer of the applicable Specified Asset or through the provision of appropriate contractual arrangements to provide the benefits and burdens of ownership thereof. “Specified Asset”” means an asset that does not constitute a Transferred Asset, but would constitute a Transferred Asset in accordance with the terms hereof if clause (c) of the definition of “Related to the Business” were revised by removing each instance of the word “primarily.”

Section 2.06. Structure of Transfers.

(a) Notwithstanding anything to the contrary contained in Section 2.01 (and subject to the terms and conditions set forth in this Agreement), each Transferred Asset and Assumed Liability shall at the Closing be sold, transferred, assumed or assigned (a “Transfer”) to Buyer by way of either (i) a Transfer by Seller or its Subsidiaries of equity interests (each such transfer, an “Equity Transfer”) in a Subsidiary (which may be a newly formed Subsidiary) that is either (A) directly owned by one or more of the Seller Parties (each such Subsidiary (excluding, for the avoidance of doubt, the Minority-Owned JVs), a “Company,” and together, the “Companies,” and the issued and outstanding equity interests in the Companies, the “Transferred Equity Interests”), or (B) directly or indirectly owned by one or more of the Companies (excluding, for the avoidance of doubt, the Minority-Owned JVs, the “Business Subsidiaries,” and together with the Companies, the “Transferred Entities”), or (ii) a direct Transfer of such Transferred Asset or Assumed Liability (each such transfer, an “Asset/Liability Transfer”), as determined in accordance with Schedule 2.06 and this Section 2.06.

(b) Promptly following the Agreement Date, but in no event later than forty-five (45) days following the Agreement Date, Seller shall, following consultation with Buyer (which consultation shall include exchanging such information and providing such assistance as the other Party may reasonably request), deliver to Buyer a notice (the “Seller Transfer Proposal”) setting forth, in reasonable detail, for each Transferred Asset and Assumed Liability (which for purposes of this Section 2.06 may include a designated group of Transferred Assets or Assumed Liabilities) the Transfer of which is not addressed on Schedule 2.06, Seller’s proposal with respect to whether such Transferred Asset or Assumed Liability (or group of Transferred Assets or Assumed Liabilities) shall be Transferred to Buyer by way of either (x) an Equity Transfer or (y) an Asset/Liability Transfer for Buyer’s review and comment. Seller shall consider in good faith any comments provided by Buyer with respect to the Seller Transfer Proposal and Seller shall incorporate into the Seller Transfer Proposal any of Buyer’s comments that do not subject Seller or any Seller Affiliate to any material unreimbursed cost. If, with respect to any Equity Transfer of any individual Transferred Entity, Buyer does not desire for such Equity Transfer to be treated as an asset sale for U.S. income Tax purposes, then Buyer may, at its option, deliver to Seller a notice within thirty (30) days of delivering the Seller Transfer Proposal, electing such treatment (the “U.S. Stock Treatment Election”) but only so long as such election does not subject Seller or any Seller Affiliate to any material unreimbursed cost.

(c) Notwithstanding the foregoing, if it is reasonably anticipated that any Asset/Liability Transfer otherwise required hereunder cannot be completed by the time of the Closing despite Seller’s reasonable best efforts to complete such Asset/Liability Transfer by the time of the Closing, Seller may propose a set of modifications to the Seller Transfer Proposal, Schedule 2.06 and Schedule 3.07, that would provide equivalent aggregate value to Buyer as the Seller Transfer Proposal, Schedule 2.06 and Schedule 3.07 prior to any such modifications, acceptance of such proposal being subject to Buyer’s consent, not to be unreasonably withheld, conditioned or delayed.

(d) At the Closing, Seller shall Transfer or cause to be Transferred all Transferred Assets and Assumed Liabilities addressed in the Seller Transfer Proposal or Schedule 2.06 in respect of which a U.S. Stock Treatment Election has been validly made. At the Closing for any Equity Transfer for which Buyer has not validly made a U.S. Stock Treatment Election, Seller shall be required to effect the Transfer of such Transferred Assets and Assumed Liabilities as an asset sale for U.S. income Tax purposes; provided that Seller may, with Buyer’s prior written approval (not to be unreasonably withheld, conditioned or delayed), determine the manner in which to effect such treatment, including by (1) filing an election pursuant to Treasury Regulation Section 301.7701-3, effective from a date prior to the Closing Date, to cause the applicable Transferred Entities to be treated as one or more disregarded entities, partnerships or other pass-through entities for U.S. federal income Tax purposes at the time of the Closing, (2) filing an election under Section 338(h)(10) of the Code with respect to one or more applicable Transferred Entities, (3) consenting to Buyer filing an election under Section 338(g) of the Code with respect to one or more applicable Transferred Entities, (4) filing an election under Section 754 of the Code with respect to one or more applicable Transferred Entities, (5) an Asset/Liability Transfer or (6) any other manner.

(e) Notwithstanding anything in this Agreement to the contrary, Seller, at its election may or at Buyer’s request shall prior to the Closing, undertake, or cause its applicable Subsidiaries to undertake, certain Transfers of Transferred Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities among Seller and any of its Subsidiaries as mutually agreed among Buyer and Seller so long as the Transferred Assets and the Assumed Liabilities are Transferred to Buyer in accordance with the Equity Transfers and Asset/Liability Transfers determined by the procedures set forth in clauses (a) through (d) of this Section 2.06 and provided that (i) such Transfers are not inconsistent with Schedule 2.06 or the Seller Transfer Proposal (as finalized pursuant to Section 2.06(b)), (ii) such Transfers would not materially adversely affect the Tax liability of Buyer or any of its Affiliates (including, after the Closing, any Transferred Entity) with respect to a taxable period (or portion thereof) beginning after the Closing Date, and (iii) in the event that such Transfers would increase the aggregate Transfer Taxes payable by Buyer pursuant to Section 9.07, as compared to the Transfer Taxes payable by Buyer if the Transfers had been undertaken in the most tax-efficient and otherwise cost-effective manner legally available, Buyer provides its prior written consent to such Transfer (not to be unreasonably withheld, conditioned or delayed).

(f) For any Equity Transfer that is to be effected in accordance with this Section 2.06, at the Closing, in lieu of the purchase and sale of Transferred Assets as set forth in Section 2.01(a), each of the applicable Seller Parties shall Transfer to Buyer, and Buyer shall purchase, acquire and accept from each such Seller Party, all of such Seller Party’s right, title and interest in and to the Transferred Equity Interests.

(g) For all purposes of this Article II, any Transfer to Buyer may be made to either Buyer or a designated Affiliate thereof upon prior written notice to Seller to the extent in accordance with Section 13.06, and in such case, any representations and warranties made with respect to Buyer in Article V shall additionally be deemed to be given by such designated Affiliate; provided that in the case of any Transfer that is effected as an Asset/Liability Transfer, the Buyer or designated Affiliate must be organized in and be tax resident in the same jurisdiction as the applicable Seller Party or Subsidiary thereof unless designation of the Buyer or an Affiliate organized or tax resident in a different jurisdiction would not subject Seller or any Seller Affiliate to any material unreimbursed cost, except as set forth on Schedule 2.06.

(h) Prior to the Closing, either Buyer or Seller may propose amendments to the Seller Transfer Proposal, Schedule 2.06 and Schedule 3.07, and the Parties shall consider such proposed amendments in good faith; provided, that neither Buyer nor Seller shall be obligated to agree to any such amendment of the Seller Transfer Proposal, Schedule 2.06, or Schedule 3.07 to the extent such amendment would subject such Person (or their respective Affiliates) to any material unreimbursed cost.

ARTICLE III

PURCHASE PRICE

Section 3.01. Purchase Price.

(a) The aggregate consideration to be paid by Buyer to Seller (for the benefit of the Seller Parties) for the sale of all of the Transferred Equity Interests, the Transferred Assets and the assumption of Assumed Liabilities set forth in this Agreement (the “Purchase Price”) shall be an amount in cash equal to the sum of (a) $21,000,000,000 (the “Base Purchase Price”), plus (b) the Final Purchase Price Adjustment (if the Final Purchase Price Adjustment is positive), minus (c) the absolute value of the Final Purchase Price Adjustment (if the Final Purchase Price Adjustment is negative).

(b) If the Final 2018 EBITDA is less than the Target 2018 EBITDA (such shortfall amount, the “EBITDA Shortfall”), the Base Purchase Price shall be reduced by an amount equal to the product of (i) the EBITDA Shortfall and (ii) the Multiplier (such product, the “EBITDA-Based Reduction”), which EBITDA-Based Reduction, if any, shall be reflected in the Final Purchase Price Adjustment.

Section 3.02. Certain Closing Deliverables. At the Closing:

(a) Seller shall deliver or cause to be delivered to Buyer the following:

(i) to the extent the Transferred Equity Interests are certificated, certificates evidencing the Transferred Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank or other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests;

(ii) a receipt for the Closing Payment, duly executed by Seller;

(iii) a counterpart of an Intellectual Property Cross License Agreement in the form attached hereto as Exhibit B (with such changes as mutually agreed, the “Intellectual Property Cross License Agreement”), duly executed by Seller;

(iv) a counterpart of the Transition Services Agreement, in the form attached hereto as Exhibit C (with such changes as mutually agreed, the “Transition Services Agreement”), duly executed by Seller;

(v) a counterpart of a transitional trademark license agreement in the form attached hereto as Exhibit G (with such changes as mutually agreed, the “Transitional Trademark License Agreement”), duly executed by Seller;

(vi) a counterpart of a bill of sale, assignment and assumption agreement in a form reasonably acceptable to Buyer and Seller (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by the Seller Parties that are to transfer Transferred Assets to Buyer at the Closing;

(vii) a counterpart of one or more intellectual property assignment agreements in a form reasonably acceptable to Buyer and Seller (each, an “IP Assignment Agreement”), duly executed by the applicable Seller Parties that is to evidence the transfer of the Registrable IP included in the Company Intellectual Property at the Closing;

(viii) a certificate of non-foreign status that complies with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2) duly executed by each Seller Party that is an entity formed or organized in the United States and that is to transfer Transferred Assets or Transferred Equity Interests to Buyer at the Closing;

(ix) counterparts of the Local Transfer Agreements, if any, duly executed by the applicable Seller Parties;

(x) counterparts of assignments and assumptions of the Transferred Real Property Leases in a form reasonably acceptable to Buyer and Seller (the “Lease Assignments”), duly executed by the applicable Seller Parties;

(xi) if applicable, a counterpart of each of the Factored Receivables Bill of Sale, duly executed by the Factoring Entities; and

(xii) a counterpart of the Manufacturing and Supply Agreement, duly executed by Seller.

(b) Buyer shall deliver or cause to be delivered to Seller the following:

(i) the Closing Payment, as specified in the Closing Notice, by wire transfer of immediately available funds, to an account or accounts as directed by Seller in the Closing Notice; provided, however, that the estimate of the aggregate face amount of the Factored Receivables set forth in the Estimated Closing Statement shall be deducted from the amount to be paid to Seller in accordance with the first part of this Section 3.02(b)(i) and instead shall be paid by Buyer by separate wire transfer(s) (as directed by Seller) to the Factoring Entities at the time of Closing, in consideration of the purchase by Buyer of the Factored Receivables;

(ii) all Transfer Tax stamps and transfer forms (if any) in Buyer’s possession in accordance with Section 9.07 and required to be delivered to a Seller Party;

(iii) a receipt for the Transferred Equity Interests, duly executed by Buyer and other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests;

(iv) a counterpart of the Intellectual Property Cross License Agreement, duly executed by Buyer;

(v) a counterpart of the Transition Services Agreement, duly executed by Buyer;

(vi) a counterpart of the Transitional Trademark License Agreement, duly executed by Buyer;

(vii) counterparts of the Local Transfer Agreements, if any, duly executed by Buyer;

(viii) counterparts of the Lease Assignments, duly executed by Buyer;

(ix) a counterpart of the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(x) a counterpart of each IP Assignment Agreement, duly executed by Buyer;

(xi) if applicable, a counterpart of each of the Factored Receivables Bill of Sale, duly executed by Buyer; and

(xii) a counterpart of the Manufacturing and Supply Agreement, duly executed by Buyer.

Section 3.03. Estimated Closing Statement; Closing Payment. No fewer than five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer the Estimated Closing Statement. The Estimated Closing Statement shall include (i) the amount of any Estimated Working Capital Increase or Estimated Working Capital Decrease, (ii) the amount of any Estimated Closing Cash, (iii) the amount of any Estimated Closing Debt, (iv) the amount of Estimated Transaction Expenses, (v) the Estimated 2018 EBITDA, (vi) the Estimated Target Working Capital, (vii) the amount to be paid by Buyer to Seller (for the benefit of the Seller Parties) at Closing (the “Closing Payment”), which shall be equal to the sum of the following: (A) the Base Purchase Price plus (B) the Estimated Purchase Price Adjustment (if the Estimated

Purchase Price Adjustment is positive), minus (C) the absolute value of the Estimated Purchase Price Adjustment (if the Estimated Purchase Price Adjustment is negative), and (viii) the account or accounts to which Buyer shall pay the Closing Payment, in each case of clauses (i) through (viii), including reasonably detailed supporting information and a detailed itemization of the components thereof. Seller shall, in good faith, consider any adjustments to any such amounts reasonably raised by Buyer. The Closing Payment and other payments made to Seller under this Agreement shall be paid to Seller for its own account and as agent for the account of the other Seller Parties. For the avoidance of doubt, if Buyer accepts the Closing Payment delivered in accordance with this Section 3.03, Buyer shall not waive its rights to challenge such position pursuant to Section 3.04.

Section 3.04. Proposed Final Closing Statement and Final Closing Statement.

(a) Within 90 days after the Closing Date, Buyer shall provide to Seller the Proposed Final Closing Statement, together with reasonable supporting documentation. During such 90 day period, Buyer and its Representatives shall be permitted to review Seller’s work papers and all books and records of Seller used in the preparation of the Estimated Closing Statement and Seller shall promptly, and in any event within such time frame as reasonably required by Buyer, make available the individuals in its and its Subsidiaries’ employ as well as Representatives of its independent accountants responsible for and knowledgeable about the information used in, and the preparation of, the Estimated Closing Statement, to respond to the reasonable inquiries of, or requests for information by, Buyer or its Representatives.

(b) Seller shall have 60 days (the “Review Period”) after Buyer’s delivery of the Proposed Final Closing Statement to review the same. During the Review Period, Seller and its Representatives shall be permitted to review Buyer’s work papers and all books and records of the Business (including, after the Closing, the Transferred Entities) used in the preparation of the Proposed Final Closing Statement and Buyer shall promptly, and in any event within such time frame as reasonably required by Seller, make available the individuals in its and its Subsidiaries’ employ as well as Representatives of its independent accountants responsible for and knowledgeable about the information used in, and the preparation of, the Proposed Final Closing Statement, to respond to the reasonable inquiries of, or requests for information by, Seller or its Representatives. Buyer agrees that, following the Closing through the date that the Final Closing Statement becomes conclusive and binding upon the Parties in accordance with Article III, it will not (and will cause its Subsidiaries not to) take any actions with respect to any books, records, policies or procedures on which the Proposed Final Closing Statement is based or on which the Final Closing Statement is to be based or that would materially impede or delay the determination of the amount of the Final Purchase Price Adjustment or the preparation of the Dispute Notice or the Final Closing Statement in the manner and utilizing the methods required by this Agreement.

(c) If Seller disputes any item set forth in the Proposed Final Closing Statement, Seller shall, during the Review Period, deliver written notice to Buyer of the same, specifying in reasonable detail the basis for such dispute and Seller’s proposed modifications to the Proposed Final Closing Statement (such notice, the “Dispute Notice”). Any matters not identified in the Dispute Notice delivered in accordance with this Section 3.04(c) as being in dispute shall be deemed to have been agreed to and shall be conclusive and binding upon the

Parties. During the 30-day period immediately following Seller’s delivery of a Dispute Notice (the “Resolution Period”), Buyer and Seller shall negotiate in good faith to reach an agreement as to any matters identified in such Dispute Notice as being in dispute, and, to the extent such matters are so resolved within the Resolution Period, then the Proposed Final Closing Statement as revised to incorporate such changes as have been agreed between Buyer and Seller shall be conclusive and binding upon all Parties as the Final Closing Statement.

(d) If Buyer and Seller fail to resolve all such matters in dispute within the Resolution Period, then (subject to the last sentence of Section 3.04(e)) such matters (and only such matters) identified in such Dispute Notice that remain in dispute following the expiration of the Resolution Period shall be finally and conclusively determined by Deloitte (and if Deloitte is unable or unwilling to serve in such capacity, such other globally recognized accounting firm as shall be agreed upon in writing by Seller and Buyer) (the “Independent Accounting Firm”).

(e) Seller and Buyer shall instruct the Independent Accounting Firm to promptly, but no later than 40 days after its acceptance of its appointment, determine (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written presentations of Buyer and Seller submitted to the Independent Accounting Firm and not by independent review, only those matters in dispute and will render a written report setting forth its determination as to the disputed matters and the resulting calculations of Final Closing Cash, Final Working Capital, the Final Working Capital Increase (if any), the Final Working Capital Decrease (if any), Final Closing Debt, Final Transaction Expenses, the Final EBITDA-Based Reduction (if any), the Final Purchase Price Adjustment and the Post-Closing Adjustment (if any), which report and calculations will be conclusive and binding upon all Parties and shall constitute the Final Closing Statement for all purposes hereunder absent manifest mathematical error. A copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence shall be provided by Seller or Buyer, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 3.04(e) and Section 3.06 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller. If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 3.04(e), (x) Seller notifies Buyer of its agreement with any items in the Proposed Final Closing Statement, (y) Buyer notifies Seller of its agreement with any items in the Estimated Closing Statement or (z) Buyer and Seller otherwise reach mutual agreement with respect to any items subject to dispute, then in each case such items as so agreed will be conclusive and binding on all Parties immediately upon such notice and shall constitute the Final Closing Statement for such items.

(f) The fees and expenses of the Independent Accounting Firm shall be borne by the Party whose aggregate position with respect to Final Purchase Price Adjustment is further from Final Purchase Price Adjustment as determined by the Independent Accounting Firm pursuant to Section 3.04(e) or, if the positions of each Party with respect to Final Purchase Price Adjustment are equidistant from the Final Purchase Price Adjustment as determined by the Independent Accounting Firm pursuant to Section 3.04(e), then the fees and expenses of the Independent Accounting Firm shall be borne equally by the Parties.

Section 3.05. Post-Closing Adjustment. If the Post-Closing Adjustment is a positive amount, Buyer shall pay an amount equal to the Post-Closing Adjustment to Seller. If the Post-Closing Adjustment is a negative amount, Seller shall repay an amount equal to the absolute value of the Post-Closing Adjustment to Buyer. Any payment due under this Section 3.05 shall be paid by wire transfer of immediately available funds to a bank account designated by Seller or a bank account designated by Buyer, as applicable, within five (5) Business Days after the date on which the Final Closing Statement becomes conclusive and binding on the Parties in accordance with the provisions of Section 3.04, and, if not paid within such period, shall bear interest at the Interest Rate. All computations of interest shall be made in accordance with Section 13.17.

Section 3.06. Certain Calculation Principles. Each Closing Statement shall be (a) prepared and determined from the books and records of the Business in accordance with the Transaction Accounting Principles; and (b) consistent with the provisions of this Agreement relating to the Parties’ respective rights and obligations for the payment or reimbursement of costs and expenses.

Section 3.07. Purchase Price Allocation. The Purchase Price shall be initially allocated (before taking into account the Post-Closing Adjustment pursuant to Section 3.04), absent manifest error, among the Transferred Equity Interests or the Transferred Assets in each jurisdiction specifically addressed in Schedule 3.07 (the “Allocation Schedule”) in accordance with the Allocation Schedule, and, further, between the date hereof and the Closing Date, the Parties shall use commercially reasonable efforts in good faith to agree on an initial allocation of the Purchase Price (before taking into account the Post-Closing Adjustment pursuant to Section 3.04), based on a “more likely than not” reporting standard, among the Transferred Equity Interests or the Transferred Assets taking into account and not inconsistent with Schedule 3.07. The Parties shall, within sixty (60) days following the determination of the Post-Closing Adjustment pursuant to Section 3.04, use commercially reasonable efforts in good faith to agree on an update to the Allocation Schedule to reflect such Post-Closing Adjustment. In the event of any dispute with respect to matters addressed by this Section 3.07, such dispute shall be referred to the Independent Accounting Firm in accordance with the principles and procedures of Section 3.04(e) and Section 3.04(f), except that the fees and expenses of the Independent Accounting Firm shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the Agreement Date and as of the Closing Date, that, except as set forth in the Disclosure Schedules:

Section 4.01. Formation and Qualification of the Companies.

(a) Each Company is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to own and lease its properties and to operate its business as now conducted. Each Company is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Seller will as of the Closing have made available to Buyer true and complete copies of the Governing Documents of each Transferred Entity and each JV, in each case as in effect as of the Agreement Date, which Governing Documents are in full force and effect and none of the Seller and its Subsidiaries is in violation of any of such Governing Documents.

Section 4.02. Formation and Qualification of the Business Subsidiaries. Each Business Subsidiary is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to own and lease its properties and to operate its business as now conducted. Each Business Subsidiary is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 4.03. Ownership; Capital Structure of the Transferred Entities.

(a) The Seller Parties (or in the case of any Transferred Entity to be established after the date hereof, will as of the Closing) own all of the Transferred Equity Interests, in each case free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws or (ii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates.

(b) All of the Transferred Equity Interests have been (or in the case of any Transferred Entity to be established after the date hereof, will as of the Closing have been) duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any contract or agreement or in violation of any preemptive or similar rights. There are no options, warrants, “phantom” stock rights, stock based performance units or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any Company to issue or sell or otherwise dispose of or redeem or otherwise acquire any shares of its capital stock, other equity interests or securities convertible into or exchangeable for its shares of capital stock or other equity interests, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements or arrangements in effect with respect to the voting or transfer of the Transferred Equity Interests or other equity interests of any Company.

(c) One or more of the Companies and the Business Subsidiaries owns all the outstanding capital stock or other equity interests of each Business Subsidiary, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws or (ii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates. All of the outstanding capital stock or other equity interests of each Business Subsidiary have been duly authorized and validly issued and, to the extent applicable, fully paid and nonassessable and not issued in violation of any contract or agreement or is subject to or in violation of any preemptive or similar rights. There are no options, warrants, “phantom” stock rights, stock appreciation rights, stock based performance units or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any Business Subsidiary to issue or sell or otherwise dispose of or redeem or otherwise acquire any shares of its capital shares, other equity interests or securities convertible into or exchangeable for its shares of capital stock or other equity interests, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares or other equity interests of any Business Subsidiary. The Seller Parties own all of the JV Interests, in each case free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws or (ii) any Lien created by or through, or resulting from any facts or circumstances relating to Buyer or its Affiliates.

Section 4.04. Formation and Authority of the Seller Parties; Enforceability.

(a) Seller is, and each other Seller Party is, a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Seller has, and each other Seller Party has, the requisite corporate or other appropriate power to execute, deliver and perform its obligations under the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party. Seller has, and each other Seller Party has, the requisite corporate or other power to own and lease its properties and operate its business with respect to the Transferred Assets that it owns as now conducted and is duly qualified as a foreign corporation or other organization to do business, and to the extent legally applicable, is in good standing, with respect to the Business, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Seller Party of the Seller Transaction Agreements to which it is a party have been (or, in the case of any Seller Party other than Seller or any Seller Transaction Agreement to be entered into after the Agreement Date, will be prior to the Closing) duly authorized by all requisite corporate action on the part of such Seller Party. This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Seller Transaction Agreements will be duly executed and delivered by the Seller Parties party thereto, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of the Seller Parties party hereto or thereto, enforceable against the Seller Parties party hereto or thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.05. No Conflict. Except as would not reasonably be expected to have a Material Adverse Effect, assuming that all Required Approvals have been obtained or deemed obtained and except as otherwise provided in this Article IV, the consummation of the Transactions and the execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not:

(a) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of any of the Seller Parties or the Transferred Entities;

(b) conflict with or violate any Law or Order applicable to the Seller Parties, the Transferred Entities or the Business; or

(c) result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien (other than a Permitted Lien) on the Business, the Transferred Equity Interests or any Transferred Asset pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any of the Seller Parties (with respect to the Business or the Transferred Assets) or any Transferred Entity is a party or by which any Transferred Equity Interests or Transferred Assets are bound.

Section 4.06. Consents and Approvals. Except as set forth on Schedule 4.06, the execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority by any Seller Party or any Transferred Entity, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Regulatory Laws or (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to have a Material Adverse Effect.

Section 4.07. Financial Information; Absence of Undisclosed Liabilities.

(a) Schedule 4.07(a)(i) sets forth (i) the management-prepared unaudited balance sheets of the Business as of December 31, 2018 and 2017 and (ii) the management-prepared unaudited income statements of the Business for the fiscal years ended December 31, 2018 and 2017 (the balance sheets and income statements referred to in clauses (i) and (ii), collectively, the “Unaudited Financial Statements”). The Financial Statements (A) have been prepared based on the books and records of Seller and its Subsidiaries, (B) have been prepared in accordance with Seller’s reporting and accounting policies and in accordance with GAAP other than as specifically set forth on Schedule 4.07(a)(ii), and (C) present fairly, in all material respects, the financial condition and results of operation of the Business as of the respective dates and for the respective periods presented.

(b) Other than (i) as set forth in the Unaudited Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2019 and (iii) Liabilities that would not reasonably be expected to have a Material Adverse Effect, there are no Liabilities of the Business.

(c) Except as set forth on Schedule 4.07(a)(ii), to the Knowledge of Seller, no facts or circumstances that exist as of the Agreement Date would reasonably be expected to cause the Audited Financial Statements to differ in any material respect from the Unaudited Financial Statements.

Section 4.08. Absence of Certain Changes or Events. Except as contemplated by the Transaction Agreements, in connection with Seller’s exploration of an initial public offering of its healthcare division or in connection with the negotiation and execution of the Transaction Agreements, since January 1, 2019, (a) Seller and its Subsidiaries have conducted the Business in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any Material Adverse Effect and (c) none of Seller or its Subsidiaries has taken any material actions with respect to the Business that, if taken between the Agreement Date and the Closing Date, would require the consent of Buyer pursuant to Section 6.01(a) (provided, that with respect to Sections 6.01(a)(v) and 6.01(a)(xv), only to the extent such actions were taken outside the ordinary course of business).

Section 4.09. Absence of Litigation. Since January 1, 2017, (a) no Actions have been (i) pending or, to the Knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries or (ii) initiated or threatened by or on behalf of Seller or any of its Subsidiaries, in each case of clauses (i) and (ii), involving the Business, any Transferred Entity, any Transferred Asset or the Assumed Liabilities that individually or in the aggregate would reasonably be expected to be material to the Business, taken as a whole, and (b) none of the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities has been subject to or bound by any outstanding Order that individually or in the aggregate would reasonably be expected to be material to the Business, taken as a whole.

Section 4.10. Compliance with Laws; Permits.

(a) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, since January 1, 2017, (i) none of Seller or its Subsidiaries has violated any Laws or Orders applicable to the conduct of the Business and none of Seller or any of its Subsidiaries has been in default under or has violated any Permit, in each case, with respect to the Business and (ii) none of Seller or its Subsidiaries has received any written communication from a Government Authority or any other Person that alleges that the Business or any Transferred Entity is not in compliance with, or in violation of, any Laws or Orders applicable to the Business. Seller and its Subsidiaries validly own, hold or possess all Permits that are necessary for the conduct of the Business, except where the failure to validly own, hold or possess such Permit would not reasonably be material to the Business, taken as a whole.

(b) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, since January 1, 2014, neither Seller nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, nor to the Knowledge of Seller, any of its agents or other Persons acting for or on behalf of any of the foregoing Persons, in each case with respect to the Business (i) is currently, or has been, (A) a Sanctioned Person, (B) organized, resident, or located in a Sanctioned Country, (C) engaging in any dealings or transactions with or the benefit of any Sanctioned Person or in any Sanctioned Country, (D) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the U.S. anti-boycott Laws (collectively, “Trade Control Laws”), (E) convicted for a crime that could lead to debarment under 21 U.S.C. §335a(a) and (b) or listed on the United States Food and Drug Administration Debarment List, (F) debarred, excluded or suspended from participation in any healthcare program administered by a Government Authority or (G) listed on the United States General Services Administration or Department of Health and Human Services Office of Inspector General published list of parties excluded from federal procurement programs and non-procurement programs or (ii) has at any time made or received any unlawful payment or given, offered, promised, or authorized or agreed to give or receive, any money or thing of value, directly or indirectly, to or from any individual acting for or on behalf of any such Government Authority (any such individual, a “Government Official”) or any other Person in violation of any applicable Anti-Corruption Laws. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, since January 1, 2014, neither Seller or any of its Subsidiaries, nor any of their respective officers, directors, or employees, nor to the Knowledge of Seller, any of its agents or other Persons acting for or on behalf of any of the foregoing Persons, has directly or indirectly offered, made or promised to make any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment or thing of value to any Government Official or other Person regardless of form, whether in money, property, or services, (i) to obtain favorable treatment or any other improper advantage in securing or retaining business, (ii) to pay for favorable treatment for business secured or retained, (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Business in violation of applicable Law or (iv) to unlawfully influence any act or decision of any Person in their official capacity or induce such Person to violate their lawful duties.

Section 4.11. Intellectual Property.

(a) Schedule 4.11(a) contains a complete and accurate list of all material owned Company Intellectual property that constitutes Registrable IP. The Company has maintained all material Registrable IP in the ordinary course. None of the material Company Intellectual Property that constitutes Registrable IP is jointly owned with any third Person, except as identified in the Company’s internal dockets (to the extent accurately reflected therein and made available to Buyer) or in public records of the applicable Intellectual Property registrars or as set forth on Schedule 4.11(a). The Company Intellectual Property that constitutes material Registrable IP is subsisting and, except with respect to applications, to the Knowledge of Seller, valid and enforceable.

(b) All material Company Intellectual Property is owned by Seller or one of its Subsidiaries, free and clear of any Liens (excluding Permitted Liens). All material Intellectual Property, Technology, Software and Data Used in the operation of the Business will immediately after the Closing either be (i) (x) owned by Buyer or a Transferred Entity and (y) available for use by the Business, on terms and conditions that are in all material respects the same as those under which Seller or any of its Subsidiaries owned or used such Intellectual Property, Technology, Software and Data immediately prior to the Closing or (ii) made available to Buyer and its Affiliates, including the Transferred Entities (solely for use by the Business) under the Transition Services Agreement, the Transitional Trademark License Agreement or the Intellectual Property Cross License Agreement.

(c) The operation of the Business by Seller or its Subsidiaries does not conflict with, infringe upon or misappropriate, and, since January 1, 2017, has not conflicted with, infringed upon or misappropriated, the Intellectual Property, Technology, Software or Data of any third party, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole.

(d) None of Seller or its Subsidiaries has received any written Claim or notice from any Person since January 1, 2017 (i) alleging that the operation of the Business by Seller or its Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property, Software or Data of any third party or (ii) challenging the validity, enforceability, ownership or use of any material Company Intellectual Property. As of the Agreement Date, there are no infringement Actions pending or, to the Knowledge of Seller, threatened in writing against Seller or any if its Subsidiaries alleging that the operation of the Business by Seller or any of its Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property, Software or Data of any third party except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole.

(e) To the Knowledge of Seller, as of the Agreement Date, no Person is engaging in any activity that conflicts with, infringes upon or misappropriates any (i) Company Intellectual Property or (ii) Company Technology, in each case except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole.

(f) Neither Seller nor any of its Subsidiaries (i) have disclosed, delivered, or have any duty or obligation (whether present, contingent or otherwise) to disclose or deliver, any source code for any proprietary Software that is included in the Company Intellectual Property to any third party, except subject to reasonable confidentiality agreements or otherwise as would not reasonably be expected to be material to the Business, taken as a whole, or (ii) use, or have used, any “open source” Software under a license and in a manner that would (x) grant or purport to grant to any Person a license or other similar right to any of the material Company Intellectual Property or (y) require the Business to disclose or distribute the source code to any of the material proprietary Software that is included in the Company Intellectual Property, to provide such source code for the purpose of making derivative works, or to make available for redistribution to any Person such source code at no or minimal charge.

(g) None of Seller or any of its Subsidiaries is, or has been since January 1, 2017, in violation of Laws applicable to the conduct of the Business relating to data privacy, data protection and data security or its published privacy policies, or any other Data Security Requirements applicable to the Business, in each case except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole. Since January 1, 2017there have not been any actual incidents of data security breaches, unauthorized access or unauthorized use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Technology, in each case except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole.

(h) Seller and its Subsidiaries have taken security measures that are commercially reasonable in the industry in which it operates to protect (i) the secrecy and confidentiality of all material Trade Secrets included in the owned Company Intellectual Property and (ii) Personally Identifiable Information that is stored by or under the control of the Business. All current employees who have contributed, developed or conceived any Intellectual Property, Technology, Software or Data that is (x) material to the operation of the Business and (y) owned or purported to be owned by Seller or any of its Subsidiaries have, to the extent not already provided by operation of Law, done so pursuant to a valid and enforceable agreement that protects the Trade Secrets of the Business and under which such Person assigns to Seller or its applicable Subsidiary exclusive ownership of the Person’s contribution, development or conception.

(i) Seller and its Subsidiaries have taken security measures that are commercially reasonable in the industry in which it operates, to protect the integrity of the Business Systems and the Data stored or contained therein or transmitted thereby.

Section 4.12. Environmental Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i) each of the Business, the Transferred Assets, and, with respect to the Business or any Transferred Assets, Seller and its Subsidiaries, is and since January 1, 2014 has been, in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with Environmental Permits;

(ii) there are no Actions pending or, to the Knowledge of Seller, threatened in writing, against the Business, the Transferred Assets, or Seller or any of its Subsidiaries, and, since January 1, 2014, no Action, notice or written report has been received, regarding any violations of Environmental Laws or Liabilities of the Business, the Transferred Assets, or the Seller or such Subsidiaries with respect to the Business or the Transferred Assets, in each case, under Environmental Laws; and

(iii) there has been no treatment, manufacture, transportation, distribution, storage, disposal of, arrangement for disposal of, use, handling, Release, exposure of any Person to, or contamination by, any Hazardous Materials, either by the Business, Seller or any of its Subsidiaries with respect to the Business or the Transferred Assets, or on, at or under any facilities or properties currently or formerly owned by Seller or any of its Subsidiaries with respect to the Business or the Transferred Assets, which has resulted or would reasonably be expected to result in Seller or any of its Subsidiaries, or the Business or the Transferred Assets, incurring Liability under Environmental Laws; and

(b) The Seller Parties have furnished to Buyer all environmental assessments, audits, reports and other material environmental documents in their possession or control relating to any current or former facilities, properties or operations of the Business and the Transferred Assets.

Section 4.13. Material Contracts.

(a) The following contracts or agreements Related to the Business to which Seller or any of its Subsidiaries is a party shall constitute “Material Contracts” for the purposes of this Agreement:

(i) any material contract or agreement with any Material Customer or any Material Supplier;

(ii) any contract or agreement (A) that materially restricts the ability of the Business or the Transferred Entities to compete in any line of business or with any Person or in any geographic area during any period of time, (B) pursuant to which the Business or any Transferred Entity has granted exclusive rights or (C) that contains “most favored nation” provisions in favor of any Person;

(iii) any contract or agreement that grants to any Person any right of first refusal, right of first offer or similar right with respect to, or that limits the ability of the Business or any Transferred Entity to transfer, pledge or otherwise dispose of, any asset or business of the Business in any material respect;

(iv) any contract or agreement related to the acquisition, disposition of or investment in any business, any equity interests of any Person or any assets (whether by merger, sale of stock, sale of assets or otherwise) other than in the ordinary course of business, in each case under which there are material outstanding obligations (whether or not contingent);

(v) any contract or agreement that is a settlement, conciliation or similar agreement with respect to any Action, pursuant to which the Business or the Transferred Entities will have any material payment obligation, or will be subject to any material limitations on the conduct of operations, after the Closing;

(vi) any joint venture, partnership, strategic alliance, collaboration or other similar contract or agreement with any third party, including any Governing Documents of the JVs;

(vii) any collective bargaining agreement or other contract or agreement with any labor union or organization or works council (each, a “CBA”);

(viii) any contract or agreement, the principal purpose of which is to grant any (A) material outbound license by Seller or one of its Subsidiaries to a third party to use Company Intellectual Property or Company Technology (other than any licenses granted to customers, suppliers or service providers in the ordinary course of business), and (B) material inbound license to Seller or any of its Subsidiaries to Intellectual Property, Technology, Software or Data that is Used primarily in the Business (other than licenses of generally commercially available Intellectual Property, Technology, Software or Data);

(ix) any material contract or agreement for the development of any Intellectual Property, Technology, Software or Data to be used in the operation of the Business (other than agreements with employees and independent contractors entered into the ordinary course of business);

(x) any material Transferred Real Property Leases; and

(xi) any contract or agreement with a third party that involves annual aggregate payments to or from the Seller or any of its Subsidiaries of at least $20,000,000.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, Schedule 4.13(a) sets forth an accurate, correct and complete list of, and Seller has made available to Buyer accurate, correct and complete copies of, each Material Contract referred to in clauses (i), (iv), (v), (vi) and (x) of Section 4.13(a). Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of Seller or its applicable Subsidiary party thereto, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against Seller or such Subsidiary, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception, (ii) none of Seller or its Subsidiaries or, to the Knowledge of Seller, any other party to a Material Contract is in default under or breach of a Material Contract and (iii) none of Seller or its Subsidiaries has received any notice of breach of a Material Contract.

Section 4.14. Employment and Employee Benefits Matters.

(a) Schedule 4.14(a) sets forth a list (which shall be true and complete within forty-five (45) days following the Agreement Date (or if later with respect to a given Business Employee, as soon as practicable following the date on which such Business Employee is designated as such pursuant to Exhibit E)) of each material Employee Plan that is a Parent Plan, separately identifying each Employee Plan that is a Business Plan and each Business Plan that is a Dedicated Pension Plan. With respect to each material Business Plan, to the extent that Seller has not provided to Buyer prior to the Agreement Date, Seller will provide to Buyer within forty-five (45) days following the Agreement Date, a true and complete copy, to the extent applicable, of (i) the current plan document (with all amendments thereto), or if unwritten, a written summary of the material terms of such plan and the most recent summary plan description (and any summaries of material modifications thereto), or for any employment agreements, offer letters, or similar individualized agreements having terms consistent in all material respects with a “template” or “form” agreement, a copy of such template or form, (ii) the most recent Form 5500 and all schedules thereto and the most recent actuarial report, and

(iii) the most recent IRS determination, opinion or advisory letter. With respect to each material Parent Plan, to the extent that Seller has not provided to Buyer prior to the Agreement Date, Seller will provide to Buyer as soon as reasonably practicable following the Agreement Date, a true and complete copy, to the extent applicable, of (x) the current plan document or the most recent summary plan description (with all summaries of material modifications thereto) or a written summary of the material terms and (y) the most recent IRS determination, opinion or advisory letter.

(b) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, neither Seller nor any of its Subsidiaries sponsors or maintains, or in the past six years has sponsored or maintained, or has any Liability under or with respect to, any plan subject to Title IV of ERISA, including a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Title IV Plan” ). No Business Plan provides, and no Transferred Entity has any Liability to provide, for post-termination or post-employment welfare benefits for any Person beyond those required by Section 4980B of the Code and any similar state Law for which the covered Person pays the full cost of coverage.

(c) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, no Transferred Entity has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) None of the Business Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) With respect to any Title IV Plan, (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred or, is expected to occur, whether as a result of the consummation of the Transactions or otherwise, (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted, (iii) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid, (iv) with respect to any significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with, (v) no such plan has been or is considered to be in “at risk” status under Section 430 of the Code, (vi) there has been no event described in Section 4062(e) of ERISA, and the Transactions will not result in any event described in Section 4062(e) of ERISA, (vii) no event has occurred or circumstances exist that would result in Liability under or with respect to Section 4069 of ERISA, and (viii) no notice of intent to terminate any such plan has been filed and no amendment to treat any such plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any such plan, in each case except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole.

(f) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on a favorable opinion letter, from the IRS that it is so qualified, and nothing has occurred that would reasonably be expected to adversely affect such Employee Plan’s qualification.

(g) Without limiting the generality of the other provisions of this Section 4.14, with respect to each International Business Plan: (i) each International Business Plan that is required to be registered has been registered in all material respects (and, where applicable, accepted for registration) and has been maintained in all material respects in good standing, to the extent applicable, with applicable Government Authorities and (ii) no International Business Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA). All contributions required to have been made by or on behalf of the Transferred Entities with respect to governmental plans or arrangements (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been in all material respects timely made or fully accrued.

(h) With respect to any International Business Plan in the United Kingdom that is a defined benefit pension plan (a “Pension Scheme”), and except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, (i) all contributions that are payable or that shall fall due for payment by Seller or its Affiliates prior to the Agreement Date have been paid, (ii) the Pension Scheme is a registered pension scheme as defined in Section 150(2) of the Finance Act 2004 and (iii) there is no reason why such classification as a registered pension scheme could be withdrawn and HM Revenue and Customs (“HMRC”) might de-register the scheme. Within forty-five days (45) after the Agreement Date (or if later with respect to a given Business Employee, as soon as practicable following the date on which such Business Employee is designated as such pursuant to Exhibit E), Seller shall provide to Buyer a census of Business Employees who currently participate in the Pension Scheme with their date of joining, pensionable pay, length of service and full details of pension contributions payable by the relevant employer and the Business Employees.

(i) With respect to each U.S. Business Plan, neither Seller nor any of its Subsidiaries has any material Liability for any Tax arising under Sections 4971, 4972, 4975, 4979, 4980 or 4980B of the Code or for breach of fiduciary duty as determined under ERISA. Neither Seller nor any of its Subsidiaries has incurred any material Liability under or arising out of Title IV of ERISA that has not been satisfied in full. No Transferred Entity or Transferred Asset is the subject of any Lien arising under ERISA or the Code. Neither Seller nor any of its Subsidiaries has been required to post any security under ERISA or Section 401(a)(29) of the Code with respect to any U.S. Business Plan, and no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

(j) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, (i) each Employee Plan has been established, funded, administered and operated in accordance with its terms and the requirements of all applicable Laws, and (ii) with respect to each Employee Plan, all contributions, premiums or payments required to be made have been made on or before their due dates. The Transferred Entities are in material compliance with, and have no material Liability for non-compliance under, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, and including any guidance issued thereunder, including pursuant to Sections 4980D, 4980H, 6721 and 6722 of the Code.

(k) No Claims or Actions are pending or, to the Knowledge of Seller, threatened in connection with (i) any Employee Plan that could result in a material Liability to Buyer or its Affiliates (including, after the Closing, the Transferred Entities) (other than routine claims for benefits) or (ii) any Business Plan that could result in a material Liability to Buyer or its Affiliates (including, after the Closing, the Transferred Entities (other than routine claims for benefits)).

(l) As of December 31, 2018, there were 5,276 Dedicated Employees.

(m) There are no and, since January 1, 2017, have been no pending or, to the Knowledge of Seller, threatened material organizational activities, petitions or other unionization activities seeking recognition or certification of a bargaining unit in the Business, and no material unfair labor practice charges or other material complaints or material union representation questions before the National Labor Relations Board or other labor board or Government Authority are pending or, to the Knowledge of Seller, threatened by or on behalf of current or former employees of Seller or its Subsidiaries who provide or provided services to the Business. No material strikes, lockouts, slowdowns, work stoppages, labor-related grievances, labor-related arbitrations or other labor disputes are pending or, to the Knowledge of Seller, threatened with respect to any current or former employees of the Seller or its Subsidiaries who provide or provided services to the Business, or against or affecting any Transferred Entities or the Business, and no such material strike, lockout, slowdown or work stoppage, labor-related grievance, labor-related arbitration or other dispute has occurred within the last three (3) years.

(n) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, (i) the Transferred Entities and, with respect to the Business and any current or former employees and independent contractors of Seller or its Subsidiaries who provide or provided services to the Business, Seller and its Subsidiaries, are and since January 1, 2017, have been in compliance with all applicable Laws relating to labor, employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance and have paid in full all wages, wage premiums, salaries, commissions, bonuses, fees other compensation and benefits and all fines, Taxes, interest, levies, penalties assessments, contributions and payments to third parties due to or on behalf of any current or former employees or independent contractors of Seller or its Subsidiaries who provide or provided services to the Business, (ii) none of the Transferred Entities, or with respect to the Business, Seller or any of its Subsidiaries is subject to any pending or, to the Knowledge of Seller, threatened, non-routine investigation from any labor inspection or similar Government Authority, and no material Action is currently pending against the Transferred Entities, Seller or any of its Subsidiaries with respect to any Business Employee or former employees or independent contractor of the Business, and (iii) no material obligations of any Transferred Entity, Seller or any of its Subsidiaries to comply with any Order in respect of any Business Employees or former employee or independent contractors of the Business are outstanding or unsatisfied.

(o) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, (i) the Transferred Entities and, with respect to the Business or any current or former employees or independent contractors of Seller or its Subsidiaries who provide or provided services to the Business, Seller and its Subsidiaries, have promptly, thoroughly and impartially investigated all sexual harassment allegations of which any of them are aware, and (ii) with respect to each such allegation with potential merit, the Transferred Entity, Seller or its Subsidiaries (as applicable) has taken prompt corrective action that is reasonably calculated to prevent further harassment. Seller does not reasonably expect any material Liability with respect to any such allegations.

(p) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in conjunction with any other event) (i) cause the accelerated vesting, funding or delivery of, or materially increase the amount or value of, any payment or benefit to any Business Employee, (ii) result in any material payment (whether in cash, property or vesting of property) or benefit becoming due to any Business Employee, or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Business Plan and other Employee Plan that is being assumed by Buyer or its Affiliates as a result of this Agreement.

(q) Except as set forth on Schedule 4.14(q) (which shall be true and complete within forty-five (45) days following the Agreement Date (or if later with respect to a given Business Employee, as soon as practicable following the date on which such Business Employee is designated as such pursuant to Exhibit E)), the Seller and its Subsidiaries are neither party to, nor bound by, any collective bargaining agreement or works council agreement covering any Business Employees that impacts any material terms and conditions of employment, and no Business Employees of Seller or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to such employment. Schedule 4.14(q) shall be timely updated by Seller following the Agreement Date to the extent necessary to reflect changes to the list of Business Employees resulting from the parties’ designation of individuals as Business Employees following the Agreement Date in accordance with the terms of the Agreement.

(r) No Business Employee as of the date hereof who is at or above the level of Executive Band has provided written notice of his or her intention to terminate their employment prior to the one (1) year anniversary of the Closing or to not accept an offer of employment from Buyer or its Affiliates pursuant to this Agreement. Schedule 4.14(r) shall be timely updated by Seller following the Agreement Date to the extent necessary to reflect changes to the list of Business Employees resulting from the parties’ designation of individuals as Business Employees following the Agreement Date in accordance with the terms of the Agreement.

(s) Schedule 4.14(s) sets forth a list of any Business Employee as of the date hereof at the Executive Band or above who works for the Business on a visa, Employment Pass, or any other form of work authorization. Schedule 4.14(s) shall be timely updated by Seller following the Agreement Date to the extent necessary to reflect changes to the list of Business Employees resulting from the parties’ designation of individuals as Business Employees following the Agreement Date in accordance with the terms of the Agreement.

Section 4.15. Taxes. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) (i) The Seller Parties and the Transferred Entities have duly and timely filed, or have had duly and timely filed on their behalf, all Tax Returns required to be filed by the Seller Parties (with respect to the Business) and the Transferred Entities (taking into account extensions to file such Tax Returns), (ii) such Tax Returns are true, correct and complete and (iii) all amounts of Taxes, whether or not shown due on such Tax Returns, owed by the Seller Parties (with respect to the Business) or the Transferred Entities have been duly and timely paid.

(b) No deficiencies for any Taxes have been proposed, asserted or assessed in writing by a Taxing Authority against any Transferred Entity or with respect to the Business that are still pending, other than as a result of any such Transferred Entity being a member of any affiliated, consolidated, combined or unitary Tax group (other than any such group that consists only of Transferred Entities).

(c) No extensions of the period for assessment or collection of any Taxes, nor any extensions or waiver of the statute of limitation, or other agreement that has the effect of extending or waiving the statute of limitations, are in effect with respect to any Transferred Entity, other than solely as a result of any such Transferred Entity being a member of any affiliated, consolidated, combined or unitary Tax group (other than any such group that consists only of Transferred Entities).

(d) As of the Agreement Date, no Tax Return filed by any Transferred Entity is under current audit or examination by any Taxing Authority and no claim, audit, action, suit, proceeding or investigation is threatened in writing with respect to any Transferred Entity in respect of any Tax or Tax Return, in each case, other than as a result of any such Transferred Entity being a member of any affiliated, consolidated, combined or unitary Tax group (other than any such group that consists only of Transferred Entities).

(e) There are no liens for Taxes on the Transferred Assets, the Transferred Equity Interests, or the assets of any Transferred Entity, other than Permitted Liens.

(f) The Seller Parties (with respect to the Business) and the Transferred Entities have complied with all applicable withholding obligations for Taxes required to have been withheld in connection with amounts paid to any employee or independent contractor.

(g) No Transferred Entity is a party to any Tax sharing, indemnification or allocation agreement or arrangement (other than indemnification or allocation agreements or arrangements solely amongst the Transferred Entities or indemnification or allocation agreements or arrangements pertaining to the sale or lease of assets or subsidiaries or where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary subject matter of which is not Taxes) pursuant to which it will have any obligation to make any payments after the Closing.

(h) None of the Transferred Entities, or of the Buyer or its Subsidiaries on behalf of the Transferred Entities, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) deferred intercompany gain described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Law) or (v) prepaid amount or deferred revenue received on or prior to the Closing Date.

(i) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes or Tax Returns of a Transferred Entity other than as a result of any such Transferred Entity being a member of any affiliated, consolidated, combined or unitary Tax group (other than any such group that consists only of Transferred Entities).

(j) None of the Transferred Entities (i) is, nor has been, subject to Tax in a country outside of the country in which it is organized, (ii) currently has nor has had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business or other connection or nexus in a country other than the country in which it is organized and (iii) is currently nor has been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction contract or agreement or order.

(k) The Transferred Entities will not be required to pay any amount of Tax after the Closing Date as a result of an election made under Section 965(h) of the Code.

(l) Schedule 4.15(l) lists the U.S. federal income tax classification of each of the Transferred Entities. Except as indicated, each such entity has had such classification at all times since formation.

(m) None of the Transferred Assets, interests in the Transferred Entities, or the assets of such Transferred Entities constitute “United States real property interests” within the meaning of Section 897(c) of the Code, other than “United States real property interests” to be transferred (or deemed transferred for U.S. federal income tax purposes) by a Person providing a certificate described in Section 3.02(a)(viii).

Section 4.16. Real Property. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) One or more of Seller or its Subsidiaries, as applicable, has good and marketable fee simple title to the Transferred Owned Real Property and valid title to the leasehold estate or license interest (as lessee, sublessee or licensee) in the Transferred Leased Real Property, in each case, free and clear of all Liens, except for Permitted Liens.

(b) Schedule 4.16(b) sets forth the address of all Transferred Real Properties, and a true and complete list of all Transferred Real Property Leases (including all amendments and guaranties with respect thereto) for each Transferred Leased Real Property. The Transferred Real Properties identified in Schedule 4.16(b) comprise all of the real property that are Related to the Business.

(c) With respect to each Transferred Owned Real Property: (A) except as set forth in Schedule 4.16(c), neither Seller nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Transferred Owned Real Property or any portion thereof and (B) other than the right of Buyer pursuant to this Agreement, neither Seller nor any of its Subsidiaries has granted any outstanding options, rights of first offer or rights of first refusal to purchase such Transferred Owned Real Property or any portion thereof or interest therein.

(d) Neither Seller nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein which is used or contemplated to be used in the Business.

(e) Seller has made available to Buyer a true and complete copy of each material Transferred Real Property Lease. All leases, subleases or licenses for the Transferred Leased Real Property under which Seller or any of its Subsidiaries is a lessee, sublessee or licensee are in full force and effect and are enforceable as against Seller or its applicable Subsidiary, and to the Knowledge of Seller, as against any other counterparty thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(f) Except as set forth in Schedule 4.16(f), with respect to each of the Transferred Real Property Leases: (i) neither Seller, its Subsidiaries nor, to the Knowledge of Seller, any other party to the Transferred Real Property Lease is in breach or default in any material respect under such Transferred Real Property Lease; (ii) Seller or any Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Transferred Leased Real Property or any portion thereof; and (iii) Seller or any Subsidiary has not collaterally assigned or granted any other security interest in such Transferred Real Property Lease or any interest therein, except for Permitted Liens and except for collateral assignments and security interests that will be released at Closing (if any).

(g) None of Seller or any of its Subsidiaries has received any written notice from any Government Authority asserting any violation of applicable Laws with respect to any Transferred Real Properties that remains uncured as of the Agreement Date.

Section 4.17. Brokers. Except for fees and expenses of PJT Partners LP and J.P. Morgan Securities LLC (the “Seller Bankers”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller Parties, or any of their respective Affiliates in connection with any Transaction. Seller is solely responsible for the investment advisory fees and expenses of the Seller Bankers and any other such broker, finder or investment bank.

Section 4.18. Sufficiency of Assets and Transferred Assets; Liens.

(a) On the Closing Date, the Transferred Assets will, taking into account all Transaction Agreements (and the rights granted and services to be performed thereunder), constitute all of the assets, rights and properties that are necessary to (x) conduct the Business immediately following the Closing in all material respects as it is conducted on the Agreement Date; provided, however, that nothing in this Section 4.18 shall be deemed to constitute a representation or warranty as to (i) the adequacy of amounts of cash or working capital (or the availability of the same) or (ii) infringement or misappropriation of Intellectual Property, Software or Data, which matters are addressed exclusively in Section 4.11, and (y) perform all of Buyer’s and its Affiliates’ (including, after the Closing, the Transferred Entities’) post-Closing obligations under the Transaction Agreements.

(b) Seller or its Subsidiaries have and, as of the Closing, will have good, valid and enforceable title (or valid lease, license or other applicable right of use) to all Transferred Assets that are material to the Business, taken as a whole (other than the leasehold estate (as lessee or sublessee) in the Transferred Leased Real Properties and the fee estate in the Transferred Owned Real Properties, which are the subject of Section 4.16), free and clear of all Liens (other than Permitted Liens) and, except as has not been and would not be reasonably expected to be material to the Business, taken as a whole, good, valid and enforceable title (or valid lease, license or other applicable right of use) to all other Transferred Assets.

(c) Any failure to obtain a Required Approval, and any action taken as required by Section 6.04, and the consequences thereof, shall not be taken into account in determining the accuracy of any representation or warranty in this Section 4.18.

Section 4.19. Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, all Insurance Policies maintained for, at the expense of or for the benefit of, the Business or any Transferred Assets (the “Business Insurance Policies”) are in full force and effect, all premiums due to date thereunder have been paid in full and neither Seller nor any of its Subsidiaries is in default with respect to any other obligations thereunder, and no written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Business Insurance Policy currently in force has been received by Seller or any of its Subsidiaries as of the Agreement Date. The scope and level of coverage of the Business Insurance Policies are reasonably customary in comparison to the scope and coverage carried by companies similar to Seller in similar lines of business as the Business.

Section 4.20. Intercompany Agreements.

(a) As of the Closing Date, all then existing contracts, agreements or arrangements between the Business and any Transferred Entity, on the one hand, and Seller or any of its Subsidiaries (other than the Transferred Entities), on the other hand (other than the Transaction Agreements, and other than any intercompany obligations exclusively between or among the Transferred Entities, the “Intercompany Agreements”), other than any Intercompany Agreement on Schedule 4.20, will automatically terminate without further payment or performance and shall cease to have any further force and effect, such that no party thereto shall have any further Liabilities therefor or thereunder or rights therein or thereto.

(b) None of Seller or any of its Affiliates, or to the Knowledge of Seller, any officers, directors or employees of Seller or its Affiliates is a party to any contract or agreement with any Transferred Entity or by which the Business or any Transferred Assets are bound which will not automatically terminate at the Closing, other than employment agreements with any such officers, directors or employees.

Section 4.21. Customers and Suppliers. Schedule 4.21 sets forth a list of (a) the 20 largest customers of the Business (each, a “Material Customer”), as measured by the dollar amount of purchases thereby during the most recent fiscal year, showing the total sales by the Business to each such Material Customer in such fiscal year, and (b) (i) any sole source supplier of the Business for which the total purchases of the Business during the most recent fiscal year exceeded $5,000,000 and (ii) the 20 largest suppliers of the Business (each, a “Material Supplier”), as measured by the dollar amount of purchases therefrom during the most recent fiscal year, showing the total purchases by the Business from each such Material Supplier in such fiscal year. Since January 1, 2019, no Material Customer or Material Supplier has (i) threatened in writing to cancel, terminate, let expire or adversely modify in any material respect, or to the Knowledge of Seller, has otherwise threatened to, cancel, terminate, let expire or adversely modify in any material respect, the relationship of such Material Customer or Material Supplier with the Business or (ii) threatened in writing to decrease materially or, to the Knowledge of Seller, has otherwise threatened to decrease materially, its purchases from, or its services or supplies to, the Business.

Section 4.22. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedules) or the other Transaction Agreements, none of the Seller Parties or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Seller Parties, the Transferred Entities or any of their respective Affiliates, including any representation or warranty regarding any Seller Party, any Transferred Entity or any other Person, the Transferred Equity Interests, any Transferred Assets, any Liabilities of any Seller Party or Transferred Entity, any Assumed Liabilities, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and the Seller Parties hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of any Seller Party, any Transferred Entity or any other Person. Except for the representations and warranties expressly set forth in this Article IV or the other Transaction Agreements, each Seller Party hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives or Buyer or any of Buyer’s Affiliates, including omissions therefrom. Without limiting the foregoing, except for the representations and warranties expressly set forth in this Article IV and the other Transaction Agreements, no Seller Party makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the success, profitability or value of the Transferred Entities, the Transferred Assets, the Transferred Equity Interests or the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the Agreement Date and as of the Closing Date, that, except as set forth in the Disclosure Schedules:

Section 5.01. Formation and Authority of Buyer. Buyer is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by Buyer have been duly authorized by all requisite corporate or organizational action on the part of Buyer, and no shareholder or other similar approval is required in connection with Buyer’s execution, delivery and performance of the Buyer Transaction Agreements. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02. No Conflict. Provided that all Consents and other actions described in Section 5.03 have been obtained, except as may result from any facts or circumstances relating to the Seller Parties, the Companies or their respective Affiliates, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not:

(i) violate or conflict with in any material respect the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer;

(ii) conflict with or violate in any material respect any Law or Order applicable to Buyer; or

(iii) result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien on any assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such breaches, defaults, rights or Liens as would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.03. Consents and Approvals. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not require any material Consent, waiver or other action by, or any material filing with or notification to, any Government Authority, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Regulatory Laws, (b) where the failure to obtain such Consent or waiver, to take such action or to make such filing or notification would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements or (c) as may be necessary as a result of any facts or circumstances relating to the Seller Parties, the Companies or their respective Affiliates.

Section 5.04. Absence of Restraints; Compliance with Laws. As of the Agreement Date, Buyer is not in violation of any Laws or Orders applicable to the conduct of its business, except for violations the existence of which would not reasonably be expected to impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.05. Securities Matters. Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). The Transferred Equity Interests are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred Equity Interests or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Transferred Equity Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Transferred Equity Interests. Buyer acknowledges that the Transferred Equity Interests have not been registered under the Securities Act, or any securities Laws or any state or other jurisdiction (U.S. or non-U.S.), and understands and agrees that it may not sell or dispose of any Transferred Equity Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws of any state or other jurisdiction (U.S. or non-U.S.).

Section 5.06. Financial Ability; Solvency.

(a) Buyer will have at the Closing, (x) sufficient immediately available funds and the financial ability to pay the Purchase Price and to pay any expenses incurred by Buyer in connection therewith and (y) the resources and capabilities (financial and otherwise) to perform its obligations under the Transaction Agreements (including all payments to be made by it in connection herewith). Buyer has not incurred, and is not contemplating or aware of, any obligation, commitment, restriction or other Liability of any kind, in each case, that would impair or adversely affect such resources, funds or capabilities. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that the obligations of Buyer under this Agreement (including, without limitation, Buyer’s obligations to consummate the Transactions) are not contingent upon Buyer having sufficient funds for the payment of the Purchase Price and the other amounts payable hereunder.

(b) Immediately after giving effect to the Closing, and the consummation of the Financing, and assuming the accuracy of the representations and warranties of Seller (determined without giving effect to materiality or Material Adverse Effect qualifications therein, except as provided in Section 4.08(b)), each of the Buyer and its Subsidiaries, including the Transferred Entities, on a consolidated basis, shall be solvent and shall (a) be able to pay their debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its Subsidiaries (including any Transferred Entity).

Section 5.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with any Transaction for which the Seller Parties would have any Liability.

Section 5.08. Investigation. Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate into, and based thereon, has formed an independent judgment concerning, the Transferred Entities, the Transferred Equity Interests, the Transferred Assets, the Assumed Liabilities, the Business and Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements and (b) has been furnished with, or given access to, projections, forecasts, estimates, appraisals, statements, data or information about the Seller Parties, the Transferred Entities, the Transferred Equity Interests, the Liabilities of the Transferred Entities, the Transferred Assets, the Assumed Liabilities, the Business and other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements, adequate for such purposes. Buyer further acknowledges and agrees that (x) the only representations and warranties made by Seller are the representations and warranties expressly set forth in Article IV (as modified by the Disclosure Schedules) or the other Transaction Agreements and Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, data or information made, communicated or furnished by or on behalf of Seller or any of its Affiliates, any Representatives of Seller or any of its Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, advice, data or information made, communicated or furnished by or through the Seller Bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that, except for the representations and warranties expressly set forth in Article IV or the other Transaction Agreements, Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, advice, data or information and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in Article IV (as modified by the Disclosure Schedules) or the other

Transaction Agreements. Except as otherwise expressly set forth in this Agreement and the other Transaction Agreements, Buyer understands and agrees that the Transferred Entities, the Transferred Equity Interests, the Business, the Transferred Assets and the Assumed Liabilities are being furnished subject only to the representations and warranties contained in Article IV (as modified by the Disclosure Schedules) or the other Transaction Agreements without any other representations or warranties of any nature whatsoever.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Conduct of Business Before the Closing.

(a) Except (x) as required by applicable Law or as otherwise required by the Transaction Agreements and (y) for matters identified on Schedule 6.01, during the Pre-Closing Period unless Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will, and will cause its Subsidiaries to, (a) conduct the Business in the ordinary course of business, (b) use reasonable best efforts consistent with past practice to preserve existing relationships of the Business with its employees, customers, vendors, suppliers and other material business partners in all material respects, and (c) solely with respect to the Business, not do any of the following:

(i) grant any Lien on the Transferred Equity Interests, the equity interests of the Business Subsidiaries or any Transferred Assets (in each case, whether tangible or intangible), other than granting a Permitted Lien on any Transferred Assets in the ordinary course of business;

(ii) acquire or dispose of any interest in or liquidate or dissolve (by merger, consolidation, acquisition or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division;

(iii) issue, sell, transfer, grant or otherwise dispose of any shares of the capital stock or other equity interests of any Transferred Entity or securities convertible into or exchangeable thereto (except to the extent contemplated by Section 2.06);

(iv) enter into or consummate any transaction involving the acquisition of assets or other properties of any other Person, other than (i) for an amount not exceeding $2,500,000 individually or $10,000,000 in the aggregate (but which shall not include real property) or (ii) in the ordinary course of business;

(v) (A) grant or announce any increase in the wages, salaries, compensation, severance, bonuses, deferred compensation or incentives (including, for the avoidance of doubt, equity or equity-based incentives) payable to any Business Employee with an annual base salary above $150,000, (B) establish, adopt, terminate, amend, increase or promise to increase any benefits under any Employee Plan or (C) increase or accelerate the funding, payment or vesting of the compensation or benefits provided under any Business Plan or other Employee Plan that will be assumed by Buyer or its Affiliates as a result of this Agreement, except, in each case, (1) as required by Law, any Employee Plan or any contract in existence on the Agreement Date and made available to Buyer, (2) increases in wages, salaries, bonuses and incentives in the ordinary course of business consistent with past practice in the relevant market and (3) changes to benefits that are applicable to the covered employees of the Business and Seller generally or that result from ordinary course negotiations involving any labor union, works council, or equivalent employee representative body representing any Business Employees;

(vi) (A) make any change in any method of accounting or accounting methodology, practice or policy used by the Business in the preparation of its financial statements, other than such changes as are consistent with the Transaction Accounting Principles or changes required by GAAP or applicable Law, (B) change policies, practices and procedures with respect to working capital or cash management, accrual of revenue, collection or accrual of accounts receivable, payment or accrual of expenses, accounts payable or other Liabilities in a manner inconsistent with past practice, (C) accelerate customer product delivery outside of normal purchase order practices, other than at the request of a customer and which do not exceed $15,000,000 in any fiscal quarter, or (D) provide discounts for accelerated product delivery (other than time value of money discounts in accordance with Seller’s accounting policies and consistent with past practice);

(vii) enter into any settlement or release with respect to any Action relating to the Business other than (A) any settlement or release that contemplates only the payment of money in an amount not exceeding $2,500,000 individually or $15,000,000 in the aggregate and results in a full release of the claims giving rise to such Action, (B) any settlement or release of any action relating to and material to the Business involving the payment of Liabilities to the extent that, with respect to any matter, such payment does not exceed the sum of (1) the applicable amount reflected or reserved against in the Financial Statements plus (2) $2,500,000; provided, however, that in the case of (A) and (B) such settlement or release shall not (x) be reasonably expected to have a material and adverse effect on another Action with underlying facts substantially similar to such Action made or, to the Knowledge of Seller, threatened against, the Business, the Transferred Entities or the Transferred Assets (which Seller would not be entitled to settle in accordance with this clause (vii)), (y) involve a criminal Action or admission of wrongdoing or (z) impose material ongoing limitations on the conduct or operation of the Business that will remain in effect after the Closing Date;

(viii) other than in the ordinary course of business on an arm’s length basis, enter into any transactions, contracts or understandings with Affiliates that would be binding on the Transferred Entities or the Transferred Assets after the Closing;

(ix) amend any Governing Documents of the Transferred Entities or JVs in a manner adverse to Buyer in any material respect;

(x) enter into, renew, waive any material provision of, or modify in any material respect or terminate any Material Contract (or any contract or agreement that would qualify as such had such contract or agreement been entered into prior to the Agreement Date) other than (i) in the ordinary course of business, (ii) terminations of such contracts as a result of the material default or breach of any counterparty thereto in accordance with the terms thereof, (iii) auto-renewals of such contracts in accordance with the terms thereof (with applicable conforming amendments of a ministerial nature) or (iv) the expiration or termination of such contracts (other than any license agreement) pursuant to their terms;

(xi) sell, transfer, lease, license or otherwise dispose of any Transferred Assets in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than in the ordinary course of business;

(xii) make aggregate capital expenditures (i) in excess of 110% of the applicable capital expenditure budget set forth on Schedule 6.01(a)(xii) (the “Capex Budget”), except for unanticipated capital expenditures that are necessary to maintain the value and functionality of the facilities of the Business (whether as a result of casualty or otherwise and whether or not covered by insurance), or (ii) of less than 90% of the applicable capital expenditure budget set forth in the Capex Budget, except for unanticipated interruptions in capital projects that interfere with Seller’s ability comply with this clause (ii), in each case, during any quarterly period;

(xiii) (A) incur any Debt related to the Business other than (i) in the ordinary course of business or (ii) any Debt that constitutes Closing Debt or Excluded Liabilities or (B) make any loans or advances to or investment in any other Person in connection with the Business, in each case, in excess of $2,000,000 individually or $5,000,000 in the aggregate, other than routine advances to employees and consultants for business expenses, or extensions of trade credit and supplier advances, in each case, in the ordinary course of business;

(xiv) (A) enter into, amend, extend or terminate any CBA (other than ordinary course negotiations involving any labor union, works council, or equivalent employee representative body representing any Business Employees) or (B) voluntarily recognize or certify any labor union or organization, works council, or group of employees as the bargaining representative for any Business Employees;

(xv) (A) hire, materially modify the job responsibility of, or terminate (other than for “cause”) any Business Employee with annual base compensation above $150,000, (B) reassign the duties of any employee of Seller or its Subsidiaries with an annual base salary above $150,000 such that such individual ceases to be, or becomes, a Business Employee or (C) implement or effect any reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of Business Employees;

(xvi) make, change or revoke any material Tax election, change any annual accounting period for Tax purposes, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement of any Transferred Entity, settle or compromise any material Tax Claim asserted against any Transferred Entity, except, in each case, as related to Taxes paid on an affiliated, consolidated, combined or unitary basis or except as would not materially adversely affect the Tax liability of any Transferred Entity in a taxable period (or portion thereof) beginning after the Closing Date;

(xvii) except in the ordinary course of business, enter into any KUBio Contract that involves, or that is reasonably expected to involve, aggregate payments in excess of $10,000,000 or amend, waive any provision of, or terminate any KUBio Contract; or

(xviii) authorize, commit to or enter into any legally binding commitment with respect to any of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary (but subject to Section 2.05(a)) and without limiting Buyer’s right to receive any cash pursuant to Section 2.01(a)(iv) and Section 2.01(a)(v), the bank accounts maintained by Seller or any of its Subsidiaries in connection with the Business shall continue to be subject to Seller’s and its Subsidiaries’ daily cash sweep in its sole discretion.

(c) Nothing in this Section 6.01 shall be deemed to limit in any manner the transfer of Transferred Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities among Seller and its Subsidiaries prior to the Closing as contemplated by Section 2.06.

Section 6.02. Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause each of its Subsidiaries to, (i) afford the Representatives of Buyer reasonable access, during normal business hours, to the properties, books and records or the portions thereof that relate to the Business and (ii) furnish to the Representatives of Buyer such additional financial and operating data and other information regarding the Business as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the Transactions and preparing to operate the Business following the Closing.

(b) Notwithstanding anything in this Agreement to the contrary, and without limiting Seller’s obligations pursuant to Section 6.12, during the Pre-Closing Period,

(i) (A) in no event shall Seller or its Subsidiaries be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which would jeopardize any applicable legal privilege (including the attorney-client privilege) available to Seller or any of its Subsidiaries relating to such information, (4) information the disclosure of which would cause Seller or any of its Subsidiaries to breach a confidentiality obligation to which it is bound (provided, in the case of clauses (1), (3) and (4), that (x) Seller shall use commercially reasonable efforts and work in good faith to develop substitute arrangements for providing information to Buyer that do not result in the loss of such privilege or the breach of such applicable Law or obligations, including by providing redacted information and using “clean room” arrangements to grant access to select Representatives of Buyer) or (5) consolidated Tax Return of Seller or any of its Subsidiaries (other than Tax Returns or any portions thereof that relate solely to the Transferred Entities) and (B) the investigation contemplated by Section 6.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of Seller or any of its Subsidiaries or require the creation or delivery of financial statements other than as required by other provisions of this Agreement;

(ii) the auditors and accountants of any of Seller or any of its Subsidiaries shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(iii) before the Closing, Buyer shall not conduct, without the prior written consent of Seller, which Seller may withhold for any reason, any intrusive environmental investigation at any property affiliated with the Business or with Seller or any of its Subsidiaries, including any sampling, testing or other intrusive indoor or outdoor investigation of soil, subsurface strata, surface water, groundwater, sediments or ambient air at or in connection with any property associated or affiliated in any way with the Business, Seller or any of its Subsidiaries;

(iv) before the Closing, without the prior consent of Seller or its Representatives (which consent shall not be unreasonably delayed, conditioned or withheld solely in the case of contacts with employees) neither Buyer nor any of its Representatives shall contact any employees of, suppliers to, or customers of Seller or any of its Subsidiaries in connection with or with respect to this Agreement, any other Transaction Agreement or any Transaction, or to otherwise discuss the business or operations of any Transferred Entity or the Business; and

(v) none of Seller nor any of its Subsidiaries shall be required, before the Closing, to disclose, or cause or seek to cause the disclosure of, to Buyer or its Affiliates or Representatives (or provide access to any properties, books or records of Seller or any of its Subsidiaries that would reasonably be expected to result in the disclosure to such persons or others of) any competitively sensitive confidential information relating to Trade Secrets, proprietary know-how, processes, trademark applications, trade name applications, service mark applications, copyright applications or product development, or pricing and marketing plans, nor shall Seller or any of its Subsidiaries be required to permit or cause or seek to cause others to permit Buyer or its Affiliates or Representatives to have access to or to copy or remove from the properties of Seller or any of its Subsidiaries any documents, drawings or other materials that would reveal any such Confidential Information; provided that Seller shall use commercially reasonable efforts and work in good faith to develop substitute arrangements for providing such information to Buyer, including by providing redacted information and using “clean room” arrangements to grant access to select Representatives of Buyer.

(c) If so requested by Seller, Buyer shall enter into a customary joint defense agreement or common interest agreement with one or more of Seller or any of its Subsidiaries with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 6.02 or otherwise.

Section 6.03. Confidentiality.

(a) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer and its Representatives (as defined in the Confidentiality Agreement) as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Materials (as defined in the Confidentiality Agreement) to the extent relating to the Transferred Entities or the Business, and for all other Evaluation Materials the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) Following the Closing and for a period of seven (7) years thereafter (other than with respect to Trade Secrets, to which such limit shall not apply), except as required by Law, Seller shall not, and shall cause each Seller Party not to, disclose to any other Person or use in any manner (other than Seller’s compliance with any Transaction Agreement) any Confidential Information to the extent related to the Business or the Transferred Assets, except to the extent that such Confidential Information (i) was or becomes in the public domain other than as a result of a disclosure or other action (or failure to act) by Seller or any of its Affiliates in violation of this Section 6.03(b), (ii) is lawfully acquired by Seller or its Affiliates after the Closing on a non-confidential basis or (iii) relates to both the Business and the other businesses, assets or Liabilities of Seller or its Subsidiaries (it being understood that any portion of such Confidential Information relating solely to the Business shall not be excluded by this clause (iii)). If Seller undergoes an initial public offering of its healthcare division, or if Seller sells all or substantially all of its healthcare division to a third party, then the provisions of this Section 6.03(b) shall continue to apply to such resulting or sold entity as if such entity was Seller hereunder. Seller shall, prior to any such transaction, secure from such transferred or sold entity an executed joinder agreement to the terms of this Section 6.03(b) that is directly enforceable by Buyer.

Section 6.04. Regulatory and Other Authorizations; Consents.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to compliance with applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) promptly obtaining all authorizations, consents, Orders, approvals, licenses, Permits, and waivers of all Government Authorities and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement (collectively, the “Government Approvals”), (ii) cooperating fully with the other Party in promptly seeking to obtain all such authorizations, consents, Orders, approvals, licenses, Permits and waivers, (iii) providing such other information to any Government Authority as such Government Authority may lawfully request in connection herewith and (iv) obtaining all consents, approvals or waivers from third parties that are (A) necessary to consummate the Transactions or (B) disclosed in the Disclosure Schedules; provided, that, notwithstanding the foregoing, none of Seller, any Subsidiary of Seller or Buyer or any Subsidiary of Buyer shall be required to make any payments or concessions in connection with the fulfillment of its obligations in this Section 6.04(a)(iv) and that neither Seller nor any of its Subsidiaries shall pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without the prior written consent of Buyer. As promptly as Buyer deems advisable (after consulting with, and considering in good faith the views of Seller) following the date of this Agreement, but no later than sixty (60) days after the date hereof, each Party shall make its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and shall supply as promptly as reasonably practicable thereafter to the appropriate Government Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party agrees to make as promptly as Buyer deems advisable (after consulting with, and considering in good faith the views of Seller) its respective filings and notifications, if any, under any other applicable Regulatory Law, and to supply as promptly as reasonably practicable to the appropriate Government Authorities any additional information and documentary material that may be requested pursuant to the applicable Regulatory Law.

(b) Without limiting the generality of the undertaking of Buyer pursuant to Section 6.04(a), Buyer shall, and shall cause each of its Subsidiaries to, use its and their best efforts, and take any and all steps necessary to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Government Authority or any other Persons (“Regulatory Law Impediment” ) so as to enable the Parties to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Buyer pursuant hereto, and entering into behavioral or conduct remedies and such other actions or arrangements, as are necessary or advisable in order to avoid any Regulatory Law Impediment, including the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding by a Government Authority or any other person under Regulatory Laws that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions; provided, that, notwithstanding the foregoing provisions of this Section 6.04(b) or any other provision of this Agreement, in no event shall Buyer or any of its Subsidiaries be required to agree to (nor shall Seller or any of its Subsidiaries be permitted to agree unless Buyer so directs them (and they shall, if Buyer so directs, agree to, so long as such agreements are limited to the Business and are conditioned upon the Closing)), any action, concession or undertaking, unless such action, concession or undertaking is conditioned on the Closing. In addition, Buyer shall defend through litigation on the merits any Claim asserted in court by any Government Authority or any other person under Regulatory Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date; provided, however, that such obligation to litigate in no way limits the obligation of Buyer to use, and cause each of its Subsidiaries to use, its and their best efforts, and to take any and all steps necessary to eliminate each and every impediment under any Regulatory Law to consummate the Transactions prior to the Outside Date.

(c) Each Party shall keep the other Party apprised of the content and status of any communications with, and communications from, any Government Authority with respect to the Transactions, including promptly notifying the other Party of any material communication it or any of its Affiliates receives from any Government Authority relating to any review or investigation of the Transactions under the HSR Act or any other applicable non-United States Regulatory Laws and shall permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed substantive communication by such Party to any Government Authority relating to such matters. None of the Parties shall agree to participate in any substantive meeting, telephone call or discussion with any Government Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Government Authority, gives the other Party the opportunity to attend and participate at such meeting, telephone call or discussion. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; provided, further, that each Party may reasonably designate materials, including materials submitted with that Party’s regulatory filings, as “Outside Counsel Only” or “Outside Advisors Only,” in which case access to such materials shall be restricted accordingly. Notwithstanding anything to the contrary contained in this Agreement, but subject to Seller’s consultation and participation rights described above, Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances as promptly as practicable, and in any event prior to the Outside Date, including in connection with the determination of any actions to be taken under Section 6.04(b), and shall take the lead in all meetings and communications with any Government Authority in connection with obtaining any necessary antitrust, competition or investment review clearances; provided, however, that if by December 31, 2019 any Required Approval has not been obtained or agreed to in principle with the applicable Government Authority and such Required Approval has not been waived, Buyer will use its best efforts in its interactions with any such Government Authority to cause such Government Authority to offer a path or paths forward that would resolve such Government Authority’s concerns as promptly as practicable thereafter.

(d) Buyer shall not enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect Buyer’s ability to (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Regulatory Law, applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions, or (iii) obtain all authorizations, consents, Orders and approvals of Government Authorities necessary for the consummation of the Transactions in accordance with the terms and conditions of this Agreement.

Section 6.05. Permits. Seller will use reasonable best efforts to provide Buyer with a list of all material Permits necessary for Buyer to own and operate the Business, the Transferred Entities or the Transferred Assets, as promptly as practicable following the Agreement Date. Seller and its Affiliates shall use its reasonable best efforts to assist Buyer in obtaining any Permits necessary (or that may become necessary) for Buyer to own or operate the Business, the Transferred Entities or the Transferred Assets. Notwithstanding anything to the contrary herein, no Seller Party, nor any of their Subsidiaries, shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to indemnify, remain secondarily liable or contingently liable for any Assumed Liability) to any third party in connection with the Seller Parties’ obligations under this Section 6.05, in each case other than payment obligations that are borne by Buyer. If any such Permit is not obtained prior to the Closing, Seller, its Affiliates and Buyer shall cooperate in good faith to enter into a reasonable transitional arrangement (to the extent permitted by the terms of the applicable Permit and applicable Law and at Buyer’s sole expense) under which Buyer shall obtain the benefit of such Permit in connection with the ownership or operation of the Business, the Transferred Entities or the Transferred Assets; provided that in the case of any such arrangement, without limiting the second sentence of this Section 6.05, Buyer shall use reasonable best efforts to obtain the applicable Permit as promptly as practicable after the Closing.

Section 6.06. Guarantees; Other Obligations.

(a) As promptly as practicable following the Agreement Date, Seller shall provide to Buyer a schedule listing all of the outstanding Seller Guarantees. At or before the Closing, Buyer shall use reasonable best efforts to (i) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace any outstanding Seller Guarantees or (ii) to the extent permitted by applicable Law and the terms thereof, assume all obligations (solely to the extent constituting Assumed Liabilities) under each Seller Guarantee, and obtain from the creditor, beneficiary or other counterparty a full release (in a form satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees (solely to the extent relating to the Business). In furtherance and not in limitation of the foregoing, Seller shall reasonably cooperate with Buyer and have the primary responsibility to direct the process by which the Parties approach the beneficiaries or counterparties of such Seller Guarantees, including by taking the lead in all meetings, discussions and communications with beneficiaries or counterparties. To the extent the beneficiary or counterparty under any Seller Guarantees does not accept any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer and Buyer is not permitted to assume or cause to be assumed any such Seller Guarantee in accordance with the foregoing clause (ii) from and after the Closing, Buyer shall (x) indemnify, defend and hold harmless Seller and its Subsidiaries against, and reimburse Seller and its Subsidiaries for, all amounts paid that are reasonably incurred, including reasonable and documented out-of-pocket costs or expenses in connection with such Seller

Guarantees, including Seller’s and its Subsidiaries’ reasonable and documented out-of-pocket costs or expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Seller and its Subsidiaries to the extent any Seller Guarantee is drawn upon and Seller or any of its Subsidiaries makes any payment or reimburses the party issuing the Seller Guarantee and (y) not without Seller’s prior written consent, amend in any manner adverse to Seller or any of its Subsidiaries, or extend (or permit the extension of), any Seller Guarantee or any obligation supported by any Seller Guarantee.

(b) Except for those Intercompany Agreements specifically contemplated by this Agreement or the Transaction Agreements to survive the Closing or to the extent necessary to effectuate Section 6.07(b), Seller shall terminate or cause to be terminated all Intercompany Agreements, in each case without any Liability to Buyer, the Business or any of Buyer’s Affiliates (including the Transferred Entities).

(c) Prior to the Closing, the Seller Parties shall use commercially reasonable efforts, in consultation and cooperation with Buyer, to identify, pay off, discharge and satisfy in full, or cause the Transferred Entities and the JVs to identify, pay off, discharge and satisfy in full, all liabilities pursuant to any Related Party Financing (each such payment, a “Related Party Financing Payment”). The Parties agree that for purposes of this Agreement, (x) the Related Party Financing Payments, if any, shall be deemed to occur prior in time to the payment of the Purchase Price; (y) a Related Party Financing Payment shall be deemed to occur prior to Buyer or any Buyer Affiliate taking title to any equity interest in the applicable Transferred Entity or JV that is the obligor in respect of the applicable Related Party Financing Payment; and (z) Buyer and its respective Affiliates will take title to any equity interest of a Transferred Entity or JV only following the satisfaction of the Related Party Financing Payment in respect of which such Transferred Entity or JV is the obligor. If fewer than all the Related Party Financing Payments have been made by Closing, the Parties agree to treat the Transferred Entity or JV that is the obligor in respect of any such Related Party Financing Payment that remains unpaid as of the Closing as a Deferred Business and the applicable Related Party Financing Payment as a Legal Restraint with the provisions of Section 2.05 applying mutatis mutandis to the transfer thereof, such that the interests in the applicable Transferred Entity or JV shall not be transferred to Buyer prior to the applicable Related Party Financing Payment.

Section 6.07. Cooperation.

(a) During the Pre-Closing Period, each of Seller and Buyer shall, and shall cause their respective Affiliates to, (i) except where greater efforts or outright non-efforts based obligations are expressly required by the terms of this Agreement, use reasonable best efforts to cause all Closing Conditions of the other Party to be met as promptly as practicable after the Agreement Date and in any event on or before the Outside Date and (ii) without limiting any other obligations set forth in this Agreement, keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party. This Section 6.06(c) shall not apply with respect to Government Approvals, which are governed solely by Section 6.04.

(b) As soon as practicable after the Agreement Date, the Parties shall cooperate in good faith to develop a plan for separating the Business from the other businesses of Seller and its Affiliates (other than the Transferred Entities) so as to minimize the adverse impact of such separation on each Party’s business. Without limiting the foregoing, and as soon as practicable after the Agreement Date, Seller shall use reasonable best efforts to separate the data related to the Business from the data relating to the other businesses of Seller and its Affiliates (other than the Transferred Entities), including (i) the migration of employees unrelated to the Business to an information system separate from the Business Systems, (ii) the duplication for the Business of enterprise applications that are shared between the Business, on the one hand, and the other businesses of Seller and its Affiliates (other than the Transferred Entities), on the other hand, (iii) the separation of electronic data related to the Business from Seller’s systems and the transfer and integration of such electronic data to the Business Systems and (iv) the separation and removal of electronic data unrelated to the Business from the Business Systems.

Section 6.08. Shared Space Agreements. If, from and after the execution of this Agreement, until the date that is three (3) months after the Closing Date, either Party determines that (i) a portion of the business of Seller or its Subsidiaries (other than the Business) is being conducted at any Transferred Real Property or (ii) a portion of the Business is being conducted at any Retained Real Property, then each such property identified by Buyer or Seller, as the case may be, shall constitute a Shared Location. Upon identification of such Shared Location, Buyer and Seller shall work in good faith to determine the feasibility of separating the business operations of the parties at such Shared Location and/or relocating the operations to another property. If, notwithstanding such good-faith efforts, the parties are unable to agree on a mutually satisfactory plan for separating the business operations of the parties and/or relocating the operations, Buyer and Seller shall negotiate in good faith and cooperate to prepare, as soon as reasonably practicable, a Shared Space Agreement for each such Shared Location. Each such Shared Space Agreement shall take into account the specific use by each party of the applicable Shared Location and the other specific characteristics of such Shared Location. To the extent such Shared Space Agreement concerns any leased real property, such Shared Space Agreement shall take into consideration the terms of the applicable lease, sublease or license. To the extent such Shared Space Agreement concerns any owned real property, such Shared Space Agreement shall be on customary and market terms reflecting the characteristics and location of the applicable Shared Location (subject to terms reflecting the particular business plans and business needs of the parties and approved by the parties, each acting reasonably). Seller shall use reasonable best efforts to complete the separation of Shared Locations such that the Business Employees and the operations of the Business are segregated from the other employees and operations of the other businesses conducted by Seller at the Shared Locations prior to or at the Closing and all costs associated with such separations shall be borne by Seller.

Section 6.09. Subject Jurisdiction Put Options.

(a) Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to sell or purchase any of the Subject Jurisdiction Businesses until the Subject Jurisdiction Put Option with respect to the applicable Business is exercised.

(b) In the event that the Subject Jurisdiction Put Option is exercised with respect to any Subject Jurisdiction Business on or prior to Closing, this Section 6.09 shall terminate and shall cease to have effect with respect to such applicable Subject Jurisdiction Business.

(c) In the event that the Subject Jurisdiction Put Option is not exercised on or prior to Closing with respect to any Subject Jurisdiction:

(i) Section 2.01 and Article VIII (the “Disapplied Provisions”) shall not apply to such Subject Jurisdiction Business at the Closing;

(ii) in respect of the Disapplied Provisions, (A) the term “Business” shall be deemed to exclude such Subject Jurisdiction Business, (B) the term “Transferred Entities” shall be deemed to exclude the applicable Subject Jurisdiction Transferred Entities, (C) the term “Transferred Assets” shall be deemed to exclude the applicable Subject Jurisdiction Transferred Assets, (D) the term “Assumed Liabilities” shall be deemed to exclude the applicable Subject Jurisdiction Assumed Liabilities and (E) the term “Business Employees” shall be deemed to exclude the applicable Subject Jurisdiction Employees;

(iii) the parties shall negotiate in good faith to agree on any amendments to this Agreement, the Transition Services Agreement, the Local Transfer Agreements and the other Transaction Agreements as may be required in order to give effect to the principles set forth in this Section 6.09; and

(iv) the Purchase Price shall be reduced as mutually agreed by Seller and Buyer.

Section 6.10. Subject Jurisdiction Put Option Terms.

(i) Upon exercise by Seller of any Subject Jurisdiction Put Option, Buyer hereby promises and undertakes to purchase from the Seller Parties all (and not a portion) of the Subject Jurisdiction Transferred Equity Interests, Subject Jurisdiction Transferred Assets and Subject Jurisdiction Assumed Liabilities in accordance with and subject to the terms and conditions specified in this Agreement with respect to any Subject Jurisdiction (each, a “Subject Jurisdiction Put Option”), it being understood that, for the sake of clarity, if any Subject Jurisdiction Put Option is exercised prior to Closing, the Subject Jurisdiction Transferred Equity Interests, Subject Jurisdiction Transferred Assets and Subject Jurisdiction Assumed Liabilities with respect to the applicable Subject Jurisdiction shall be included in the Transferred Equity Interests, Transferred Assets and Assumed Liabilities and the purchase price for such Subject Jurisdiction Transferred Equity Interests, Subject Jurisdiction Transferred Equity Interests and Subject Jurisdiction Assumed Liabilities shall be included in the computation of the Purchase Price.

(ii) Seller hereby accepts the benefit of the Subject Jurisdiction Put Option and may, at its own discretion and option, elect to exercise the Subject Jurisdiction Put Option in accordance with the procedures set forth herein, without having Seller being committed to sell to Buyer the Subject Jurisdiction Business. Seller shall only be entitled to exercise the Subject Jurisdiction Put Option for all (and not a portion) of the Subject Jurisdiction Transferred Equity Interests, Subject Jurisdiction Transferred Assets and Subject Jurisdiction Assumed Liabilities in each Subject Jurisdiction. Seller undertakes that the applicable Seller Party owns and will own all the issued and outstanding equity interests in the Subsidiaries in each Subject Jurisdiction until each Subject Jurisdiction Put Option is exercised or terminated.

(iii) The Subject Jurisdiction Put Option will enter into force at the Agreement Date.

(iv) The Subject Jurisdiction Put Option may be exercised by Seller at any time, after the date upon which all of the information and consultation processes of the applicable Works’ Council(s) have been completed in accordance with the applicable Laws, until the Expiry Date, by sending to Buyer a notice, in form set out under Schedule 6.10(iv) (the “Exercise Notice”).

(v) If Seller has not exercised the Subject Jurisdiction Put Option with respect to any Subject Jurisdiction Business on or before the Expiry Date, then, the Subject Jurisdiction Put Option with respect to such Subject Jurisdiction Business shall automatically lapse, without any action on the part of either party.

(vi) As soon as practicable, Seller will cause its relevant Subsidiaries (i) to initiate the information and consultation processes of the relevant employee representative bodies required under applicable Laws in the Subject Jurisdictions (collectively, the “Works Councils”) in connection with the sale of the Subject Jurisdiction Business and (ii) to use their reasonable best efforts to pursue diligently such procedures in accordance with applicable laws and regulations and to obtain the delivery of the Works Councils’ opinions as soon as possible.

(vii) The Parties shall keep each other regularly informed of the status of each these processes, consult with each other in good faith in obtaining such opinions and provide to each other Party a copy of the opinions of the Works Councils (to the extent available) as soon as possible after obtaining such opinions.

(viii) Each Subject Jurisdiction Put Option shall automatically terminate on the earlier of (a) the valid termination of this Agreement and (b) the date that is sixty (60) Business Days after Seller’s receipt of the final opinion from the Works Council in the applicable Subject Jurisdiction in connection with the Transaction or, in the absence of any opinion, the date upon which the Works Council is deemed to have issued a negative opinion under applicable Law (the “Expiry Date”), unless the Subject Jurisdiction Put Option is exercised on or prior to such date.

Section 6.11. Factored Receivables; Trade Payables Program.

(a) The Factoring Entities do not own or hold any Transferred Assets other than the Factored Receivables and do not hold any Assumed Liabilities. None of the Factoring Entities shall be deemed to have any obligations hereunder, other than to transfer at Closing the Factored Receivables. Prior to or at the Closing Date, Seller shall cause each Factoring Entity to enter into the Factored Receivables Bill of Sale, pursuant to which such Factoring Entity shall transfer to Buyer or any other Person designated by Buyer at Closing the Factored Receivables.

(b) Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.01), Buyer and Seller have agreed that the Business may continue to sell and securitize its receivables to the Factoring Entities from the Agreement Date through the Closing in the ordinary course of Business (provided, that only Seller (including GE Capital) and Genpact on Seller’s behalf may interface with customers of the Business), and that Buyer shall purchase the Factored Receivables from each Factoring Entity at the Closing pursuant to and in accordance with the terms of this Agreement and the Factored Receivables Bill of Sale.

(c) From and after April 1, 2019, Seller shall discontinue new originations under the Trade Payables Program and discontinue the Trade Payables Program between the Agreement Date and the Closing Date through natural runoff.

Section 6.12. Financing Cooperation.

(a) Prior to the Closing, Seller will, and will cause its Subsidiaries to, and will use reasonable best efforts to cause its Representatives to, on a timely basis, provide to Buyer all cooperation reasonably requested by Buyer in connection with the arrangement, marketing, syndication and consummation of any financing deemed reasonably necessary or advisable by Buyer in connection with the Transactions (including any customary debt securities offering to be issued or incurred in lieu of all or a portion of any bridge facility, the “Financing”) (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or the Business, it being acknowledged that the required cooperation set forth in the clauses below shall not be deemed as unreasonable interference, and does not cause any covenant, representation or warranty to be breached or to fail to be satisfied or otherwise cause a breach of this Agreement), including:

(i) making the senior officers of the Business available to the debt financing sources (including the Lender Related Parties) for a reasonable number of investor and lender meetings (including “road shows”), presentations and sessions with rating agencies at reasonable times upon reasonable advance notice;

(ii) as promptly as reasonably practicable, using reasonable best efforts to provide all information reasonably requested by such debt financing sources (including the Lender Related Parties) in connection with such Financing, including to assist in the preparation of any pro forma financial statements required in connection therewith and/or under SEC rules applicable to Buyer, including with respect to the estimated impact of the application of acquisition accounting in accordance with GAAP to the Seller’s historical financial statements together with related footnote disclosures and supporting information to Buyer’s independent auditors to enable such auditors to provide customary comfort on such pro forma financial statements, it being agreed that Seller will not be required to provide any information relating to (A) the proposed aggregate amount of debt and equity financing (if any), together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing; or (C) any financial information related to Buyer or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Business by Buyer;

(iii) informing Buyer, as promptly as reasonably practicable, after Seller or its Subsidiaries have knowledge of any facts that would be reasonably expected to require the restatement of any financial statements of the Business in order for such financial statements to comply with GAAP;

(iv) reasonably assisting Buyer with the preparation of materials for rating agency presentations, bank information memoranda, lender presentations, offering memoranda, private placement memoranda, prospectuses and similar marketing documents (including participation in a reasonable number of due diligence sessions, drafting session and sessions with ratings agencies);

(v) executing and delivering as of (but not prior to) the Closing any guarantee, pledge and security documents, other definitive financing documents, customary closing certificates as may be required by the Financing or other certificates or documents as may be reasonably requested by Buyer and otherwise reasonably facilitating the making of guarantees, the pledging of collateral and the perfection of applicable security interests (including cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests (including delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering termination agreements or UCC-3 or equivalent financing statements or notices)); provided, that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing (except for customary authorization letters, management representation letters and a “CFO certificate” with respect to due diligence items related to any offering memorandum, which shall be executed by a financial officer of Seller or the Business prior to Closing (in each case relating to the Business and its Subsidiaries)), (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, (C) neither Seller nor any of its Subsidiaries will be required to execute any document or instrument, or adopt any resolution or other corporate action in respect of financing arrangement of Buyer or its Subsidiaries (other than the Transferred Entities) and (D) no Liability shall be imposed on Seller or any of its Subsidiaries or any of their respective officers or employees;

(vi) causing to be taken corporate and other actions by any Transferred Entity that are reasonably necessary to permit the consummation of the Financing on the Closing Date and to permit the proceeds thereof to be made available to Buyer as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Transferred Entities who hold such positions as of the Closing and will act in a similar capacity after the Closing;

(vii) providing, as promptly as reasonably practicable but no later than three (3) Business Days prior to the Closing, all documentation and other information about the Business and its Subsidiaries as is reasonably required under applicable “know your customer.” anti-money laundering rules and regulations including the USA PATRIOT Act and beneficial ownership regulations of 31 C.F.R. § 1010.230, in each case to the extent requested at least ten (10) Business Days in advance of the Closing;

(viii) reasonably cooperating with financing sources’ (including the Lender Related Parties’) customary due diligence and marketing efforts, including access to documentation and “factual backup” support reasonably requested by such financing sources (including the Lender Related Parties) and their counsel; and

(ix) using reasonable best efforts to cause independent auditors to provide, consistent with customary practice, consents to the use of their reports in any materials relating to the Financing or Current Reports on Form 8-K and other documents to be filed with the SEC and to deliver customary comfort letters (including customary negative assurance and change period comfort) to the financing sources (including the Lender Related Parties).

Notwithstanding the foregoing, nothing in this Agreement shall require Seller or any of its Subsidiaries or any of their respective Representatives (1) to take any action that would reasonably be expected to conflict with or violate any of the provisions of the certificate of incorporation or by-laws (or equivalent organizational documents) of Seller or any of its Subsidiaries or any Law, (2) to pay any commitment or similar fee, reimburse any third party expenses, provide any indemnities in connection with any such Financing (except to the extent Buyer promptly reimburses (in the case of out-of-pocket costs) or provides the funding (in all other cases) to Seller or any of its Subsidiaries therefor) or incur or assume any liability or obligation in connection with the Financing, (3) to provide any information that would violate any obligations of confidentiality or result in a violation of Law or loss of any legal privilege. Buyer shall promptly upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by Seller or any of its Subsidiaries in performing their obligations under this Section 6.12, and indemnify Seller for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by Seller or any of its Subsidiaries arising therefrom, except to the extent such losses result from the gross negligence, willful misconduct or bad faith of Seller, its Subsidiaries or their respective Affiliates and Representatives in connection with the Financing. All non-public or other confidential information provided by Seller or any of its Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information to potential financing sources (including the Lender Related Parties) and to ratings agencies and their respective counsel during the syndication and marketing of any Financing, subject to customary confidentiality undertakings by such potential financing sources.

(b) Seller hereby consents to the use of its logos in connection with the Financing; provided that Buyer shall ensure that such logos are used in connection with the Financing in a manner that is not intended to or reasonably likely to harm or disparage Seller or Seller’s reputation or goodwill and will comply with Seller’s usage requirements to the extent made available to Buyer prior to such use.

Section 6.13. Delivery of Financial Statements.

(a) Seller shall use reasonable best efforts to deliver true and complete copies of the Audited Financial Statements (which shall be compliant with Regulation S-X Rule 3-05) for the fiscal years ended December 31, 2018 and 2017 to Buyer within five (5) months following the Agreement Date and to cause the Audited Financial Statements to be accompanied by (i) a report and an unqualified opinion of KPMG, prepared in accordance with GAAP, (ii) a reconciliation explaining in reasonable detail the differences between the Unaudited Financial Statements and the Audited Financial Statements, and (iii) a copy of the customary management representation letter provided to KPMG by Seller (and Seller shall use reasonable best effort to facilitate any update or bring-down procedures related thereto) (clauses (i) and (iii), the “Accompanying Materials”). Seller shall use reasonable best efforts to deliver (x) true and complete copies of the Audited Financial Statements for each fiscal year subsequent to December 31, 2018 and ended at least 60 days prior to the Closing Date within two (2) months following such fiscal year end, accompanied by the Accompanying Materials and (y) unaudited consolidated financial statements (which shall be compliant with Regulation S-X Rule 3-05) of the Business and its Subsidiaries for the most recent fiscal quarter ending after the date of the last delivered Audited Financial Statements for the last fiscal year preceding the Closing and at least 30 Business Days prior to the Closing within 30 Business Days following such fiscal quarter end. Seller agrees as requested by Buyer from time to time after the Closing Date to assist Buyer in obtaining the consent of the Seller’s independent auditor to include the auditor’s report on the foregoing in any and all Buyer SEC filings, including Current Reports on Form 8-K.

(b) Until the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer (i) within 10 Business Days after the end of each month the Monthly Operating Review Package (M1, M2 and M3 reports) and (ii) within 20 Business Days after the end of each fiscal quarter, the management-prepared unaudited interim consolidated balance sheets and income statements of the Business and its consolidated subsidiaries for such fiscal quarter subsequent to December 31, 2018 and ended prior to the Closing Date.

Section 6.14. Certain Agreements

(a) As promptly as practicable following the Agreement Date and in any event prior to the Closing, Seller and Buyer shall negotiate in good faith the terms and conditions of, and enter into, effective as of the Closing, the Bill of Sale, Assignment and Assumption Agreement, the IP Assignment Agreement, the Lease Assignments and any other Transaction Agreements.

(b) As promptly as practicable following the Agreement Date and in any event prior to Closing, Seller and Buyer shall negotiate in good faith, and finalize the terms, conditions and content of, effective as of the Closing, the Services Schedules, as defined in and in accordance with the principles set forth on Schedule A to the form of Transition Services Agreement attached hereto as Exhibit C. The Parties shall use reasonable best efforts to obtain as of the Closing Date all Consents (as defined in the Transition Services Agreement); provided that the costs of obtaining any such Consents shall be allocated between Buyer and Seller as set forth in Section 2.08 of the Transition Services Agreement. Seller (i) has, to Seller’s Knowledge and as of the Agreement Date, disclosed to Buyer its best currently practicably available information with respect to the scope, nature and internal allocation methodology of the services provided by Seller that are necessary for the operation of the Business, and (ii) will continue to cooperate with and provide such information to, as may be reasonably requested by Buyer with respect to the foregoing, the Service Schedules and the Transition Services Agreement.

(c) To the extent that, notwithstanding such good faith efforts, Buyer and Seller are unable to agree upon the Transition Service Schedules to be attached to the Transition Services Agreement prior to the earlier of (i) the end of the Negotiation Period (as defined in Schedule A to the form Transition Services Agreement attached hereto as Exhibit C) or (ii) the date this Agreement has been validly terminated pursuant to Article XI, such unresolved matters shall be referred for resolution to the chief financial officer of Buyer, on the one hand, and chief financial officer of Seller, on the other hand, who shall work together in good faith to reach final resolution within ten (10) days of such referral.

(d) As promptly as practical following the Agreement Date and in any event prior to the Closing, the Parties shall negotiate in good faith using reasonable best efforts the terms and conditions of, and enter into, effective as of the Closing, a manufacturing and supply agreement (the “Manufacturing and Supply Agreement”), pursuant to which Seller, or an applicable Subsidiary, shall manufacture and supply DE-52 Cellulose to Buyer or its designee(s) for a period of time no less than six (6) years following the Closing Date (provided that Buyer shall have the right to terminate for its convenience (without payment of any termination fees or the like) by providing six (6)-months notice). The Manufacturing and Supply Agreement shall (i) contain reasonable terms and conditions consistent with the current business practices under which Seller (or its applicable Subsidiaries) have supplied such products to the Business during the twelve (12) month period prior to the Agreement Date, (ii) provide that pricing for the products shall be calculated as direct costs (materials plus labor costs) for the first three (3) years following the Closing Date and as direct costs (materials plus labor costs) plus 10% margin for the remainder of the term; (iii) provided that, upon the expiration or early termination of the Manufacturing and Supply Agreement in accordance with its terms, Buyer may elect, at its sole option, to either (A) require Seller (or its applicable Subsidiaries) to (1) provide technology transfer to Buyer or its designees as reasonably required to enable the transition of manufacturing and supply of the products to Buyer’s or its designees’ facilities and (2) promptly deliver all equipment, tooling and machinery used by Seller for the manufacturing of DE-52 Cellulose following the termination of the Manufacturing and Supply Agreement (provided that all costs of such technology transfer and delivery incurred in connection with this clause (A) shall be shared 50% by Seller and 50% by Buyer) or (B) extend the term of the Manufacturing and Supply Agreement on the same commercial and pricing terms in effect during the last three (3) years of the initial term.

Section 6.15. Ownership of the Business Subsidiaries. In the event that Seller becomes aware that the representation and warranty set forth in Section 4.03(c) is breached in any material respect, or upon Buyer’s notification to Seller of any such breach, Seller shall (a) prior to the Closing, use its reasonable best efforts to remedy such breach and (b) following the Closing, remedy such breach as soon as practicable.

Section 6.16. Commingled Entities.

(a) Promptly following the Agreement Date, Seller and Buyer shall discuss in good faith the manner in which the portion of the business of Wipro GE Healthcare Private Ltd (“Wipro”) Related to the Business (and the assets of Wipro Related to the Business) (collectively, the “Wipro Business”) shall be separated from Wipro and delivered to Buyer. All costs, expenses and Liabilities (other than Transfer Taxes which shall be treated in accordance with Section 9.07) associated with such separation shall be borne by Seller (except that Buyer shall be solely responsible for any migration costs associated with relocating to a new facility, including costs of relocating personnel or assets and the costs of establishing or licensing facilities or entities, as well as any licensing fees necessary to effect the separation (collectively, “Transition Costs”)). Any Liabilities assumed or otherwise incurred by Buyer or its Affiliates in connection with or as a result of such separation (other than Transition Costs) shall be deemed Excluded Liabilities for all purposes of this Agreement. In connection with (and without limiting) the foregoing, if requested by Buyer, Seller shall, prior to Closing, facilitate customer and distributor introductions and cooperate in negotiating substitute commercial arrangements with respect to the activities of Wipro.

(b) If, as of the Closing, Seller cannot deliver the Wipro Business to Buyer, and/or cannot cause, as of the Closing, Wipro to provide Services under the Transition Services Agreement, (i) Buyer may elect to treat the Wipro Business as a Deferred Business or (ii) Buyer may elect to enter into a transitional arrangement with Seller pursuant to which (A) Buyer shall be entitled to receive all products and services the Business currently receives from Wipro, for a period of up to 24 months following Closing (or such shorter period as may be required by applicable Law) on terms and conditions that are at least as favorable to Buyer and its Affiliates as compared to Seller and its Affiliates prior to the Agreement Date and (B) the cost to Buyer of the continued provision of services to the Business by Wipro shall not exceed the commissions charged to Business for the sale of the Business’ products under the commission structure in effect on the Agreement Date between Seller and Wipro.

(c) If the Business is conducted through a joint venture or comparable vehicle (other than the Transferred Entities or Wipro) with an unaffiliated Person (each, a “Commingled Entity”) then, except as otherwise agreed to by the Parties, the Parties shall treat each such Commingled Entity in the same manner as Wipro described above.

Section 6.17. Capex Budget. Within seven Business Days of the Agreement Date, Seller shall deliver to Buyer a capital expenditure budget for each fiscal quarter of 2019 that shall (a) in the aggregate be equal to the annual Capex Budget set forth on Schedule 6.01(a)(xii), (b) reflect Seller’s good faith estimate of the quarterly capital expenditure spending of the Business for the applicable quarter and (c) be prepared consistent with past practice and derived from the latest 2019 quarterly capital expenditure analysis as of the Agreement Date, if any exists.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01. Access.

(a) For a period of six (6) years from and after the Closing Date, to the extent necessary in connection with Seller’s or its Subsidiaries’ preparation or amendment of Tax Returns, claims or obligations relating to Excluded Liabilities, in each case, other than any Claims arising from disputes with respect to any Transaction Agreement or by or against any Buyer Indemnified Party, preparation of financial statements, U.S. Securities and Exchange Commission or bank regulatory reporting obligations, or the determination of any matter relating to the rights or obligations of Seller or any of its Subsidiaries in relation to a third party, upon reasonable prior notice, and except as otherwise provided in this Agreement and to the extent necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable legal privilege (including the attorney-client privilege) or (iii) comply with any contractual confidentiality obligations, Buyer shall, and shall cause each of the Transferred Entities to (A) afford each Seller Party and its Representatives and their respective Affiliates reasonable access, during normal business hours, to the books and records of the Business in respect of the Transferred Entities and the Business, the Transferred Assets and the Assumed Liabilities and (B) furnish to each Seller Party and its Representatives and their respective Affiliates such additional existing financial and other existing information regarding the Transferred Entities, their respective Affiliates, the Business, the Transferred Assets and the Assumed Liabilities as any Seller Party or its Representatives may from time to time reasonably request, in each case of clauses (A) and (B), to the extent such books, records and information relate to the Pre-Closing Period; provided, however, that, in each case of clauses (A) and (B), such access shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates; and provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and provided, further that nothing in this Agreement shall limit or expand Seller’s or any of its Subsidiaries’ rights of discovery.

(b) If so requested by Buyer, Seller or one of its Affiliates, as the case may be, shall enter into a customary joint defense agreement or common interest agreement with Buyer and its Affiliates with respect to any information to be provided to Seller or its Subsidiaries pursuant to Section 7.01(a).

(c) Subject to Section 6.03(a), Buyer agrees that it shall preserve and keep all books and records in respect of the Business in the possession or control of Buyer or its Affiliates for a period of six (6) years from the Closing Date.

(d) For a period of six (6) years from and after the Closing Date, to the extent necessary in connection with a Party’s or its Subsidiaries’ preparation or amendment of Tax Returns, claims or obligations relating to Assumed Liabilities or Excluded Liabilities, as applicable, in each case, other than any Claims arising from disputes with respect to any Transaction Agreement or by or against any Buyer Indemnified Party, in the case of Seller, or any Seller Indemnified Party, in the case of Buyer, preparation of financial statements, U.S. Securities and Exchange Commission or bank regulatory reporting obligations, or the determination of any matter relating to the rights or obligations of a Party or any of its Subsidiaries in relation to a third party, each Party will make available to the other Party and its Representatives and their respective Affiliates those employees of the providing Party or its Subsidiaries whose assistance, expertise, testimony, notes or recollections or presence are reasonably necessary to assist such receiving Party, its Representatives or their respective Affiliates in connection with its inquiries for any purpose referred to above, including, subject to payment of reasonable and customary per diems, the presence of such persons for interviews and depositions and as witnesses in hearings or trials for such purposes.

Section 7.02. Rights to Seller Names and Seller Marks.

(a) With respect to the licensing of the Seller Names and Seller Marks, the parties shall enter into the Transitional Trademark License Agreement. Except as otherwise provided in this Section 7.02 or the Transitional Trademark License Agreement, Buyer and its Affiliates (which, for the purposes of this Section 7.02, shall include the Transferred Entities) shall cease and discontinue all uses of the Seller Names and Seller Marks immediately upon the Closing. Buyer, for itself and its Affiliates, agrees that the rights of the Transferred Entities and their respective Affiliates to the Seller Names and Seller Marks pursuant to the terms of any trademark agreements or otherwise between Seller or any of its Subsidiaries, on the one hand, and the Transferred Entities or their respective Affiliates, on the other, shall terminate on the Closing Date and be replaced by such rights as are provided by the Transitional Trademark License Agreement.

(b) Buyer and its Affiliates shall (i) subject to and in accordance with the Transitional Trademark License Agreement, (A) cease all use of any of the Seller Names and Seller Marks on or in connection with all stationery, business cards, purchase orders, lease agreements, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature as promptly as reasonably practicable, and, in any event, prior to expiration of the periods expressly provided therefor in the Transitional Trademark License Agreement and (B) complete the removal of the Seller Names and Seller Marks from all product, services and technical information promotional brochures prior to expiration of the Transitional Trademark License Agreement and (ii) with respect to Transferred Assets bearing any Seller Names and Seller Marks, use their commercially reasonable efforts to relabel such Transferred Assets or remove such Seller Names and Seller Marks from such Transferred Assets as promptly as reasonably practicable, and, in any event, prior to the expiration of the periods expressly provided therefor in the Transitional Trademark License Agreement.

(c) Buyer, for itself and its Affiliates, agrees that after the Closing Date Buyer and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as Seller or its Subsidiaries and (ii) will cooperate with Seller or any of its Affiliates in terminating any contract or agreements pursuant to which Seller or its Subsidiaries license any Seller Names and Seller Marks to customers. Buyer and its Affiliates shall take all necessary action to ensure that other users of any Seller Names and Seller Marks, whose rights terminate upon the Closing pursuant to this Section 7.02, shall cease use of the Seller Names and Seller Marks, except as expressly authorized thereafter by Seller or under the Transitional Trademark License Agreement.

(d) Promptly after the Closing Date, but in any event no later than the expiration of the periods expressly provided therefor in the Transitional Trademark License Agreement, Buyer and its Affiliates shall make all filings with any and all offices, agencies and bodies and take all other actions necessary to adopt new corporate names, registered names and registered fictitious names of the Transferred Entities and their respective Affiliates that do not consist in whole or in part of, and are not dilutive of or confusingly similar to, the Seller Names and Seller Marks (“New Corporate Names”) in accordance with the terms of the Transitional Trademark License. Upon receipt of confirmation from the appropriate registry that such name changes have been effected, Buyer shall provide Seller with written notice that such name changes have been effected.

(e) Buyer, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 7.02 or in the Transitional Trademark License Agreement, neither Buyer nor any of its Affiliates shall have any rights in any of the Seller Names and Seller Marks and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Subsidiaries in or to any of the Seller Names and Seller Marks.

Section 7.03. Directors’ and Officers’ Indemnification.

(a) From and after the Closing, Buyer shall cause each Transferred Entity to (i) indemnify, defend and hold harmless, all of their respective past and present directors and officers (in all of their capacities) (collectively, the “D&O Indemnified Parties”) against any and all Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director or officer of any Transferred Entity or is or was serving at the request of any Transferred Entity as a director or officer of any other Person at or prior to Closing whether asserted or claimed before, at or after the Closing (including with respect to acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions), and provide advancement of expenses to the D&O Indemnified Parties (within 10 days of receipt by Buyer or any Transferred Entity from a D&O Indemnified Party of a request therefor), in all such cases to the greatest extent that such Persons are indemnified or have the right to advancement of expenses before the Closing by a Transferred Entity pursuant to its certificate of incorporation, bylaws, other comparable organizational documents and indemnification agreements, if any, in existence before the Agreement Date and made available to Buyer and (ii) without limitation of clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect the provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers contained in the certificate of incorporation, bylaws and other comparable organizational documents of the Transferred Entities, in each case in existence before the Agreement Date and made available to Buyer.

(b) The obligations of Buyer, and each Transferred Entity under this Section 7.03 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal representatives) to whom this Section 7.03 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that, from and after the Closing, the D&O Indemnified Parties to whom this Section 7.03 applies shall be third party beneficiaries of this Section 7.03, and this Section 7.03 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Buyer and each Transferred Entity).

(c) If Buyer or, following the Closing, any Transferred Entity, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or such Transferred Entity or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 7.03.

(d) The rights of the D&O Indemnified Parties under this Section 7.03 shall be in addition to any rights such D&O Indemnified Parties may have under the certificates of incorporation or bylaws or other comparable organizational documents of the Transferred Entities, or under any applicable contracts or Laws, in each case in existence before the Agreement Date and made available to Buyer (in the case of such rights under applicable contracts, before the Closing), and from and after the Closing, Buyer shall cause each Transferred Entity to, honor and perform under all indemnification agreements entered into by such Transferred Entity, as applicable, as in effect on the Agreement Date and made available to Buyer (in the case of indemnification agreements, before the Closing).

(e) Notwithstanding anything to the contrary, nothing in this Section 7.03 (i) requires Buyer or any Transferred Entity to be liable for any Excluded Liabilities or (ii) limits, modifies or in any way affects the subrogation rights of, or rights to any insurance proceeds received by, Buyer or any Transferred Entity pursuant to Section 12.06 and Section 12.08.

Section 7.04. Insurance.

(a) From and after the Closing Date, the Transferred Entities and the Business shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Insurance Policies other than (i) any Insurance Policy issued in the name and for the benefit of any Transferred Entity, the Business or any D&O Indemnified Party; (ii) with respect to any matters covered by an Insurance Policy that are properly reported to the relevant insurer(s) prior to the Closing; or (iii) for Claims brought within a three-year period concluding on the third anniversary of the Closing Date, solely under the Available Insurance Policies, for any losses or Claims arising from or based on any fact, circumstance, occurrence, act or omission that occurred or existed prior to the Closing, in each case of clauses (i) through (iii), subject to the terms and conditions of the relevant Insurance Policies and this Agreement, except to the extent otherwise mandated by Law. “Available Insurance Policies” means Insurance Policies maintained by Seller or any of its Subsidiaries prior to or as of the Closing Date that by their terms cover Losses, acts and omissions of the

Business, the Transferred Entities or any D&O Indemnified Party occurring prior to the Closing and permit the applicable Claims as contemplated by this Section 7.04. The Transferred Entities shall, and Seller shall reasonably assist Buyer and the Transferred Entities to, procure all contractual and statutorily obligated insurance at Closing.

(b) The rights of the Business, the Transferred Entities or any D&O Indemnified Party under subparagraphs (a)(ii) and (a)(iii) (collectively, “Available Insurance Claims”) are subject to and conditioned upon the following:

(i) The Transferred Entities shall be solely responsible for notifying any and all insurance companies of such Claims and complying with all policy terms and conditions for pursuit and collection of such Claims; provided that Seller shall promptly forward to Buyer or the applicable Transferred Entity any communication from an insurer in respect of such Claims and, to the extent applicable, reasonably assist Buyer’s or the applicable Transferred Entity’s communications with an insurer. The Transferred Entities shall not, without the written consent of Seller, amend, modify or waive any rights of Seller or other insureds (other than any Transferred Entity or the Business) under any such insurance policies and programs. The Transferred Entities and the Business shall exclusively bear and be liable (and Seller shall have no obligation to repay or reimburse the Transferred Entities or the Business) for all uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with all such Claims; and

(ii) With respect to Claims or requests for benefits asserted by the Transferred Entities under the Available Insurance Policies, subject to the proviso in the first sentence of Section 7.04(b)(i), Seller shall have the right but not the duty to monitor and/or associate with such Claims. The Transferred Entities shall be liable for any out-of-pocket fees, costs and expenses incurred by Seller directly, or indirectly through the insurers or reinsurers of the Available Insurance Policies, relating to any unsuccessful coverage Claims. The Transferred Entities shall not assign any Available Insurance Policies or any rights or Claims under the Available Insurance Policies.

(c) Notwithstanding anything contained in this Agreement, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Seller to insurance coverage for any matter and (ii) Seller shall retain the exclusive right to control its Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Insurance Policies and to amend, modify or waive any rights under any such Insurance Policies as long as such action is not taken with the primary purpose to reduce the insurance coverage for Liabilities or losses as to which any Transferred Entity or the Business has made, or could in the future make, a Claim for coverage; provided, that the Transferred Entities and Seller shall cooperate with respect to coverage Claims and requests for benefits and sharing such information as is reasonably necessary in order to permit (x) Buyer and the Transferred Entities to seek the Available Insurance Claims and (y) Seller to manage and conduct its insurance matters.

(d) Nothing in this Section 7.04 shall limit, modify or in any way affect the rights and obligations of the Parties under Article VIII or Buyer’s right to acquire the Transferred Assets in accordance with the terms of this Agreement; provided, however, that any insurance proceeds actually collected with respect to a particular Loss shall be taken into account in accordance with and to the extent required by Section 12.06. No payments due under this Section 7.04 shall affect, be affected by, or be subject to set off against, any adjustment to the Purchase Price. Whenever this Section 7.04 requires any Transferred Entity to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Buyer to take such action or to cause such Transferred Entity to take such action. If Seller or any of its Subsidiaries receives insurance proceeds in connection with any Available Insurance Claim to which Buyer is entitled pursuant to the rights set forth in Section 7.04(a) and (b), Seller shall cause such proceeds to which Buyer is entitled to be promptly delivered to the applicable Transferred Entity or another Person designated by Buyer.

Section 7.05. [Reserved.]

Section 7.06. Further Assurances. From time to time following the Closing, Buyer and Seller shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be reasonably necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party (including (i) transferring back to Seller or its designated Subsidiary (and having Seller or its designated Subsidiary assume) (A) each Excluded Asset and each Excluded Liability transferred by a Seller Party to Buyer (directly or as an asset or Liability of any Transferred Entity) at the Closing and (B) any Excluded Asset that is transferred or paid to Buyer or its Affiliates by a third party after the Closing and (ii) transferring to Buyer or its designated Subsidiary (and having Buyer or its designated Subsidiary assume) (A) each Transferred Asset and each Assumed Liability that was not transferred by a Seller Party to Buyer (directly or as an asset or Liability of any Transferred Entity) at the Closing and (B) any Transferred Asset that is transferred or paid to Seller or its Affiliates by a third party after the Closing); provided, however, that except for Buyer’s obligations to discharge an Assumed Liability and Seller’s obligations to discharge an Excluded Liability, nothing in this Section 7.05 shall require either Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

Section 7.07. Further Action Regarding Intellectual Property and Technology.

(a) If, after the Closing Date, Seller or Buyer identifies any item of Company Intellectual Property or Company Technology that inadvertently was not previously transferred by a Seller Party to Buyer, then, Seller shall (or shall cause a Seller party to) promptly transfer such Company Intellectual Property or Company Technology to Buyer for no additional consideration. Until such time that Seller Party transfers such Company Intellectual Property or Company Technology to Buyer, such Seller Party, on behalf of itself and its Affiliates, hereby grants to Buyer and its Subsidiaries (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such Company Intellectual Property or Company Technology Controlled (as such term is defined in the Intellectual Property Cross License Agreement) by the Seller Party and its Affiliates and (ii) a covenant not to sue with respect to the foregoing activities, in each case under clauses (i) and (ii), effective as of the Closing Date.

(b) If, after the Closing Date, Seller or Buyer identifies any item of Seller Intellectual Property or Seller Technology that was (i) transferred by a Seller Party or (ii) owned by any Transferred Entity prior to the Closing Date and that was not transferred to Seller or any Subsidiary of Seller prior to the Closing Date, Buyer shall, or shall cause the applicable Transferred Entity to, promptly transfer such Seller Intellectual Property or Seller Technology to Seller or its designated Subsidiary for no additional consideration. Until such time that Buyer transfers such Seller Intellectual Property or Seller Technology to Seller, Buyer hereby grants to Seller and its Subsidiaries (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such Seller Intellectual Property or Seller Technology Controlled (as such term is defined in the Intellectual Property Cross License Agreement) by Buyer and (ii) a covenant not to sue with respect to the foregoing activities, in each case under clauses (i) and (ii), effective as of the Closing Date.

(c) Without limiting the foregoing, if, prior to the Closing Date, Seller or Buyer identifies any item of Seller Intellectual Property, Seller Technology, Company Intellectual Property or Company Technology that inadvertently was listed or omitted on a Schedule of Company Intellectual Property or Company Technology, then such Schedule shall be deemed amended to remove or add such item, as applicable.

Section 7.08. Local Transfer Agreements.

(a) The parties do not intend this Agreement to transfer title to any Transferred Equity Interests or Transferred Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, and any such Transferred Equity Interests or Transferred Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement (which transfers and assumptions shall, except as otherwise expressly set forth herein, be on an “as-is”, “where-is” basis, without representation or warranty of any kind or nature). The Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Transferred Equity Interests or Transferred Assets, or the assumption of any Assumed Liabilities in the applicable jurisdictions, and, for the avoidance of doubt, the Local Transfer Agreements shall not have any effect on the value being given or received by the Seller Parties or Buyer, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement; in any such case except as expressly agreed in writing by Buyer and Seller (and not any Affiliates thereof).

(b) Without limiting the generality of Section 7.08(a), to the extent that the provisions of a Local Transfer Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Equity Interests, Transferred Assets or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Seller Parties and Buyer shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(c) Each party hereto shall not, and shall cause its respective Affiliates not to, bring any Claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Transactions) against the other party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Transferred Equity Interests, Transferred Assets or the assumption of Assumed Liabilities sold or assigned to Buyer hereunder in a manner consistent with the terms of this Agreement. All such Claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements (but without prejudice to the establishment of the existence of the Claim hereunder) to the extent inconsistent with this Agreement.

Section 7.09. Non-Competition. With respect to non-competition matters, Buyer and Seller have made the agreements and covenants set forth in Exhibit D to this Agreement, which is hereby incorporated into this Agreement.

ARTICLE VIII

EMPLOYEE MATTERS

With respect to employee matters, the Parties have made the agreements and covenants set forth in Exhibit E to this Agreement, which is hereby incorporated into this Agreement.

ARTICLE IX

TAX MATTERS

Section 9.01. Filing of Tax Returns by Seller.

(a) Seller shall, at Seller’s cost and expense, (i) timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed by or with respect to each Transferred Entity on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Subsidiary of Seller that is not a Transferred Entity for Tax years or periods beginning on or before the Closing Date and (ii) timely prepare and file (or cause to be timely prepared and filed) all other Tax Returns required to be filed by any Transferred Entity with a due date (taking into account extensions to file such returns) on or before the Closing Date.

(b) Any Tax Return prepared by Seller pursuant to Section 9.01(a) (i) that includes the Closing Date shall reflect a deduction for the Transaction Deductions (unless otherwise reflected on a corresponding Tax Return of Seller or any of its Subsidiaries other than a Transferred Entity) and (ii) shall, to the extent that such Tax Return shows a net operating loss of any Transferred Entity, carry back such net operating loss to previous Tax periods to the maximum extent permitted by applicable Law.

(c) With respect to each Tax Return prepared and filed by Seller pursuant to Section 9.01(a), Seller shall timely remit (or cause to be timely remitted) any and all Taxes shown as due on such Tax Returns to the extent that Taxes are required to be remitted upon filing such Tax Returns, except to the extent such Taxes were taken into account in the calculation of Purchase Price (as finalized pursuant to Section 3.04), which Taxes shall be remitted by Buyer (or its applicable Affiliate) to Seller within five (5) Business Days of filing such Tax Return. In the event that the amount of Taxes taken into account in calculating Purchase Price (as finalized pursuant to Section 3.04) exceeds the actual Tax liability reflected on such Tax Return, Buyer (or its applicable Affiliate) shall remit such excess to Seller within five (5) Business Days of filing such Tax Return.

Section 9.02. Filing of Tax Returns by Buyer.

(a) Except for the Tax Returns described in Section 9.01(a), Buyer shall, at Buyer’s cost and expense, timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Transferred Entities. If such Tax Returns or, in the case of clause (ii), Tax Returns of a JV reflect (i) any Taxes for which indemnification may be claimed from Seller pursuant to Article XII or (ii) Taxes with respect to which a Transferred Entity or a JV is treated as a pass-through entity and which Taxes flow through to Seller or any of its Affiliates (other than a Transferred Entity or JV), then: (A) subject to Section 9.02(b), Buyer shall prepare (or cause to be prepared) such Tax Returns in accordance with past practices of the Business to the extent that there is at least a “more likely than not” basis for such past practices under applicable Tax Law, (B) completed drafts of such Tax Returns, and, in the case of any Tax Return for a Straddle Period, a pro forma Tax Return for the portion of the Straddle Period ending on the Closing Date, shall be submitted to Seller for Seller’s review not later than 30 days before the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date), (C) Seller shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) each such Tax Return delivered to it before the filing thereof and (D) to the extent relating to the matters described in either clause (i) or clause (ii) of this Section 9.02(a), Buyer shall make any changes to such Tax Returns reasonably requested by Seller at least fifteen (15) days prior to the prior to the due date of such Tax Return and provide such amended Tax Return to the Seller at least ten (10) days before the Tax Return is due. Seller shall, at least two (2) days before any Tax Return that Buyer is obligated to file under this Section 9.02(a) is due, pay Buyer (or its Subsidiary) the amount of Taxes shown as due thereon to the extent Seller is liable for such Taxes pursuant to Article XII, except to the extent such Taxes were taken into account in the calculation of Purchase Price (as finalized pursuant to Section 3.04). In the event that the amount of Taxes taken into account in calculating Purchase Price (as finalized pursuant to Section 3.04) exceeds the portion of the actual Tax liability reflected on such Tax Return for which Seller is liable pursuant to Article XII, Buyer (or its applicable Affiliate) shall remit such excess to Seller within five (5) Business Days of filing such Tax Return.

(b) Any income Tax Return prepared by Buyer pursuant to Section 9.02(a) (i) that includes the Closing Date shall reflect a deduction for the Transaction Deductions (unless otherwise reflected on a corresponding Tax Return of Seller or any of its Affiliates other than a Transferred Entity) and (ii) shall, to the extent that such Tax Return shows a net operating loss of any Transferred Entity, carry back such net operating loss to previous Tax periods to the maximum extent permitted by applicable Law.

(c) Except upon Seller’s request pursuant to Section 9.05, neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit any Transferred Entity to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Transferred Entity (or a group the parent of which is a Transferred Entity) with respect to any taxable year or period (or portion thereof) ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed.

Section 9.03. Straddle Periods. To the extent possible under applicable Law, the parties shall take such actions as shall be necessary or appropriate to cause the taxable year of each Transferred Entity and JV to end on the Closing Date. For all purposes under this Agreement, including, for the avoidance of doubt, Section 2.01, in the case of any Tax period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of Taxes (or any Tax refund or amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, including Taxes attributable to the ownership of JV interest or any Transferred Entity treated for U.S. federal income tax purposes as a “pass-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Applicable Law), determined as though the taxable year terminated at the end of the Closing Date. Any Transaction Deductions shall be reflected in the portion of any Straddle Period ending at the end of the Closing Date.

Section 9.04. Tax Proceedings.

(a) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates (including, following the Closing and for the avoidance of doubt, any Transferred Entity) of any written communication from a Taxing Authority concerning any pending or threatened audit, Claim, demand, proposed adjustment or deficiency, assessment or administrative or judicial proceeding (a “Tax Claim”) described in clause (A), (B) or (C) of Section 9.04(a) and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that the failure of Buyer to provide such notice shall not release Seller from any of its obligations under this Agreement except to the extent Seller is actually prejudiced by such failure.

(b) Subject to Section 9.06(b), Seller shall have the exclusive right to (i) prepare (or cause to be prepared) any amended Tax Returns and (ii) control any Tax Claim, in each case to the extent that any such Tax Return or Tax Claim (A) relates to any taxable year or period ending on or before the Closing Date, (B) could reasonably be expected to result in any Tax Liability with respect to which Seller has agreed to provide indemnification under this Agreement or (C) relates to Taxes with respect to which a Transferred Entity or JV is treated as a pass-through entity and which Taxes flow through to Seller or any of its Affiliates (other than a Transferred Entity or JV). Subject to the immediately succeeding sentence, upon Seller’s request, Buyer shall file (or shall cause to be filed) any amended Tax Return described in the immediately preceding sentence and shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 9.04(b). Except for Taxes paid on an affiliated, consolidated, combined or unitary basis with Seller or its Affiliates, Seller shall not settle any Tax Claim or file (or cause to be filed) any amended Tax Return pursuant to this Section 9.04(b) without Buyer’s consent, not to be unreasonably withheld, conditioned or delayed. In the case of any Tax Claim or amended Tax Return controlled by Seller pursuant to this Section 9.04(a), Seller shall (x) notify Buyer of any material development with respect to any such Tax Claim or amended Tax Return, (y) provide Buyer with copies of any material documents submitted in connection with such Tax Claim or amended Tax Return and (z) notify Buyer regarding any material action to be taken by Seller with respect to such Tax Claim or amended Tax Return.

Section 9.05. Refunds. Buyer shall pay (or cause to be paid) to Seller any Tax refunds that are actually received by any Transferred Entity (or Buyer or any Affiliate of Buyer on any Transferred Entity’s behalf), and any amounts credited against Tax to which any Transferred Entity (or Buyer or any Affiliate of Buyer on any Transferred Entity’s behalf) becomes entitled, in each case, (i) that relate to Tax periods (or portions of a Straddle Period) ending on or before the Closing Date, (ii) except to the extent any such refund (x) arises as a result of carryback of loss or other Tax Benefit from a period beginning after the Closing Date or (y) was taken into account in the calculation of Purchase Price (as finalized pursuant to Section 3.04), and (iii) net of costs and expenses incurred by the Buyer and its Subsidiaries, including Taxes, with respect to such refunds of Taxes. Buyer shall file (or cause to be filed), at the cost and expense of the Seller Parties, all Tax Returns (including amended Tax Returns) claiming any refunds, including through the carryback of any net operating losses that are attributable to a Tax period ending on or before the Closing Date, to which Seller is entitled pursuant to the immediately preceding sentence. Any payments required to be made under this Section 9.05 shall be made in immediately available funds, to an account or accounts as directed by Seller, within five days of the receipt of the refund or the application of any such refunds as a credit against Tax for which Seller has not otherwise agreed to provide indemnification under this Agreement. For purposes of this Section 9.05, Buyer or any Affiliate of Buyer shall be treated as becoming entitled to a credit in lieu of cash Taxes only if, when and to the extent that such credit is actually utilized on a Tax Return filed by the Buyer or an Affiliate of Buyer after the Closing. Notwithstanding anything to the contrary in this Section 9.05, any refunds or credits of Creditable VAT which is the responsibility of the Buyer pursuant to Section 9.07 shall be for the benefit of the Buyer.

Section 9.06. Post-Closing Actions.

(a) Except as otherwise required by applicable law, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Transferred Entities) to (i) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of any Transferred Entity relating to any Tax period (or portions of a Straddle Period) ending on or before the Closing Date, (ii) take any action relating to Taxes, or that could create a Tax Liability, on the Closing Date after the Closing that is outside the ordinary course of business (other than as expressly contemplated by this Agreement) or (iii) except as provided by Section 9.02(a) or upon Seller’s request pursuant to Section 9.05, carryback any net operating losses from any Tax period (or portion thereof) ending after the Closing Date to any Tax period (or portion thereof) ending on or before the Closing Date, in each case without the prior written consent of Seller.

(b) Notwithstanding anything herein to the contrary, Seller shall not, and shall not permit any of its Affiliates to, amend any Tax Return of a Person other than a Transferred Entity to the extent that such amendment could materially adversely affect the Tax liability of any Transferred Entity in a taxable period (or portion thereof) beginning after the Closing Date (including, for the avoidance of doubt, through the utilization of any net operating loss, tax credit, or other similar tax attribute of a Transferred Entity), in each case without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

Section 9.07. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Transfer Taxes imposed or arising with respect to the sale and purchase hereunder of Transferred Assets and Transferred Equity Interests (including any Transfer Taxes imposed or arising in connection with transactions contemplated by Schedule 2.06 or otherwise in connection with Section 2.06, but excluding any Pre-Closing Restructuring Taxes), shall be borne 50% by the Seller Parties and 50% by the Buyer, except for any Creditable VAT, which shall be borne 100% by the Buyer. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, file such Tax Return and pay all Taxes reflected on every Tax Return, and the other Party shall promptly reimburse the Party required by Law to file such tax return for its share of any Transfer Taxes paid by it in connection with the filing of such Tax Return. Buyer and Seller each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes (which shall include cooperating to treat the sale and purchase of Transferred Assets as the transfer of a going concern for value added tax purposes where such treatment is possible and agreeing to take all reasonably necessary steps for such treatment to apply).

Section 9.08. Tax Sharing Agreements. To the extent relating to a Transferred Entity, Seller shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing agreements or arrangements (other than this Agreement) among the Transferred Entities, on the one hand, and Seller or any of its Subsidiaries (other than the Transferred Entities), on the other hand, such that neither Seller nor any such Subsidiary, on the one hand, or any of the Transferred Entities, on the other hand, will have any Liability or entitlement to any right thereunder to each other on or after the Closing Date.

Section 9.09. Tax Cooperation. Without limiting the obligations set forth in Sections 6.02 and 7.01, the Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Entities, their respective assets or businesses and the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for, or the prosecution or defense of, any Tax Claim. The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Transferred Entities or their respective assets or businesses and each shall execute and deliver such powers of attorney and other documents and shall make employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at related Tax Claim proceedings as are necessary to carry out the intent of this Article IX. Each of the Parties agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to any Taxes with respect to Taxable years or periods (in whole or in part) ending on or before the Closing Date and in the possession of such Party or any of its Affiliates in accordance with Section 7.01. Notwithstanding anything to the contrary herein, nothing in this Agreement shall permit or be deemed to permit a Party or any of its Affiliates or representatives to review or otherwise have access to any affiliated, consolidated, combined or unitary Tax Return that includes the other Party or any of its Affiliates (other than Tax Returns that relate solely to the Transferred Entities).

Section 9.10. Section 338 Elections. Subject to Section 2.06, Buyer shall not make (or permit to be made) an election under Section 338(g) of the Code (or any comparable applicable provision of state, local or foreign Law) with respect to the acquisition of any Transferred Entity.

Section 9.11. Section 754 Elections. Seller Parties shall use commercially reasonable efforts to cause each of the Transferred Entities and JVs that are treated as a partnership for U.S. federal income tax purposes to have an effective election under Section 754 of the Code (or any comparable applicable provision of state, local or foreign law) in effect for the taxable year that includes the Closing Date.

Section 9.12. Swedish Tax Matters. Notwithstanding anything herein to the contrary, in no event shall the Seller Parties or their respective Affiliates (i) utilize any net operating loss, tax credit or other tax attribute of any Swedish Transferred Entity to reduce, offset or eliminate any Tax of any person other than a Swedish Transferred Entity, (ii) following the date hereof, utilize any net operating loss, tax credit or other tax attribute of any Swedish Transferred Entity to reduce, offset or eliminate any Tax of any Person in connection with any Tax Claim (including, for the avoidance of doubt, any Tax of any Swedish Transferred Entity), or (iii) assign, transfer, or otherwise convey any taxable income, tax liability or other similar tax item to a Swedish Transferred Entity from a Seller Party or any other Person that is not a Swedish Transferred Entity.

Section 9.13. Survival. The indemnity and payment obligations set forth in this Article IX or Article XII with respect to Taxes shall survive until the date that is 30 days following the expiration of the applicable statute of limitations.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or Seller’s waiver (to the extent permitted by applicable Law) in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions of “material” in such representations and warranties, (ii) the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects, (iii) Seller shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (i) and (ii).

(b) Governmental Approvals. All (i) Required Approvals shall have been obtained and (ii) waiting periods necessary for the consummation of the Transactions imposed by any Government Authority in any jurisdiction where a Required Approval is required shall have expired or shall have been terminated.

(c) No Legal Restraint. There shall be no Legal Restraint in effect in a jurisdiction where a Required Approval is required.

Section 10.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver (to the extent permitted by applicable Law) in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller made in Sections 4.01(a), 4.02, 4.03(a), 4.03(b), 4.04, 4.17, 4.18(b) and 4.20(a) shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date), (ii) the representations and warranties made in Section 4.08(b) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, (iii) all other representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (iii), no effect shall be given to the exceptions of “material” or “Material Adverse Effect” in such representations and warranties, (iv) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and (v) Buyer shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (i) through (iv).

(b) Governmental Approvals. All (i) Required Approvals shall have been obtained and (ii) waiting periods necessary for the consummation of the Transactions imposed by any Government Authority in any jurisdiction where a Required Approval is required shall have expired or shall have been terminated.

(c) No Legal Restraint. There shall be no Legal Restraint in effect in a jurisdiction where a Required Approval is required.

ARTICLE XI

TERMINATION

Section 11.01. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller, if Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in Section 10.01(a) not to be satisfied, and such Closing Condition is incapable of being satisfied by the Outside Date or such breach has not been cured within sixty (60) days after delivery by Seller to Buyer of a written notice of such breach; provided, however, that, at the time of termination, Seller is not then in material breach of this Agreement;

(c) by Buyer, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that would cause any Closing Condition set forth in Section 10.02(a) not to be satisfied, and such Closing Condition is incapable of being satisfied by the Outside Date or such breach has not been cured within sixty (60) days after delivery by Buyer to Seller of a written notice of such breach; provided, however, that, at the time of termination, Buyer is not then in material breach of this Agreement;

(d) by either Seller or Buyer if the Closing shall not have occurred by August 25, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to either Party whose breach or failure to fulfill any obligations under this Agreement (including Section 6.04) has been the principal cause of, or resulted in, the failure of the Closing to occur before such date; or

(e) by either Seller or Buyer in the event that any Government Authority of competent jurisdiction shall have issued or enacted a Legal Restraint in effect in any jurisdiction where a Required Approval is required that permanently enjoins or prohibits the consummation of the purchase or sale of the Transferred Equity Interests or the Transferred Assets or the other Transactions and such Legal Restraint shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to any Party whose breach or failure to fulfill any obligations under this Agreement has been the principal cause of, or resulted in, the issuance or enactment of any such Legal Restraint.

Section 11.02. Notice of Termination. Either Party desiring to terminate this Agreement pursuant to Section 11.01 shall give written notice of such termination to the other Party.

Section 11.03. Effect of Termination. In the event this Agreement is terminated pursuant to Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (i) Section 6.03(a), (ii) the last paragraph of Section 6.12(a), (iii) Section 11.01 and this Section 11.03 and (iv) Article XIII and, subject to such foregoing sections and the following sentence, there shall be no Liability on the part of either Party. Nothing in this Section 11.03 shall be deemed to release any Party from any Liability for Fraud or any knowing and material breach by such Party of any term of this Agreement (which shall include, for the avoidance of doubt, the knowing and material breach of Section 6.04 by either Party or impair the right of any Party (prior to the termination of this Agreement) to compel specific performance by any other Party of its obligations under this Agreement pursuant to Section 13.15).

ARTICLE XII

INDEMNIFICATION

Section 12.01. Survival. The representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement shall terminate and not survive and be of no further force and effect from and after the Closing Date, and no party to this Agreement shall have any Liability with respect thereto from and after the Closing. The covenants in this Agreement that by their terms apply or are to be performed in whole or in part prior to the Closing shall survive in full force and effect until the date that is one year after the Closing Date, at which time they shall terminate and no claims shall be made for indemnification with respect thereto under Section 12.02 or 12.03 thereafter. The covenants in this Agreement that contemplate performance at or following the Closing Date shall survive in accordance with their terms, after which such covenants shall terminate and no claims shall be made for indemnification with respect thereto under Section 12.02 or Section 12.03 thereafter. For the avoidance of doubt, if notice of any covenant breach has been given to an Indemnifying Party prior to the time that such covenant would otherwise terminate hereunder, such claim shall survive until it is finally resolved.

Section 12.02. Indemnification by Seller.

(a) From and after the Closing, and subject to the terms of this Agreement, Seller shall indemnify and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party may suffer or incur, or become subject to, without duplication as a result of:

(i) prior to their expiration in accordance with Section 12.01 (to the extent applicable), any breach or failure by Seller to perform any of its covenants or agreements contained in this Agreement;

(ii) any Excluded Liability; or

(iii) (A) any Taxes (other than Transfer Taxes) imposed on any Transferred Entity solely as a result of such Transferred Entity being, or ceasing to be, a member of any affiliated, consolidated, combined or unitary Tax group (other than any such group that consists only of Transferred Entities) at any time on or prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6(a) (or under any similar provision of Law), (B) any Taxes (other than Transfer Taxes) imposed on a Transferred Entity, including Taxes of any Person (other than the Transferred Entities) imposed on a Transferred Entity as a transferee or successor, by contract or pursuant to any Law, for taxable years or periods ending on or before the Closing Date, (C) in the case of any Straddle Period, any Taxes (other than Transfer Taxes) imposed on a Transferred Entity, including Taxes of any Person (other than the Transferred Entities) imposed on a Transferred Entity as a transferee or successor, by contract or pursuant to any Law, for the portion of such Straddle Period ending on and including the Closing Date (D) any Pre-Closing Restructuring Taxes and (E) Transfer Taxes for which Seller is responsible pursuant to Section 9.07 (collectively, “Pre-Closing Taxes”); provided that for purposes of this Article XII, Pre-Closing Taxes shall be calculated without taking into account any net operating loss, tax credit or other tax attribute of the Swedish Transferred Entities otherwise available to reduce, offset or eliminate such Pre-Closing Tax.

(b) Notwithstanding anything in this Agreement to the contrary:

(i) the cumulative indemnification obligation of Seller under Article XII (other than Section 12.02(a)(ii)) shall in no event exceed 100% of the Purchase Price;

(ii) Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party for any Losses reflected in the Final Closing Statement;

(iii) the Buyer Indemnified Parties shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (A) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, (B) result from transactions or actions taken by Buyer or any of its Affiliates (including, for the avoidance of doubt, the Transferred Entities) outside the ordinary course of business on the Closing Date after the Closing except to the extent such transactions or actions are specifically contemplated by this Agreement or are required by applicable Law or (C) were taken into account in calculating the Purchase Price (as finalized pursuant to Section 3.04), as adjusted for payments from Buyer (or its applicable Affiliate) to Seller pursuant to Section 9.01(c) or the final sentence of Section 9.02(a); and

(iv) Without limiting the rights and remedies of the applicable Buyer Indemnified Parties with respect to their Losses arising from, as a result of or related to the JVs, (A) none of the JVs shall be Buyer Indemnified Parties and (B) to the extent that any Claim is made pursuant to Section 12.02(a)(iii)(A) that arises out of or relates to Taxes imposed on a JV, Seller’s Liability hereunder for any Losses resulting therefrom shall be limited to the Buyer Indemnified Parties’ proportionate share of such Losses based on Buyer’s percentage ownership interest in such JV, as applicable, represented by the JV Interests in such JV, as applicable, sold to Buyer pursuant to Section 2.01(a) or Section 2.06, as applicable.

Section 12.03. Indemnification by Buyer.

(a) From and after the Closing, and subject to the terms of this Agreement, Buyer shall indemnify and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to as a result of:

(i) prior to their expiration in accordance with Section 12.01 (to the extent applicable), any breach or failure by Buyer to perform any of its covenants or agreements contained in this Agreement;

(ii) any Assumed Liability; or

(iii) (A) any Taxes that such Seller Indemnified Party may be liable for or incur, or become subject to, as a result of any Taxes imposed in respect of a Transferred Entity, or with respect to the Business, with respect to any Tax period (or portion thereof) beginning after the Closing Date and (B) any Taxes that result from transactions or actions taken by Buyer or any of its Affiliates (including, for the avoidance of doubt, the Transferred Entities) outside the ordinary course of business on the Closing Date after the Closing except to the extent such transactions or actions are specifically contemplated by this Agreement or are required by applicable Law and (C) any Taxes for which Buyer is liable pursuant to Section 9.07, Section 9.01(c) or Section 9.02(a).

(b) Notwithstanding anything in this Agreement to the contrary, the cumulative indemnification obligation of Buyer under Article XII (other than Section 12.03(a)(ii)) shall in no event exceed 100% of the Purchase Price.

Section 12.04. Notification of Claims.

(a) Except as otherwise provided in this Agreement, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened Claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened Claim or demand asserted by a third party against the Indemnified Party, such Claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim, demand or circumstance; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XII except to the extent the Indemnifying Party is prejudiced by such failure.

(b) Upon receipt of a notice of a Claim for indemnity from an Indemnified Party pursuant to Section 12.04(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim and, in the event that the Indemnifying Party shall assume the defense of such Claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided that, notwithstanding anything to the contrary in this Section 12.04, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and, to the extent the Indemnifying Party has assumed the defense, shall transfer control of such defense to the Indemnified Party) if (i) such Third Party Claim seeks equitable relief or involves a criminal Action or (ii) the Indemnifying Party shall not have assumed the defense of such Third Party Claim within thirty (30) days of receipt of a notice of such Claim for indemnity. If the Indemnifying Party shall assume the defense of any such Third Party Claim, (x) the Indemnifying Party shall select, at the Indemnifying Party’s sole cost and expense, counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party (and in each case subject to approval by the Indemnified Party, which shall not be unreasonably withheld) and shall take all steps reasonably necessary in the defense or, to the extent permitted by Section 12.04(c), settlement of such Third Party Claim and (y) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim; provided that the fees, costs and expenses of one such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party, at the Indemnifying Party’s sole cost and expense, in the defense of any Third Party Claim. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party (which consent shall not be unreasonably withheld), provided, that the Indemnifying Party may agree to the settlement of, or the entry of any judgment arising from, any Third Party Claim without the Indemnified Party’s consent if it (i) does not include an injunction or other equitable remedy adversely affecting or encumbering any material assets of the Indemnified Parties, their respective Affiliates or the Business, (ii) does not involve criminal liability or any admission of wrongdoing, (iii) involves only the payment of monetary damages and the Indemnifying Party pays all amounts arising out of such settlement or judgment (subject to Section 12.02(b), if applicable) and (iv) includes, as a condition of such settlement or judgment, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(d) Notwithstanding anything in this Agreement to the contrary, no direct Claim may be made by any Buyer Indemnified Party for Taxes pursuant to this Agreement, and in the event of a conflict between this Section 12.04 and Section 9.04 with respect to the procedures governing a Claim for indemnification involving Taxes, the procedures set forth in Section 9.04 will control.

Section 12.05. Exclusive Remedies. Except as otherwise expressly set forth in this Agreement and without limiting any right or obligation under any other Transaction Agreements, including Section 3.05 and Section 13.15, following the Closing, the indemnification provisions of this Article XII (and, in the case of any Buyer Indemnified Party, the R&W Policy) shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses (including any Losses from Claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict Liability or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, this Agreement or the Transactions, except in the case of Fraud. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 12.06. Additional Indemnification Provisions.

(a) With respect to each indemnification obligation contained in this Agreement: (i) each such obligation shall be reduced by any Tax benefit actually realized in cash by the Indemnified Party during the taxable period in which such Loss arises or any of the three succeeding taxable periods (excluding, for the avoidance of doubt, any Tax benefit that represents only an acceleration of the timing with respect to which a loss, deduction, or other tax attribute is taken into account rather than a Tax benefit that results in permanent reduction in Tax Liability), (ii) all Losses shall be net of any amounts (less Recovery Expenses) that have been recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss, (ii) all Losses shall be net of any amounts (less Recovery Expenses) that have been recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss, (iii) all Losses will be determined after deducting therefrom the amount of any reserve with respect to such matter on the Final Closing Statement and (iv) Seller shall not be liable for any Losses to the extent that such Losses suffered by any Buyer Indemnified Party (A) result from the failure of such Buyer Indemnified Party to take reasonable action to mitigate such Losses, (B) are taken into account in the calculation of Final Working Capital, or (C) are caused by or result from any action taken at the request of Buyer.

(b) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article XII, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other Claims of the Indemnified Party with respect to such Losses and with respect to the Claim giving rise to such Losses, in each case, to the extent permitted by the applicable insurance policies.

Section 12.07. Mitigation. Each Party shall, and shall cause its applicable Affiliates (including the Transferred Entities) and Representatives to, take reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder.

Section 12.08. Third Party Remedies. If any Buyer Indemnified Party or any of its Affiliates is at any time entitled (whether by reason of a contractual right, a right to take or bring an Action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss that is indemnifiable hereunder (whether before or after Seller has made a payment to any Buyer Indemnified Party hereunder and in respect thereof), in each case other than with respect to the R&W Policy, Buyer shall (and shall cause its applicable Affiliates (including the Transferred Entities) and Representatives to) (a) promptly notify Seller and provide such information as Seller may require relating to such right of recovery and the steps taken or to be taken by Buyer in connection therewith, (b) if so required by Seller (subject to Buyer being indemnified to its reasonable satisfaction by Seller against all reasonable out-of-pocket costs and expenses incurred by Buyer in respect thereof) and before being entitled to recover any amount from Seller under this Agreement, first take such reasonable steps (whether by making a claim against its insurers, commencement of an Action or otherwise) as Seller may reasonably require to pursue such recovery and (c) keep Seller fully informed of the progress of any action taken in respect thereof. Thereafter, any claim against Seller shall be limited (in addition to the other limitations on Seller’s Liability referred to in this Agreement) to the amount by which the Losses suffered by Buyer Indemnified Party exceed the amounts so recovered by Buyer Indemnified Party or any such Affiliate, net of Recovery Expenses. If Buyer Indemnified Parties recover any amounts in respect of Losses from any third party at any time after Seller has paid all or a portion of such Losses to Buyer Indemnified Parties pursuant to the provisions of this Article XII, Buyer shall, or shall cause such Buyer Indemnified Parties to, promptly (and in any event within five (5) Business Days after receipt) pay over to Seller the amount so received (to the extent previously paid by Seller) net of Recovery Expenses, provided that no Buyer Indemnified Party shall be required to first seek recovery from an insurer or any other Person prior to seeking and obtaining recovery from the Indemnifying Party. The provisions of this Section 12.08 shall apply mutatis mutandis to claims of a Seller Indemnified Party.

Section 12.09. Limitation on Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall either Party have any Liability under any Transaction Agreement (including under this Article XII) for any punitive damages (except to the extent actually awarded and payable to any third party).

Section 12.10. Tax Treatment of Payments. Seller and Buyer shall treat any adjustments or indemnity payments made pursuant to this Agreement as adjustments to the Purchase Price for income Tax purposes unless applicable Tax Law causes such payment not to be so treated.

Section 12.11. Representation and Warranty Insurance. If Buyer or any of its Affiliates procures a representation and warranty insurance policy (or other similar policy) (a “R&W Policy”), then (i) such R&W Policy shall be at Buyer’s sole expense and (ii) Buyer shall cause such R&W Policy to expressly include a waiver by the insurer of any and all subrogation rights against Seller and its Affiliates and their respective officers, directors and employees (other than arising from Fraud). Buyer shall cause each insured party under any such R&W Policy not to waive, amend, modify or otherwise revise such subrogation provision, or allow such provision to be waived, amended, modified or otherwise revised in a manner that is adverse to Seller without the prior written consent of Seller. Seller shall reasonably cooperate with Buyer with respect to Buyer’s procurement of any such R&W Policy.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements (other than any Closing Statements) to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto;

(c) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

(e) (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified;

(f) (i) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iii) the term “any” means “any and all,” (iv) the term “or” shall not be exclusive and shall mean “and/or,” and (v) “extent” in the term “to the extent” means the degree to which a subject or other thing extends, and such term does not mean simply “if”;

(g) (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form to the extent in compliance with Section 13.03, (iii) references to “$” mean U.S. dollars and (iv) references to a date or time shall be deemed to be references to such date or time in the City of Boston, Massachusetts, U.S.A., unless otherwise specified;

(h) references to any Person includes such Person’s successors and permitted assigns;

(i) where any information, document or material is described as “delivered” or “made available” to Buyer prior to the Agreement Date, it shall mean that such information, document or material has been posted to the Data Room established by Seller by 7:00 p.m. New York time on February 24, 2019;

(j) the term “in the ordinary course of business” means in the ordinary course of business consistent with past practice;

(k) the term “knowing and material breach” means a deliberate act or failure to act, which act or failure to act the breaching Party knows (or should reasonably have known) constitutes, or would reasonably be expected to constitute, in and of itself a material breach of this Agreement;

(l) whenever this Agreement requires any Seller Party to take any action, such requirement shall be deemed to involve an undertaking on the part of Seller to take such action or to cause such Seller Party to take such action; and

(m) each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto or emails exchanged between the Parties or their Representatives shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts or communications.

Section 13.02. Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transaction Agreements and the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 13.03. Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 13.03) or (c) upon delivery by overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 13.03):

If to Seller, to:	General Electric Company 41 Farnsworth Street Boston, Massachusetts 02210 Attention: James M. Waterbury E-mail: jim.waterbury@ge.com with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:     Scott A. Barshay

     Steven J. Williams

     David M. Klein

E-mail:         sbarshay@paulweiss.com

     swilliams@paulweiss.com

     dklein@paulweiss.com

If to Buyer, to:	Danaher Corporation 2200 Pennsylvania Ave., NW Suite 800W Washington D.C. 20037 Attention: Attila Bodi E-mail: Attila.bodi@danaher.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:     Daniel E. Wolf, P.C.

     Michael P. Brueck, P.C.

     James Hu

E-mail:         daniel.wolf@kirkland.com

     michael.brueck@kirkland.com

     james.hu@kirkland.com

Section 13.04. Public Announcements. The initial press release with respect to the execution of this Agreement of each Party shall be reasonably agreed upon by the other Party. Neither Party or any Affiliate or Representative of either Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its commercially reasonable efforts to (i) advise the other Party before making such disclosure and (ii) provide such other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto) or (b) a Party may make such public disclosures that are consistent with prior disclosures made in compliance with this Section 13.04 or any communication plan or strategy previously agreed to by the Parties.

Section 13.05. Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 13.06. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement and any or all rights and obligations under this Agreement to any of its Affiliates upon prior written notice to the other Party; provided, further, that no such assignment shall release either Party from any Liability under this Agreement. Any attempted assignment in violation of this Section 13.06 shall be void ab initio.

Section 13.07. No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements are for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to Buyer Indemnified Parties and Seller Indemnified Parties pursuant to Article XII and the D&O Indemnified Parties pursuant to Section 7.03, or as expressly set forth in the applicable Transaction Agreement, nothing in the Transaction Agreements shall create or be deemed to create any third-party beneficiary rights in any Person not a party to the Transaction Agreements, including any Affiliates of any Party.

Section 13.08. Entire Agreement. This Agreement (including the Disclosure Schedules), the other Transaction Agreements (and all exhibits and schedules hereto and thereto) and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, contracts and agreements, whether written or oral, among the Parties respecting the subject matter hereof and thereof. In the event that the provisions of the Transitional Trademark License Agreement, Intellectual Property Cross License Agreement or the Transition Services Agreement conflict with the provisions of this Agreement, the provisions of such other Transaction Agreement shall govern with respect to the subject matter addressed thereby to the extent of such conflict.

Section 13.09. Amendments. The Transaction Agreements (including all exhibits and schedules thereto) may be amended, restated supplemented or otherwise modified, only by written agreement making specific reference to the applicable Transaction Agreement to be amended, restated, supplemented or otherwise modified, in each case duly executed by each party to such Transaction Agreement. No Consent from any Indemnified Party under Article XIII (in each case other than the Parties) shall be required to amend this Agreement.

Section 13.10. Waiver. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving Party. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.11. Governing Law. The Transaction Agreements, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, any Transaction Agreement, the negotiation, execution, performance or consummation of any of the foregoing or the inducement of any Party to enter into any of the foregoing, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a

“Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. The Parties expressly acknowledge and agree that (a) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Laws of the State of Delaware to this Agreement, the relationship of the Parties, the Transactions and the interpretation and enforcement of the rights and duties of the Parties hereunder and (b) the Parties have a reasonable basis for the application of the Laws of the State of Delaware to this Agreement, the relationship of the Parties, the Transactions and the interpretation and enforcement of the rights and duties of the Parties hereunder. Seller shall cause the Seller Indemnified Parties, and Buyer shall cause the Buyer Indemnified Parties, to comply with the foregoing as though such Indemnified Parties were a Party to this Agreement.

Section 13.12. Dispute Resolution; Consent to Jurisdiction.

(a) Except as otherwise provided in Section 3.05, any Transaction Dispute will exclusively be brought and resolved in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all Claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 13.03 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 13.13. Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into the Transaction Agreements. Each Party may file an original counterpart or a copy of this Section 13.13 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 13.14. Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 13.15. Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement (including in Section 12.05), all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Each Party acknowledges and agrees that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any Party fails to take such actions as are required of it hereunder to consummate the Transactions or to enable the Transactions to be consummated. Accordingly, each Party agrees that, unless this Agreement is validly terminated, the other Party will be entitled to injunctive relief at any time from time to time in respect of breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees (x) not to raise any objections (whether on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach or otherwise) to the availability of the equitable remedy of specific performance to restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and (y) that the right to specific performance is an integral part of the Transactions and without such right neither Seller nor Buyer would have entered into this Agreement. Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement.

(c) The Parties further agree that (i) by seeking the remedies provided for in this Section 13.15, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 13.15 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 13.15 prior to or as a condition to exercising any termination right under Article XI (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 13.15 or anything set forth in this Section 13.15 restrict or limit any Party’s right to pursue any other remedies under this Agreement that may be available then or thereafter. In the event that a party initiates a proceeding seeking equitable relief pursuant to this Section 13.15, the Outside Date shall automatically be extended until such proceeding is finally resolved.

Section 13.16. Non-Recourse. All Claims, obligations, Liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Agreements, or the negotiation, execution, or performance of the Transaction Agreements (including any representation or warranty made in, in connection with, or as an inducement to, the Transaction Agreements), may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement or the other Transaction Agreements, as applicable (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with, or related in any manner to the Transaction Agreements or based on, in respect of, or by reason of the Transaction Agreements or their negotiation, execution, performance or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.

Section 13.17. Interest. If any payment expressly required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the Interest Rate. All computations of interest pursuant to this Agreement shall be made on the basis of a year of 365 days, in each case, for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 13.18. Disclosure Schedules and Exhibits. The Disclosure Schedules, Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules, and neither Seller nor any of its Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Where only brief particulars of a matter are set out or referred to in the Disclosure Schedules or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed to the extent such full particulars or full contents can be reasonably understood from the disclosures set forth in the Disclosure Schedules together with such documents as have been made available to Buyer. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business. The Disclosure Schedules have been arranged for purposes of convenience in separately titled Schedules corresponding to the Sections of this Agreement, however, each Schedule (other than Schedule 4.08(b)) of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other Schedule of the Disclosure Schedules to the extent it is reasonably apparent that the disclosure of such matter is applicable to such Schedule of the Disclosure Schedules.

Section 13.19. Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Paul, Weiss, Rifkind, Wharton & Garrison LLP may serve as counsel to Seller or any of its Subsidiaries, on the one hand, and any Transferred Entity, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Paul, Weiss, Rifkind, Wharton & Garrison LLP may serve as counsel to Seller or any of its Subsidiaries or any Representative of any such party, in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements notwithstanding such prior representation of any Transferred Entity and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.

Section 13.20. Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that, other than in the case of Fraud, all attorney-client privileged communications between any Seller, any of its Subsidiaries (including any Transferred Entity), any JV and their respective current or former Affiliates or Representatives and their counsel, including Paul, Weiss, Rifkind, Wharton & Garrison LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement or any Transaction Dispute shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current or former Affiliates or Representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, any Transferred Entity or the Business or on any other grounds.

Section 13.21. Counterparts. Each Transaction Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 13.22. Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each Party: (a) agrees that it will not bring any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the debt financing sources (or any Lender Related Party) in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Financing, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (b) agrees that all claims or causes of action (whether in law, in equity, in contract, in tort or otherwise) against any of the debt financing sources (or any Lender Related Party) in any way relating to the Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity; whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Financing. Notwithstanding anything to the contrary contained this Agreement, (i) the Seller, the Company and their respective Subsidiaries and their respective Representatives, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or Claims against any debt financing source (or any Lender Related Party) in any way relating to this Agreement or any of the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing, whether at law or equity, in contract, in tort or otherwise and (ii) no debt financing source (and no Lender Related Party) shall have any Liability (whether in contract, in tort or otherwise) to the Seller, its Subsidiaries, their respective Representatives and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or Liabilities of any Party hereto under this Agreement or for any Claim based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the debt financing sources (and the Lender Related Parties) are intended third-party beneficiaries of, and shall be entitled to the protections of this provision (it being understood that the foregoing provisions may not be amended in a manner adverse to the debt financing sources (or the Lender Related Parties) in any material respect without their prior written consent).

Section 13.23. Release. Effective as of the Closing and except as otherwise expressly set forth in this Agreement or any Transaction Agreement, (a) Seller, on behalf of itself, its Affiliates, its Subsidiaries (excluding the Transferred Entities) and all of their respective successors and assigns (each, a “Seller Releasing Party”), irrevocably waives, releases and discharges Buyer, its Affiliates, its Subsidiaries (including the Transferred Entities) and all of their respective successors and assigns (each, a “Seller Released Party”) from and against any and all Claims, Actions, obligations or Liabilities of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent (collectively, the “Seller Claims”), that any Seller Releasing Party now has, or at any time had, or shall or may have in the future, in connection with any Seller Releasing Party’s direct or indirect ownership or operation of the Business or any Transferred Assets, or as a counterparty to any contract or agreement with any Transferred Entity or otherwise, in each case arising with respect to any matter occurring at or prior to the Closing;

provided, that the foregoing waiver, release and discharge shall not apply to (i) any Seller Claim arising out of or relating to this Agreement or any other Transaction Agreement, (ii) any Seller Claim unrelated to the Business or the Transferred Assets or (iii) any Intercompany Agreement set forth on Schedule 4.20, and (b) Buyer, on behalf of itself, its Affiliates, its Subsidiaries (including the Transferred Entities) and all of their respective successors and assigns (each, a “Buyer Releasing Party”), irrevocably waives, releases and discharges Seller, its Affiliates, its Subsidiaries (excluding the Transferred Entities) and all of their respective successors and assigns (each, a “Buyer Released Party”) from and against any and all Claims, Actions, obligations or Liabilities of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent (collectively, the “Buyer Claims”), that any Buyer Releasing Party now has, or at any time had, or shall or may have in the future, in connection with any Buyer Releasing Party’s direct or indirect ownership or operation of the Business or any Transferred Assets, or as a counterparty to any contract or agreement with any Transferred Entity or otherwise, in each case arising with respect to any matter occurring at or prior to the Closing; provided, that the foregoing waiver, release and discharge shall not apply to (i) any Buyer Claim arising out of or relating to this Agreement or any other Transaction Agreement, (ii) any Buyer Claim unrelated to the Business or the Transferred Assets or (iii) any Intercompany Agreement set forth on Schedule 4.20.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER:

GENERAL ELECTRIC COMPANY

By	/s/ James W. Waterbury
Name: James M. Waterbury
Title: Authorized Officer

BUYER:

DANAHER CORPORATION

By	/s/ Daniel Raskas
Name: Daniel Raskas
Title: SVP, Corporate Development

[Signature Page to Equity and Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

“2018 Audited Balance Sheet” means the audited balance sheet of the Business as of December 31, 2018.

“2018 EBITDA” means the earnings before interest, income taxes, depreciation expense, amortization expense, and any charge related to the impairment of goodwill of the Business for the fiscal year ended December 31, 2018 derived from the Audited Financial Statements for the fiscal year ended December 31, 2018, as calculated in accordance with Annex A.

“2018 Unaudited Balance Sheet” means the management-prepared unaudited balance sheet of the Business as of December 31, 2018.

“Accrued Income Taxes” means an amount (not less than zero) equal to the aggregate current Income Tax Liabilities of the Transferred Entities (which shall not be less than zero in any jurisdiction) for all taxable periods (or portions thereof) ending on or before the Closing Date for which final Tax Returns have not been filed. The calculation of Accrued Income Taxes shall (i) exclude any deferred Tax Liabilities or deferred Tax assets and any amounts in respect of speculative or contingent Liabilities for Tax, (ii) include estimated (or other prepaid) Income Tax payments only to the extent that such payments have the effect of reducing (not below zero) the particular current Income Tax Liability in respect of which such payments were made, (iii) include Income Tax deductions or Tax refunds (including for overpayments of estimated Taxes), in each case, only to the extent such deductions or Tax refunds have the effect of reducing (not below zero) a particular current Income Tax Liability to which they are relevant, (iv) be prepared in accordance with the past practice (including reporting positions and accounting methods) of the applicable Transferred Entity in preparing Tax Returns for Income Taxes and (v) in the case of a Straddle Period, be determined in accordance with Section 9.03.

“Action” means any action, suit, charge, complaint, audit, investigation, arbitration or proceeding by or before any Government Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement (a) Seller shall not be deemed an Affiliate of Buyer, nor, after the Closing, of any Transferred Entity and (b) after the Closing, Buyer shall be deemed an Affiliate of each of the Transferred Entities (and vice versa). For the avoidance of doubt, prior to the Closing, the Transferred Entities shall be deemed Affiliates of Seller.

“Agreement” means this Equity and Asset Purchase Agreement, dated as of February 25, 2019, by and between Seller and Buyer, including the Disclosure Schedules and the Exhibits, and all amendments to such agreement made in accordance with Section 13.09.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws for the prevention of public or commercial corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Audited Financial Statements” means the audited balance sheet, income statement and cash flow statement of the Business for (i) the fiscal years ended December 31, 2018 and 2017 and (ii) each fiscal year subsequent to December 31, 2018 and ended at least 60 days prior to the Closing Date.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“BP Entity” means each Transferred Entity, each JV, and any other Person in which any Transferred Entity, a JV, or their respective Subsidiaries is a shareholder, a member or a partner.

“Business” means the Biopharma division of the Life Sciences Business Unit (excluding, for the avoidance of doubt, the PDx business).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” means:

(i) each employee of the Healthcare Business Unit, Life Sciences Business Unit, or Biopharma division of the Life Sciences Business Unit who (A) during 2018, dedicated at least 80% of his or her working time for Seller and its Subsidiaries to or on behalf of the Business and (B) as of the Agreement Date is employed in a substantially similar manner (such employees described in this clause (i), the “Dedicated Employees”);

(ii) each employee of Seller or any of its Subsidiaries in the Life Sciences Business Unit listed on Schedule A-1;

(iii) (A) (1) each Oracle Center of Excellence (CofE) technical and functional Oracle employee who supports the Oracle 12 instance for the Biopharma division of the Life Sciences Business Unit and (2) each employee who supports the eCommerce/Hybris environment in connection with the Business, and (B) each employee of the Healthcare Business Unit or Life Sciences Business Unit who (1) supports the Oracle 12 instance for the Biopharma division of the Life Sciences Business Unit and (2) has been selected by Buyer and Seller acting reasonably and in good faith between the Agreement Date and the Closing Date to be included as a Business Employee;

(iv) each employee of Seller or any of its Subsidiaries in the Healthcare Business Unit or Life Sciences Business Unit who (A) is not a Dedicated Employee, (B) during 2018, dedicated a substantial portion of his or her working time on behalf of Seller or its Subsidiaries to or on behalf of the Business, (C) as of the Agreement Date is employed in a substantially similar manner, and (D) has been selected by Buyer and Seller acting reasonably and in good faith between the Agreement Date and the Closing Date to be included as a Business Employee;

(v) each employee of Seller and its Subsidiaries (not otherwise covered by clause (i), (ii), (iii) or (iv)), who (A) is in Seller’s Global Operations Shared Services or IT group that currently supports the Healthcare Business Unit and who, during 2018, dedicated at least 80% of his or her working time for Seller and its Subsidiaries to or on behalf of the Business and (B) as of the Agreement Date is employed in substantially similar manner;

(vi) each Automatically Transferring Business Employee (as defined in Exhibit E hereto) who is not covered by clause (i), (ii), (iii), (iv) or (v) above; and

(vii) in the case of each person who qualifies under any of the foregoing prongs and whose employment terminates following the Agreement Date, each employee who is hired or transferred into a position to replace such terminated employee shall be a Business Employee hereunder.

For the avoidance of doubt, the employees referenced in file 8.3 in the Data Room (which includes the employees of Wipro GE Healthcare Private Limited who work on behalf of the Business) are Business Employees.

“Business Employee Records” shall mean (a) the following current employment and current personnel information with respect to each Transferred Employee, in each case, to the extent permitted by applicable Law: salary, job function, job band, variable compensation targets, social security number (or similar identification number), gender, marital status, hire or service date, full-time or part-time status, work e-mail and business mailing addresses and telephone numbers and (b) Forms I-9 for Transferred Employees working in the United States.

“Business Plans” means the U.S. Business Plans and the International Business Plans, collectively.

“Business Systems” means all Software, Technology, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used by Seller or any of its Subsidiaries exclusively in the conduct of the Business.

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer or an Affiliate thereof is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Cardiff Liability” means any Liabilities to the extent arising from or relating to radioactive waste (including the presence, storage, generation and Release of, and contamination by, radioactive waste) on, at, under or from the facility where the operations of the Business are or have been conducted located in Cardiff, United Kingdom, including such waste associated with former operations of the Cardiff, United Kingdom facility.

“Claim” means, collectively, all rights, claims, cross claims, counterclaims and causes of action, whether class, individual or otherwise in nature, under contract or in law or in equity, known or unknown, contingent or matured, liquidated or unliquidated and all rights and remedies with respect thereto.

“Closing Cash” means, as of the Effective Time, any cash and cash equivalents of the Transferred Entities, excluding (a) any insurance proceeds referred to in Section 2.01(a)(v), and (b) any cash and cash equivalents used to pay any Transaction Expenses, dividends or distributions, or repurchase any securities of the Transferred Entities, in each case of clause (b), after the Effective Time and prior to the Closing and (c) any Restricted Cash or deposits.

“Closing Conditions” means conditions to the respective obligations of the Parties to consummate the transactions contemplated by this Agreement, as set forth in Article X.

“Closing Debt” means, as of the Effective Time, the Debt of the Transferred Entities or otherwise constituting Assumed Liabilities.

“Closing Notice” means a notice prepared and delivered by Seller to Buyer that contains the amount of the Closing Payment and the account or accounts to which Buyer shall pay the Closing Payment pursuant to Section 3.02(b)(i).

“Closing Statements” means, collectively, the Estimated Closing Statement, the Proposed Final Closing Statement and the Final Closing Statement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all of the following owned by Seller or any of its Subsidiaries: (a) all Registrable IP that is Used primarily in the Business, (b) all Software that is Used primarily in the Business, and (c) all other Intellectual Property (excluding for the avoidance of doubt the Seller Names and Seller Marks), other than Registrable IP and Software, that is Used primarily in the Business.

“Company Technology” means all of the following owned by Seller or any of its Subsidiaries: (a) all Technology that is Used primarily in the Business and (b) all Data that is Used primarily in the Business.

“Confidential Information” means all Trade Secrets and other confidential and proprietary information of a Person, whether in written, oral or other form, including such information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Government Authority, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents or Representatives.

“Confidentiality Agreement” means the Confidentiality Agreement dated November 22, 2018, by and between Buyer and Seller, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval, clearance or authorization.

“contracts or agreements” means any written or oral legally binding contract, agreement, obligation, promise, understanding, arrangement, commitment or undertaking of any nature.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contracts or agreements or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Creditable VAT” means value added tax that the relevant Buyer or Buyer Affiliate can reasonably be expected to successfully reclaim as recoverable input value added tax under the laws of the relevant jurisdiction prior to the second anniversary of the Closing Date.

“Data” means databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Data Room” means the virtual data room established by Seller and maintained by Intralinks, Inc. with respect to the Business, having Exchange ID 6371855.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the conduct of the Business, or to any of the Business Systems or any Company Technology: (a) the Business’ own rules, policies, and procedures, and (b) all applicable Laws including, to the extent applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679).

“Debt” means, with respect to any Person, (a) indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon), whether or not evidenced by bonds, debentures, notes or other similar instruments, for the repayment of money borrowed, including any pre-payment penalties, premiums or breakage costs; (b) all obligations under a lease of real or personal property which is required by GAAP to be classified as a capital lease on the books and records of such Person (which, for the avoidance of doubt, does not include any right of use lease liability that will be required to be recorded upon the adoption of ASC 842); (c) all obligations for the reimbursement of draws under outstanding letters of credit, performance bonds or similar instruments (but only to the extent actually drawn or called); (d) all obligations arising out of any Hedging Contracts, in each case including any amounts payable to terminate such arrangements; (e) any deferred purchase price of business or asset, conditional sale obligations, obligations under any title retention agreement (including any earnout, purchase price adjustment or holdbacks) and any amount required to be contributed to any JVs pursuant to the Governing Documents of such JVs (to the extent such amounts are due and payable); and (f) such items as are set forth on Schedule A-2.

“Dedicated Pension Plans” means those Business Plans listed on Schedule 4.14(a) that are “defined benefit pension plans” and that are specifically labeled as a “Designated Pension Plan” on such schedule.

“Disclosure Schedules” means the disclosure schedules dated as of the Agreement Date delivered by Seller to Buyer, and which form a part of this Agreement.

“Effective Time” means 11:59 p.m. (New York City time) on the last calendar day of the month immediately prior to the Closing Date.

“Employee Plans” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (b) all retirement, welfare benefit, bonus, commission, equity or equity-based, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, retiree health, life insurance, severance, Code Section 125 flexible benefit, or vacation or other benefit or compensation plans, programs, policies, contracts, arrangements or agreements and (c) all individual employment, retention, termination, severance or other similar agreements, in each case that any of the Transferred Entities sponsor or contribute to or have any Liability with respect to, or that Seller or any of its Affiliates sponsor or contribute to for the benefit of any Business Employee or any other current or former employee, officer, director or individual service provider of the Business, other than such plans or arrangements that are solely maintained by a Government Authority.

“Environmental Law” means any Law relating to human health or safety (with respect to exposure to Hazardous Materials), pollution, or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of, or exposure of any Person to, Hazardous Materials.

“Environmental Permit” means any Permit that is required or issued by a Government Authority under any Environmental Law for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“Estimated 2018 EBITDA” means the Seller’s good faith estimate of 2018 EBITDA.

“Estimated Closing Cash” means Seller’s good faith estimate of Closing Cash as of the Effective Time.

“Estimated Closing Debt” means Seller’s good faith estimate of Closing Debt as of the Effective Time.

“Estimated Closing Statement” means a written statement setting forth (i) the Estimated Working Capital Increase or Estimated Working Capital Decrease, (ii) the amount of any Estimated Closing Cash, (iii) the amount of any Estimated Closing Debt, (iv) the amount of any Estimated Transaction Expenses, (v) the amount of Estimated 2018 EBITDA and (vi) the amount to be paid by Buyer to Seller (for the benefit of the Seller Parties) at Closing, prepared in accordance with Section 3.03.

“Estimated EBITDA-Based Reduction” means Seller’s good faith estimate of the EBITDA-Based Reduction.

“Estimated Purchase Price Adjustment” means the amount equal to the Estimated Closing Cash, if any, plus the Estimated Working Capital Increase, if any, minus the Estimated Working Capital Decrease, if any, minus the Estimated Closing Debt, minus the Estimated Transaction Expenses, if any, minus the Estimated EBITDA-Based Reduction, if any.

“Estimated Target Working Capital” means Seller’s good faith estimate of Target Working Capital as of the Effective Time.

“Estimated Transaction Expenses” means Seller’s good faith estimate of Transaction Expenses as of the Effective Time.

“Estimated Working Capital” means Seller’s good faith estimate of Net Working Capital as of the Effective Time.

“Estimated Working Capital Decrease” means Seller’s good faith estimate of the amount, if any, by which Estimated Target Working Capital exceeds Estimated Working Capital set forth on the Estimated Closing Statement.

“Estimated Working Capital Increase” means Seller’s good faith estimate of the amount, if any, by which Estimated Working Capital set forth on the Estimated Closing Statement exceeds Estimated Target Working Capital.

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Factored Receivables” means receivables sold by the Business to the Factoring Entities prior to the Closing and that are uncollected and not written off in the ordinary course of business consistent with past practice as of the Closing.

“Factored Receivables Bill of Sale” means a bill of sale for the Factored Receivables in a form reasonably acceptable to Buyer and Seller.

“Factoring Entity” means the applicable Affiliates of Seller to which the Business sells receivables pursuant to an account receivables factoring arrangement.

“Final 2018 EBITDA” means the amount of 2018 EBITDA as finally determined pursuant to Section 3.04.

“Final Closing Cash” means the amount of Closing Cash as finally determined pursuant to Section 3.04.

“Final Closing Debt” means the amount of Closing Debt as finally determined pursuant to Section 3.04.

“Final Closing Statement” means a written statement setting forth (i) the Final Working Capital Increase or Final Working Capital Decrease, as applicable, (ii) the amount of any Final Closing Cash, (iii) the amount of any Final Closing Debt, (iv) the amount of any Final Transaction Expenses, (v) the Final 2018 EBITDA and (vi) the Final Purchase Price Adjustment and the Post-Closing Adjustment, each as finally determined pursuant to Section 3.04.

“Final EBITDA-Based Reduction” means the amount of EBITDA-Based Reduction as finally determined pursuant to Section 3.04.

“Final Purchase Price Adjustment” means the amount equal to the Final Closing Cash, if any, plus the Final Working Capital Increase, if any, minus the Final Working Capital Decrease, if any, minus the Final Closing Debt, if any, minus the Final Transaction Expenses, if any, minus the Final EBITDA-Based Reduction, if any.

“Final Target Working Capital” means the amount of Target Working Capital as finally determined pursuant to Section 3.04.

“Final Transaction Expenses” means the amount of Transaction Expenses as finally determined pursuant to Section 3.04.

“Final Working Capital” means the calculation of Net Working Capital as of the Effective Time as finally determined pursuant to Section 3.04.

“Final Working Capital Decrease” means the amount (if any) by which Final Target Working Capital exceeds Final Working Capital.

“Final Working Capital Increase” means the amount (if any) by which Final Working Capital exceeds Final Target Working Capital.

“Financial Statements” means the Unaudited Financial Statements, the Audited Financial Statements and any other financial statements delivered pursuant to Section 6.13.

“Fraud” means, with respect to any party to this Agreement, an actual and intentional fraud with respect to the making of any of the representations and warranties contained in this Agreement and not with respect to any other matters; provided, that such actual and intentional fraud of such party hereto specifically excludes any statement, representation or omission made negligently or recklessly, or any constructive fraud or equitable fraud.

“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents” means, with respect to any particular Person: the articles or certificate of incorporation and the bylaws, the limited partnership agreement and the certificate of limited partnership, the articles or certificate of organization or formation and the operating agreement, or any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, including any amendment, modification or supplement thereto.

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body (public or private), including any stock exchange.

“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar effect, or for which Liability or standards of conduct may be imposed, under any applicable Environmental Law, including asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive materials, lead, petroleum and petroleum by-products and distillates.

“Healthcare Business Unit” means the Healthcare segment of the Seller as described in the Annual Report on Form 10-K for the period ended December 31, 2017 filed by the Seller, and as operated and conducted since December 31, 2017.

“Hedging Contracts” means any and all interest rate contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of Seller or its Subsidiaries arising from fluctuations in interest rates, currency values or commodity prices, in each case, with respect to the Business.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all of the following intellectual property and similar rights, title, or interest in or arising under the Laws of the U.S. or any other country: (a) patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, (b) copyrights, moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (c) Trademarks and (d) Trade Secrets, in each case, including for clarity, any of the foregoing rights in Software, Technology or Data.

“Interest Rate” means the prevailing prime lending rate as published in The Wall Street Journal at the time that a payment expressly required by this Agreement is due.

“International Business Plan” means each Employee Plan (i) sponsored or maintained by a Transferred Entity or (ii) substantially covering current Business Employees who are employed in the Business, employed outside the United States.

“IRS” means the U.S. Internal Revenue Service.

“JV” means the joint ventures set forth on Schedule A-3.

“JV Interests” means the equity interests in the JVs held by any of the Seller Parties, Companies or Business Subsidiaries (excluding interests in the JVs held by [Seller] Ventures).

“Knowledge of Seller” means the actual knowledge (after due inquiry of Persons that are aware of the Transactions) of the Persons set forth on Schedule A-4 as of the Agreement Date.

“KUBio Contract” means, collectively, any one or a series of related Contracts related to the construction of KUBio manufacturing facilities or similar facilities or any bio park or biopharmaceutical manufacturing campus.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, act, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Government Authority.

“Legacy Liability” means any environmental Liabilities to the extent arising from or relating to any business, line of business, facility or other real property disposed of, or formerly owned, operated, or leased, by the Business or any Transferred Entity prior to the Closing, including under any agreement providing for the sale of any such business, line of business, facility or real property.

“Legal Restraint” means any Law or Order that has the effect of prohibiting or making illegal the consummation of any of the Transactions contemplated by the Transaction Agreements.

“Lender Related Parties” means any Financing sources, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, charge or any other encumbrance of any kind (other than transfer restrictions under applicable securities Laws).

“Life Sciences Business Unit” means the Life Sciences sub-segment of the Seller as described in the Annual Report on Form 10-K for the period ended December 31, 2017 filed by the Seller, and as operated and conducted since December 31, 2017.

“Local Transfer Agreement” means any agreement or instrument of conveyance or assumption entered into or delivered in connection with the transfer of the Transferred Equity Interests or the Transferred Assets to Buyer or for Buyer to assume the Assumed Liabilities, in any jurisdiction where the Business is organized or operates (including, with respect to each Transferred Owned Real Property, a quitclaim deed (or local equivalent) in customary form and substance reasonably satisfactory to Seller and Buyer).

“Losses” means all losses, damages, fines, penalties, costs, expenses, and Liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees and out-of-pocket costs).

“Material Adverse Effect” means any change, event, circumstance, development, occurrence or effect (a) having, or that would reasonably be expected to have, individually or in the aggregate with all other changes, events, circumstances, developments, occurrences or effects, a material adverse effect on the business, assets, financial condition or results of operations of the Business, taken as a whole or (b) that would reasonably be expected to materially impair or delay the ability of a Seller Party to consummate the Seller Transactions or otherwise perform its obligations under the Seller Transaction Agreements to which such Seller Party is a party; provided, however, that, with respect to clause (a), any adverse effect to the extent arising out of, resulting from or attributable to (i) an event or circumstances or series of events or circumstances affecting (A) the U.S. (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (B) political conditions generally of the U.S. or any other country or jurisdiction in which the Business operates or (C) any industry generally in which the Business thereof operates, (ii) the announcement or pendency of the Transactions, including adverse effects related to the identity of Buyer or its Affiliates, and any adverse effect to the extent proximately caused by (A) shortfalls or declines in revenue, margins or profitability, (B) threatened or actual loss of, or disruption in, any customer, supplier, vendor, licensor, employee or landlord relationships or (C) loss of any personnel, in each case of clauses (A) through (C), as a result of the announcement or pendency of the Transactions; provided, that this clause (ii) shall not be given effect when determining whether Section 4.05(c) has been breached, (iii) any changes in applicable Law or GAAP, or accounting principles, practices or policies that any of Seller or its Subsidiaries is required by Law to adopt, or the enforcement or interpretation thereof, in each case with respect to the Business, (iv) actions specifically required to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the request of Buyer, (v) the effect of any action taken by Buyer or its Affiliates, (vi) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (vii) any acts of war (whether or not declared), terrorism or military actions, or any escalation or worsening of any such act of war, terrorism or military actions, or (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) shall not, in any such case, constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided, that any adverse effect arising out of, resulting from or attributable to the foregoing clauses (i), (iii), (vi) and (vii) may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such adverse effect has a disproportionate impact on the Business, taken as a whole, relative to other similarly situated businesses in the same industry.

“Material Permits” means Permits required for Seller and its Subsidiaries to conduct the Business in all material respects as conducted on the Agreement Date.

“Minority-Owned JV” means any JV that is not a Subsidiary.

“Multiplier” means 17.

“Net Working Capital” means (a) the current assets of the Business minus (b) the current Liabilities of the Business, in each case determined in accordance with the Transaction Accounting Principles; provided that in no event shall Net Working Capital include any assets or Liabilities related or attributable to Income Taxes (including any deferred Tax assets or Liabilities).

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Order” means any order, writ, judgment, injunction, ruling, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Parent Plans” means each Employee Plan which is not a Business Plan.

“Permits” means all permits, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers, and filings issued or required by any Government Authority under applicable Law.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers imposed by Law in the ordinary course of business, (c) warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of business which are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP, (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (e) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, defects or encumbrances affecting title to the Transferred Real Properties which do not or would not reasonably be expected to materially interfere with the occupancy of such Transferred Real Properties or the conduct of the Business as currently conducted thereon, (f) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Government Authority, which are not violated by the current use or occupancy of the Transferred Real Properties or the operation of the Business thereon, (g) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest or any other superior interest in any Transferred Leased Real Property or real property over which Seller or any if its Subsidiaries (with respect to the Business) have easement or other property rights, (h) Liens created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates, (i) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements, (j) rights, terms or conditions of any Transferred Real Property Leases made available to Buyer and (k) in the case of Intellectual Property, Software, Data and Technology, licenses.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personally Identifiable Information” means any information that specifically identifies, or which, when combined with other information, could be reasonably be used to identify, any individual who has provided information to any Seller Party or Transferred Entity in connection with the conduct of the Business, whether a living or dead individual person, including (i) any personally-identifiable information, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers and (ii) any non-public personally identifiable financial information.

“Post-Closing Adjustment” means the amount obtained by subtracting the Estimated Purchase Price Adjustment from the Final Purchase Price Adjustment.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Pre-Closing Restructuring Taxes” means Transfer Taxes imposed or arising in connection with the transactions effected pursuant to Section 2.06(e) to the extent attributable to the transfer of any asset or entity interest that is not a Transferred Asset or Transferred Equity Interest other than any transfer undertaken at the request of Buyer in accordance with Section 2.06(e).

“Proposed Final Closing Cash” means Buyer’s good faith estimate of Closing Cash as of the Effective Time.

“Proposed Final Closing Debt” means Buyer’s good faith estimate of Closing Debt as of the Effective Time.

“Proposed Final Closing Statement” means (a) a written statement setting forth Proposed Final Purchase Price Adjustment, describing in reasonable detail any proposed changes to the Estimated Closing Statement and attaching supporting schedules, working papers and other reasonable details to enable a review by Seller thereof or (b) a written statement that Buyer proposed no changes to the Estimated Closing Statement, as applicable.

“Proposed Final Purchase Price Adjustment” means the amount equal to the Proposed Final Closing Cash, if any, plus the Proposed Final Working Capital Increase, if any, minus the Proposed Final Working Capital Decrease, if any, minus the Proposed Final Closing Debt, if any, minus the Proposed Final Transaction Expenses, if any, minus the EBITDA-Based Reduction, if any.

“Proposed Final Transaction Expenses” means Buyer’s good faith estimate of Transaction Expenses as of the Effective Time.

“Proposed Final Working Capital Decrease” means Buyer’s good faith estimate of the amount (if any) by which Target Working Capital exceeds Final Working Capital.

“Proposed Final Working Capital Increase” means Buyer’s good faith estimate of the amount (if any) by which Final Working Capital exceeds Target Working Capital.

“Recovery Expenses” means (a) any deductibles paid by the Indemnified Party or its Affiliates to obtain insurance coverage, (b) any direct increase in the premiums payable in order to obtain such insurance coverage and (c) any reasonable and documented out-of-pocket costs and expenses incurred by the Indemnified Party or its Affiliates in investigating, prosecuting, defending and collecting amounts recovered under any such insurance coverage.

“Registrable IP” means patents, patent applications, statutory invention and design registrations, registered Trademarks, Trademark applications, copyright registrations and copyright applications.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933 as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, Council Regulation No. 139/2004 of the European Union and all other national, multinational, federal or state, domestic or foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws applicable to the Business, Buyer, any Seller Party or any Transferred Entity that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, that relate to antitrust, competition or market conditions through merger, acquisition or other transaction, that affect foreign investment, national security or national interest of any jurisdiction or that otherwise are applicable to the Transactions.

“Related Party” means (i) a Person who owns directly or indirectly at least 25% of the equity, partnership or membership interests of a BP Entity, but cannot be fully consolidated in any Seller Entity’s reporting group under local country accounting principles or International Financial Reporting Standards (such person, a “JV Partner”), or (ii) a person related to a JV Partner within the meaning of Sec. 1 para. 2 German Foreign Tax Act - AStG, including any person that has a direct or indirect equity, partnership or membership interest of more than 25% in a JV Partner or has dominating influence over a JV Partner.

“Related Party Financing” shall mean any interest bearing indebtedness for borrowed money (whether or not evidenced by a written instrument) owed by any BP Entity to a Related Party or any guarantee received by any BP Entity from a Related Party in respect of any such interest bearing indebtedness, or the assumption of any BP Entity’s interest bearing indebtedness by a Related Party.

“Related to the Business” means (a) except as set forth on Schedule A-5, for (i) manufacturing facilities, (ii) warehouse facilities, (iii) research and development facilities (in each case of clauses (i) through (iii), including all equipment, machinery, hardware, electronic devices, furniture, fixtures, vehicles, tools, repair and replacement parts, supplies, materials, consumables, dies, molds and all other personal property or personal property leases therein), (iv) inventory, (v) Strategic Sourcing Contracts, and (vi) contracts with Material Customers, (x) used in or (y) arising, directly or indirectly, out of, the operation or conduct of, the Business as conducted by Seller and its Subsidiaries, (b) for all Intellectual Property, Software, Technology and Data, Used primarily in the Business, and (c) for all other categories of assets other than those set forth in clauses (a) and (b) above, (x) used primarily in or (y) arising directly or indirectly, primarily out of or primarily relating to, the operation or conduct of, the Business as conducted by Seller and its Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching, movement, or migration of any Hazardous Material into or through the environment.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Required Approvals” means each of the Government Approvals set forth on Schedule A-6.

“Restricted Cash” means cash to the extent that it is not freely usable by the Business because of any restrictions or limitations on use or distribution by Law, contract or otherwise.

“Retained Real Property” means all real property owned, leased, subleased or licensed by Seller or its Subsidiaries, other than the Transferred Leased Real Property and the Transferred Owned Real Property.

“Sanctioned Country” means any country or region that is, or was at the relevant time, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 75 Liability” means any amount that is or could become due by virtue of Section 75 or Section 75A of the Pensions Act 1995 as amended by subsequent regulations with respect to Seller’s or its Affiliates’ United Kingdom defined benefit pension plan.

“Securities Act” means the Securities Act of 1933.

“Seller Designee” means any Affiliate of Seller designated by Seller as a “Seller Party” hereunder.

“Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) Seller or any of its Subsidiaries (other than exclusively by the Transferred Entities) in connection with the Business.

“Seller Intellectual Property” means all Intellectual Property and/or Software that is owned by Seller or any of its Subsidiaries other than the Company Intellectual Property.

“Seller Names and Seller Marks” means the names or marks of General Electric Company, a New York corporation, or any other Subsidiary of Seller, that in each case use or contain “GE” (in block letters or otherwise), the GE monogram, “General Electric Company,” “General Electric” or any translation or derivation thereof, either alone or in combination with other words and all marks, trade dress, logos, monograms, domain name registrations and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Seller Technology” means all Technology and Data that is owned by any of Seller or any of its Subsidiaries other than the Company Technology.

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which any Seller Party is named as a party on the signature pages thereto.

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Shared Contracts” means all contracts or agreements to which Seller or any of its Subsidiaries, on the one hand, and one or more third parties, on the other hand, are party, that relate in part, but not exclusively, to the Business; provided that contracts with Material Customers and Strategic Sourcing Contracts shall not constitute Shared Contracts.

“Shared Locations” mean, collectively, (i) any Real Property a portion of which is used in the business of Seller or any of its Subsidiaries (other than the Business) and (ii) any Retained Real Property a portion of which is used in the Business, each of which are to be subject to the Shared Space Agreements.

“Shared Space Agreements” mean, collectively, the lease, sublease, license or other space sharing agreement pursuant to which, after the Closing, (i) Seller or any of its Subsidiaries will occupy the Shared Locations described in clause (i) of the definition of “Shared Locations” and (ii) Buyer or its Affiliates will occupy the Shared Locations described in clause (ii) of the definitions of “Shared Locations”.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation including user manuals and other training documentation relating to any of the foregoing, in each case (a)-(c), excluding Data.

“Strategic Sourcing Contracts” means contracts for the supply of materials and other products or services that are critical to the Business, and for which (i) there are a limited number of suppliers and (ii) there are not readily available alternative products or services that could be used in the Business for the equivalent purpose (including any contract with any Material Supplier set forth in Schedule 4.13(a)(i)).

“Subject Jurisdiction” means those countries listed on Schedule A-7.

“Subject Jurisdiction Assumed Liabilities” means all of the Assumed Liabilities to the extent related to the applicable Subject Jurisdiction Business.

“Subject Jurisdiction Business” means the portion of the Business conducted in the applicable Subject Jurisdiction.

“Subject Jurisdiction Employees” means the Business Employees that are exclusively located in the applicable Subject Jurisdiction.

“Subject Jurisdiction Transferred Assets” means all of the Transferred Assets exclusively used in the applicable Subject Jurisdiction Business.

“Subject Jurisdiction Transferred Entities” means the Transferred Entities that exclusively conduct business in the applicable Subject Jurisdiction.

“Subject Jurisdiction Transferred Equity Interests” means all of the issued and outstanding equity interests in the Transferred Entities that exclusively conduct business in the applicable Subject Jurisdiction.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control. For the avoidance of doubt, Wipro is, and shall be deemed, a Subsidiary of Seller, for all purposes under this Agreement.

“Target 2018 EBITDA” shall mean $1,220,000,000.

“Target Working Capital” means the average of the Net Working Capital as of the last day of each of the four (4) calendar quarters prior to the Closing Date, calculated in accordance with the Transaction Accounting Principles.

“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. income, alternative, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, estimated transfer, use, payroll, intangibles, withholding or other taxes of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) required to be supplied to a Taxing Authority relating to the determination, assessment or collection of any Taxes.

“Taxing Authority” means any U.S. federal, state or local or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means, collectively, all technology, designs, procedures, models, discoveries, processes, techniques, ideas, know-how, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Software and Data.

“third party” means any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Trade Payables Program” means the trade payables program for the Business administered by one or more Affiliates of Seller.

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information.

“Trademarks” means trademarks, service marks, trade names, service names, domain name registrations, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Accounting Principles” means those Transaction Accounting Principles set forth on Exhibit F.

“Transaction Agreements” means this Agreement, the Intellectual Property Cross License Agreement, the Transitional Trademark License Agreement, the Transition Services Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Local Transfer Agreements, IP Assignment Agreement, the Lease Assignments, the Shared Space Agreements and the Factored Receivables Bill of Sale, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Deductions” means all deductions or expenses incurred by any Transferred Entity as a result of or in connection with the transactions contemplated by this Agreement to the extent “more likely than not” deductible (or deductible at a higher confidence level) under applicable Tax Law (including deductions related to the repayment of indebtedness, the payment of closing bonuses to management, and the payment of any fees or other costs and expenses associated with the transactions contemplated hereby not required to be capitalized).

“Transaction Expenses” means, to the extent unpaid immediately prior to the Closing, all third party fees, costs and expenses incurred or payable by any Transferred Entity or otherwise constituting Assumed Liabilities (including investment bankers, attorneys, accountants and other consultants and advisors) in connection with the negotiation, execution and delivery of the Transaction Agreements and the execution or consummation of the Transactions, the solicitation of other potential buyers of the Business or consideration of other strategic alternatives (including Seller’s exploration of an initial public offering of its healthcare division).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any sales Tax, bulk sales, use, transfer, excise, license, privilege, gross receipts, conveyance, land, customs, recording, registration or other similar Tax, direct or indirect real property transfer or gains Tax, documentary transfer stamp Tax, value added Tax, or similar Taxes and all related fees.

“Transferred Books and Records” means all books, records, files and papers (or, in each case, any relevant portions thereof), whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists and lists of suppliers, in each case to the extent related to the Business, the Transferred Assets or Assumed Liabilities, other than any Tax Returns (other than Tax Returns exclusively of a Transferred Entity) and any Excluded Assets of the type described in Section 2.01(b)(xv) and Section 2.01(b)(xix).

“Transferred Real Properties” means, collectively, the Transferred Owned Real Property and the Transferred Leased Real Property.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Uppsala Remediation Amount” has the meaning set forth on Schedule A-8.

“U.S.” means the United States of America.

“U.S. Business Plans” means each Employee Plan (i) sponsored or maintained by a Transferred Entity or (ii) substantially covering current Business Employees who are employed in the Business in the United States.

“Used” means used, practiced, licensed, sublicensed, reproduced, distributed, performed, displayed and otherwise exploited, made, had made, sold, had sold, imported and otherwise provided, and prepared modifications, derivative works or improvements or commercialized or legally disposed of products and services thereunder.

2018 Audited Balance Sheet	Exhibit A
2018 EBITDA	Exhibit A
2018 Unaudited Balance Sheet	Exhibit A
Accompanying Materials	Section 6.13(a)
Accrued Income Taxes	Exhibit A
Action	Exhibit A
Affiliate	Exhibit A
Agreement	Exhibit A
Agreement Date	Preamble
Allocation Statement	Section 3.07
Anti-Corruption Laws	Exhibit A
Asset/Liability Transfer	Section 2.06(a)
Assumed Contracts	Section 2.01(a)(ii)
Assumed Liabilities	Section 2.01(c)
Audited Financial Statements	Exhibit A
Available Insurance Claims	Section 7.04(b)
Available Insurance Policies	Section 7.04(a)
Bankruptcy and Equity Exception	Exhibit A
Base Purchase Price	Section 3.01(a)
Bill of Sale, Assignment and Assumption Agreement	Section 3.02(a)(vi)
BP Entity	Exhibit A
Business	Exhibit A
Business Day	Exhibit A
Business Employee	Exhibit A
Business Employee Records	Exhibit A
Business Insurance Policies	Section 4.19
Business Plans	Exhibit A
Business Subsidiaries	Section 2.06(a)
Business Systems	Exhibit A
Buyer	Preamble
Buyer Claims	Section 13.23
Buyer Indemnified Parties	Section 12.02(a)
Buyer Released Party	Section 13.23
Buyer Releasing Party	Section 13.23
Buyer Transaction Agreements	Exhibit A
Buyer Transactions	Exhibit A
Capex Budget	Section 6.01(a)(xii)
Cardiff Liability	Exhibit A
CBA	Section 4.13(a)(vii)
Claim	Exhibit A
Closing	Section 2.03

Closing Cash	Exhibit A
Closing Conditions	Exhibit A
Closing Date	Section 2.03
Closing Debt	Exhibit A
Closing Notice	Exhibit A
Closing Payment	Section 3.03
Closing Statements	Exhibit A
Code	Exhibit A
Commingled Entity	Section 6.16(c)
Companies	Section 2.06(a)
Company	Section 2.06(a)
Company Intellectual Property	Exhibit A
Company Technology	Exhibit A
Confidential Information	Exhibit A
Confidentiality Agreement	Exhibit A
Consent	Exhibit A
Contracting Parties	Section 13.16
contracts or agreements	Exhibit A
Control	Exhibit A
Creditable VAT	Exhibit A
D&O Indemnified Parties	Section 7.03(a)
Data	Exhibit A
Data Room	Exhibit A
Data Security Requirements	Exhibit A
Debt	Exhibit A
Dedicated Pension Plans	Exhibit A
Deferred Business	Section 2.05(a)
Deferred Transfer	Schedule 2.05
Disapplied Provisions	Section 6.09(c)(i)
Disclosure Schedules	Exhibit A
Dispute Notice	Section 3.04(c)
EBITDA Shortfall	Section 3.01(b)
EBITDA-Based Reduction	Section 3.01(b)
Effective Time	Exhibit A
Employee Plans	Exhibit A
Environmental Law	Exhibit A
Environmental Permit	Exhibit A
Equity Transfer	Section 2.06(a)
ERISA	Exhibit A
Estimated 2018 EBITDA	Exhibit A
Estimated Closing Cash	Exhibit A
Estimated Closing Debt	Exhibit A
Estimated Closing Statement	Exhibit A
Estimated EBITDA-Based Reduction	Exhibit A
Estimated Purchase Price Adjustment	Exhibit A
Estimated Target Working Capital	Exhibit A

Estimated Transaction Expenses	Exhibit A
Estimated Working Capital	Exhibit A
Estimated Working Capital Decrease	Exhibit A
Estimated Working Capital Increase	Exhibit A
Excluded Assets	Section 2.01(b)
Excluded Liabilities	Section 2.01(d)
Exercise Notice	Section 6.10(iv)
Ex-Im Laws	Exhibit A
Expiry Date	Section 6.10(viii)
Factored Receivables	Exhibit A
Factored Receivables Bill of Sale	Exhibit A
Factoring Entity	Exhibit A
Final 2018 EBITDA	Exhibit A
Final Closing Cash	Exhibit A
Final Closing Debt	Exhibit A
Final Closing Statement	Exhibit A
Final EBITDA-Based Reduction	Exhibit A
Final Purchase Price Adjustment	Exhibit A
final Target Working Capital	Exhibit A
Final Transaction Expenses	Exhibit A
Final Working Capital	Exhibit A
Final Working Capital Decrease	Exhibit A
Final Working Capital Increase	Exhibit A
Financial Statements	Exhibit A
Financing	Section 6.12(a)
Fraud	Exhibit A
GAAP	Exhibit A
Governing Documents	Exhibit A
Government Approvals	Section 6.04(a)
Government Authority	Exhibit A
Government Official	Section 4.10(b)
Hazardous Materials	Exhibit A
Healthcare Business Unit	Exhibit A
Hedging Contracts	Exhibit A
HMRC	Section 4.14(h)
HSR Act	Exhibit A
Indemnified Party	Section 12.04(a)
Indemnifying Party	Section 12.04(a)
Independent Accounting Firm	Section 3.04(d)
Insurance Policies	Section 2.01(b)(vii)
Intellectual Property	Exhibit A
Intellectual Property Cross License Agreement	Section 3.02(a)(iii)
Intercompany Agreements	Section 4.20(a)
Interest Rate	Exhibit A
International Business Plan	Exhibit A
IP Assignment Agreement	Section 3.02(a)(vii)

IRS	Exhibit A
JV	Exhibit A
JV Interests	Exhibit A
JV Partner	Exhibit A
Knowledge of Seller	Exhibit A
KUbio Contract	Exhibit A
Law	Exhibit A
Lease Assignments	Section 3.02(a)(x)
Legacy Liability	Exhibit A
Legal Restraints	Exhibit A
Lender Related Parties	Exhibit A
Liabilities	Exhibit A
Lien	Exhibit A
Life Sciences Business Unit	Exhibit A
Local Transfer Agreement	Exhibit A
Losses	Exhibit A
Manufacturing and Supply Agreement	Section 6.14(d)
Material Adverse Effect	Exhibit A
Material Contracts	Section 4.13(a)
Material Customer	Section 4.21
Material Permits	Exhibit A
Material Supplier	Section 4.21
Minority-Owned JV	12
Multiplier	Exhibit A
Net Working Capital	Exhibit A
New Corporate Names	Section 7.02(d)
Non-Deferred Subsidiaries	Schedule 2.05
Nonparty Affiliates	Section 13.16
OFAC	Exhibit A
Order	Exhibit A
Outside Date	Section 11.01(d)
Parent Plans	Exhibit A
Parties	Preamble
PBGC	Section 4.14(e)
Pension Scheme	Section 4.14(h)
Permits	Exhibit A
Permitted Liens	Exhibit A
Person	Exhibit A
Personally Identifiable Information	Exhibit A
Post-Closing Adjustment	Exhibit A
Pre-Closing Period	Exhibit A
Pre-Closing Restructuring Taxes	Exhibit A
Pre-Closing Taxes	Section 12.02(a)(iii)
Proposed Final Closing Cash	Exhibit A
Proposed Final Closing Debt	Exhibit A
Proposed Final Closing Statement	Exhibit A

Proposed Final Purchase Price Adjustment	Exhibit A
Proposed Final Transaction Expenses	Exhibit A
Proposed Final Working Capital Decrease	Exhibit A
Proposed Final Working Capital Increase	Exhibit A
Purchase Price	Section 3.01(a)
R&W Policy	Section 12.11
Recovery Expenses	Exhibit A
Registrable IP	Exhibit A
Regulation S-X	Exhibit A
Regulatory Law Impediment	Section 6.04(b)
Regulatory Laws	Exhibit A
Related Party	Exhibit A
Related Party Financing	Exhibit A
Related Party Financing Payment	Section 6.06(c)
Related to the Business	Exhibit A
Release	Exhibit A
Representative	Exhibit A
Required Approvals	Exhibit A
Resolution Period	Section 3.04(c)
Restricted Cash	Exhibit A
Retained Real Property	Exhibit A
Review Period	Section 3.04(b)
Sanctioned Country	Exhibit A
Sanctioned Person	Exhibit A
Sanctions Laws	Exhibit A
SEC	Exhibit A
Section 75 Liability	Exhibit A
Securities Act	Exhibit A
Seller	Preamble
Seller Bankers	Section 4.17
Seller Claims	Section 13.23
Seller Designee	Exhibit A
Seller Guarantees	Exhibit A
Seller Indemnified Parties	Section 12.03(a)
Seller Intellectual Property	Exhibit A
Seller Names and Seller Marks	Exhibit A
Seller Parties	Preamble
Seller Released Party	Section 13.23
Seller Releasing Party	Section 13.23
Seller Technology	Exhibit A
Seller Transaction Agreements	Exhibit A
Seller Transactions	Exhibit A
Seller Transfer Proposal	Section 2.06(b)
Shared Contracts	Exhibit A
Shared Locations	Exhibit A
Shared Space Agreements	Exhibit A

Software	Exhibit A
Specified Assset	Section 2.05(c)
Specified Shared Contract	Section 2.02(b)
Straddle Period	Section 9.03
Strategic Sourcing Contracts	Exhibit A
Subject Jurisdiction	Exhibit A
Subject Jurisdiction Assumed Liabilities	Exhibit A
Subject Jurisdiction Business	Exhibit A
Subject Jurisdiction Employees	Exhibit A
Subject Jurisdiction Put Option	Section 6.10(i)
Subject Jurisdiction Transferred Assets	Exhibit A
Subject Jurisdiction Transferred Entities	Exhibit A
Subject Jurisdiction Transferred Equity Interests	Exhibit A
Subsidiary	Exhibit A
Target 2018 EBITDA	Exhibit A
Target Working Capital	Exhibit A
Tax	Exhibit A
Tax Claim	Section 9.04(a)
Tax Returns	Exhibit A
Taxes	Exhibit A
Taxing Authority	Exhibit A
Technology	Exhibit A
third party	Exhibit A
Third Party Claim	Section 12.04(a)
Title IV Plan	Section 4.14(b)
Trade Control Laws	Section 4.10(b)
Trade Payables Program	Exhibit A
Trade Secrets	Exhibit A
Trademarks	Exhibit A
Transaction Accounting Principles	Exhibit A
Transaction Agreements	Exhibit A
Transaction Deductions	Exhibit A
Transaction Dispute	Section 13.11
Transaction Expenses	Exhibit A
Transactions	Exhibit A
Transfer	Section 2.06(a)
Transfer Taxes	Exhibit A
Transferred Assets	Section 2.01(a)
Transferred Books and Records	Exhibit A
Transferred Entities	Section 2.06(a)
Transferred Equity Interests	Section 2.06(a)
Transferred Leased Real Property	Section 2.01(a)(i)(A)
Transferred Owned Real Property	Section 2.01(a)(i)(A)
Transferred Real Properties	Exhibit A
Transferred Real Property Leases	Section 2.01(a)(ii)
Transition Costs	Section 6.16(a)

Transition Services Agreement	Section 3.02(a)(iv)
Transitional Trademark License Agreement	Section 3.02(a)(v)
Treasury Regulations	Exhibit A
U.S.	Exhibit A
U.S. Asset Treatment Election	Section 2.06(b)
U.S. Business Plans	Exhibit A
Unaudited Financial Statements	Section 4.07(a)
Uppsala Remediation Amount	Exhibit A
Used	Exhibit A
Wipro	Section 6.16(a)
Wipro Business	Section 6.16(a)
Works Councils	Section 6.10(vi)

SCHEDULE 2.05

MANAGEMENT OF ASSETS FOR THE ACQUIROR’S ACCOUNT

Until such time as any Deferred Business has been transferred by a Seller Party to Buyer (each, a “Deferred Transfer”), the assets, Liabilities, rights and obligations to which such Deferred Business relates shall be held for Buyer’s benefit, and shall be managed and operated by Buyer, if legally permissible, or a Seller Party if otherwise, in each case for Buyer’s account in the manner hereinafter provided from the Closing to the time of the Deferred Transfer, with all gains, income, losses, Taxes or other items generated thereby to be for Buyer’s account, in each case, without duplicating Buyer’s obligations pursuant to Section 12.03.

Without duplicating Buyer’s obligations pursuant to Section 12.03, Buyer shall reimburse (in the case of Taxes, two Business Days before the due date for the payment of such Taxes) Seller and its Subsidiaries (other than Subsidiaries to be transferred as part of the Deferred Business) (the “Non-Deferred Subsidiaries”) and shall hold Seller and its Non-Deferred Affiliates harmless from and against all of Seller’s and its Non-Deferred Subsidiaries’ Losses arising out of, resulting from or incurred in connection with Seller’s or any of its Non-Deferred Subsidiaries’ post-Closing direct or indirect ownership, management, operation or sale (other than to Buyer) of the Deferred Business, including the amount of any Taxes imposed upon or incurred by Seller or such Non-Deferred Subsidiaries as a result thereof in excess of the amount of Taxes that would have been imposed upon or incurred by Seller or such Non-Deferred Subsidiaries if the Deferred Business had been transferred to Buyer on the Closing Date. The principles of Section 9.02(a) (with time periods adjusted as is reasonable and practicable under the circumstances) to the extent applicable shall govern the preparation and filing of any Tax Returns by Seller or its Subsidiaries that include a Deferred Business for periods following the Closing Date and ending on or prior to the date of the applicable Deferred Transfer, except that for this purposes any reference to Seller in such Section shall be treated as a reference to Buyer and any reference in such Section to Buyer shall be treated as a reference to Seller.

In the event a Deferred Business is being managed or operated by Seller, from the Closing to the date of the Deferred Transfer, unless otherwise reasonably instructed in writing by Buyer, Seller shall hold, operate and manage the Deferred Business only in the ordinary course of business and pursuant to the instructions of Buyer, subject to applicable Law, and shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing. Subject to applicable Law (including all Laws and regulations requiring investment approvals or consents or antimonopoly clearances, exemptions or waivers in connection with any disposition of the Deferred Business, and all exchange controls and Laws concerning foreign corrupt practices, expatriation of funds or otherwise), Seller shall, in respect of any Deferred Business, use reasonable best efforts to follow and implement the written instructions and policies of Buyer relating to the holding, managing and operating of the Deferred Business.

SCHEDULE 6.10(iv)

Form of Exercise Notice

[SELLER]

To:

[Buyer]

Att. [•]

[•]

Ladies and Gentlemen:

We refer to the equity and asset purchase agreement dated [•], 2019 (as amended, the “Agreement”) between [SELLER] (as Seller) and [BUYER] (as Buyer), in respect of the acquisition of the Business.

Capitalized terms used in this letter, unless otherwise defined herein, have the meaning ascribed to them in the Agreement.

We confirm that the Works Council has been informed and has rendered its final opinion on the sale of the Subject Jurisdiction Business, or is deemed to have rendered its final opinion pursuant to the applicable laws and regulations.

In accordance with Section 6.10(iv) of the Agreement, we hereby irrevocably notify you of our exercise of the terms and conditions of the Subject Jurisdiction Put Option with respect to the Subject Jurisdiction Business and, consequently, of our commitment to transfer the Subject Jurisdiction Business to Buyer in accordance with, and subject to the terms and conditions of, the Agreement.

This letter agreement shall constitute an Exercise Notice within the meaning of Section 6.10(iv) of the Agreement.

Yours faithfully,

By:
Name:
Title: